As filed with the Securities and Exchange Commission on September 26, 2005
Registration No. 333-127490

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Global Secure Corp.
(Exact name of registrant as specified in its charter)

Delaware	7373	27-0051896
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2600 Virginia Avenue, NW
Suite 600
Washington, DC 20037
(202) 333-8400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig R. Bandes
President and Chief Executive Officer
Global Secure Corp.
2600 Virginia Avenue, NW
Suite 600
Washington, DC 20037
(202) 333-8400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Anthony H. Rickert, Esq. Lawrence A. Gold, Esq. DLA Piper Rudnick Gray Cary US LLP 1200 Nineteenth Street, NW Washington, DC 20036-2412 (202) 861-3900	David A. Gibbons, Esq. John J.T. UyHam, Esq. King & Spalding LLP 1700 Pennsylvania Avenue, NW Washington, D.C. 20006 (202) 737-2939

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price (1)	Registration Fee (2)

Common Stock, $.0001 par value per share	$100,000,000	$11,770

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 2005
Shares
Common Stock
Global Secure Corp. is offering                      shares of its common stock, and the selling stockholders are offering                      shares of common stock. We will not receive any proceeds from any sale of shares by the selling stockholders. This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $          and $           per share.

We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol “GSEC.”

Investing in our common stock involves risks.
See “Risk Factors” beginning on page 8.

	Per Share	Total

Price to Public	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Global Secure	$	$
Proceeds to Selling Stockholders	$	$
We and a selling stockholder have granted the underwriters a 30-day option to purchase up to an additional                      shares of common stock to cover over-allotments.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares to purchasers on                     , 2005.

Joint Book-Running Managers

Morgan Keegan & Company, Inc.	Jefferies & Company, Inc.
Thomas Weisel Partners LLC
The date of this prospectus is                     , 2005

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We and the selling stockholders are offering to sell shares of common stock, and seeking offers to buy shares of common stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.
      Neither we nor the selling stockholders have taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY
      This summary highlights information contained elsewhere in this prospectus that we consider important to investors. You should read the entire prospectus carefully, including the “Risk Factors” section and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision. Unless the context requires otherwise, references in this prospectus to “we,” “us” and “our” refer to Global Secure Corp. and our subsidiaries.
Overview
      We provide an integrated platform of high-quality and complementary products and services for the homeland security industry. Within this industry, we are particularly focused on the needs of the critical incident response community, which consists of public and private sector organizations that prepare for, respond to, and help in the recovery from, acts of terrorism, natural disasters and other threats to public health and safety. Our offerings include data management, analysis and dissemination services associated with potential biological threats, emergency messaging and collaboration software, specialized training and emergency response exercises, and personal safety products. The principal users of our products and services are federal, state and local governmental authorities, such as the Department of Homeland Security, law enforcement agencies, fire departments, public health organizations and emergency response agencies. These users are among the many recipients of increased levels of federal funding for homeland security and public health and safety.
      To address the numerous decision makers throughout the critical incident response market, we have implemented multi-tiered sales channels. Our approach is built on employing a nationwide direct sales force, contracting with manufacturers representative groups and distributors, leveraging our experienced Advisory Board, and retaining strategic consultants and legislative advisors possessing homeland security and state and local government expertise. Our sales channels enable us to reach state and local purchasers as well as the federal agencies that not only fund these purchasers but also buy our products and services directly.
      We have grown our business primarily through the integration of acquisitions and strategic marketing relationships, which has facilitated the cross-selling of our products and services, and through internal growth. We have enhanced our products and services to better meet the needs of our customers and expanded our multi-tiered sales channels, both of which have contributed to our growth. We currently offer three categories of products and services:

•	Technology Products and Services. We are the sole provider of data management, analysis, and dissemination services for the laboratory data integration and communications project under our subcontract for the BioWatch program, a federally-funded airborne biological agent detection program administered by the Department of Homeland Security. The services we provide under the subcontract include gathering of data samples from collectors, transportation of samples to testing laboratories, processing and synthesis of data, and the dissemination of test results to federal agencies. In addition, we sell software solutions to state and local government agencies focused on emergency preparedness, response and recovery. Our principal software offering is Global Secure Response Manager, a web-based software platform that enables real-time collaboration and communication among federal, state and local emergency management and homeland security professionals. To date, we have sold this software to 19 states and two municipalities. We sell our technology products and services primarily through our Global Secure Systems business unit. For the fiscal year ended June 30, 2005, sales of our technology products and services accounted for approximately 35% of our revenues.

•	Training and Exercises. We develop and manage training programs and customized exercises for critical incident response applications and provide hazardous materials management services. As part of our training offerings, we also provide exercise services in connection with the sale of our Global Secure Response Manager software and other emergency response products. Our skills and experience range from course development to on-site instruction using the latest training practices and technology. We sell our training and exercise services primarily through our Global Secure Training business unit. For the fiscal year ended June 30, 2005, sales of our training and exercise services accounted for approximately 35% of our revenues.

•	Personal Safety Products. We develop, manufacture and sell safety products that protect critical incident responders and industrial users from harmful environmental conditions. We manufacture self-contained breathing apparatus and filtered air respirators that provide protection against the inhalation of biological and chemical contaminants and other specialized safety products. We sell our personal safety products primarily through our Global Secure Safety business unit. For the fiscal year ended June 30, 2005, sales of our personal safety products accounted for approximately 30% of our revenues.

Industry
      The large and growing homeland security industry encompasses a broad array of products and services used for activities ranging from training local law enforcement personnel to protecting national borders. The critical incident response market is a significant part of the homeland security industry and consists of a collection of public and private sector organizations involved in the planning, coordination and provisioning of products and services to protect and preserve public health and safety. While critical incident response has long been a large and important component of a nation’s infrastructure, the profile of the market has increased significantly in response to terrorist attacks around the world as well as other catastrophic events, such as the recent natural disasters in the U.S. and Southeast Asia.
      Funding for the critical incident response market comes from a variety of sources. The U.S. critical incident response market is funded primarily by federal funds budgeted for homeland security. According to the fiscal year 2006 budget developed by the U.S. Office of Management and Budget, federal funding for homeland security in the U.S. during fiscal year 2006 will be $49.9 billion. Based upon programs and line items presented in the budgets of agencies serving the homeland security industry, we estimate that approximately $15.2 billion of these funds will be applicable to the critical incident response marketplace. In addition, from time to time the federal government establishes special appropriations in response to catastrophic events.
      Federal homeland security funds for fiscal year 2006 are expected to be allocated to more than 30 federal agencies, with the Department of Homeland Security being the largest recipient. A significant portion of the federal funds budgeted for critical incident response initiatives are distributed directly to states. The states then determine the specific purposes for these federal funds and their allocation to local jurisdictions, where the initial response to most critical incidents generally occurs. This decentralized purchasing process for products and services is different from the more centralized purchasing process that is typically used in the disbursement of federal funds.
Market Opportunity
      The heightened awareness of, and growth in funding for, critical incident response has resulted in an attractive market opportunity. We believe that companies wishing to capitalize on this opportunity must overcome two primary challenges: the preference of purchasers of critical incident response products and services to limit the number of vendors from whom they purchase; and the difficulty of accessing these purchasers and users within the decentralized critical incident response marketplace. We believe there is a need in this marketplace for companies that provide broad, integrated offerings of technology, products and services that meet the needs of federal, state and local government purchasers and users alike. In addition, we believe that only those vendors that recognize the decentralized structure of the marketplace and establish sales and marketing strategies to effectively address this structure will benefit from the increased funding for critical incident response.

Our Solution
      By providing complementary products and services, we believe that we are responding to changing purchasing patterns in the critical incident response marketplace, in which purchasers are seeking fewer sources capable of delivering a broader offering of technology, products and services. We offer our products and services both on a stand-alone basis and in combined product and service packages. For example, we offer training and exercises to help public health agencies that purchase our software solutions to better prepare for a public health incident by running response scenarios that incorporate both technology and a human response. Similarly, we offer our filtered air respirators together with a range of related training programs to provide a combined product and service offering for hospital first receivers. We believe that our integrated approach allows users to deploy solutions that are both better coordinated and more cost effective than if they were to purchase stand-alone products and services from multiple vendors.
      We sell our integrated offerings to the critical incident response marketplace through our multi-tiered, direct and indirect sales channels and marketing initiatives. This sales and marketing approach has allowed us to reach the multiple layers of federal, state and local governmental authorities that are the primary purchasers and users of our products and services.
Growth Strategy
      Our goal is to become the leading provider of products and services to the critical incident response community worldwide. To accomplish this objective, we intend to:

•	Expand Our Integrated Platform of Technology, Products and Services. We are one of the few participants in the homeland security industry that provide a combination of technology, training and safety products and services focused on the needs of the critical incident response community. Our strategy of providing broad and integrated offerings enables us to address more of our existing customers’ needs and to attract new customers. We intend to continue to add new products and services to our platform.

•	Further Develop Our Multi-tiered Sales Channels. We intend to invest significant resources to further develop our multi-tiered sales channels and the marketing initiatives supporting these sales channels. Our multi-tiered sales channels consist of our nationwide direct sales force, manufacturers representative groups and distributors, our experienced Advisory Board, and strategic consultants and legislative advisors. We believe further development of these channels will allow us to reach more customers and users by further penetrating the multiple layers of the critical incident response market.

•	Pursue Acquisitions and Strategic Relationships. We intend to broaden our products, services and customer relationships through acquisitions and strategic relationships. These efforts will serve to strengthen our integrated offerings by providing us with more products and services to sell to the critical incident response market while leveraging our existing infrastructure.

•	Expand our Customer Base. We intend to capitalize on our existing customer relationships with federal, state and local government agencies to secure additional contracts from other purchasers within those same organizations. We believe our current customers, which include federal agencies and some of the largest and smallest states nationwide, demonstrate the value and scalability of our products and services and enable us to attract new customers throughout the marketplace.

•	Capitalize on the Depth of Knowledge and Experience of Our Board of Directors and Advisory Board. We have assembled a Board of Directors and Advisory Board that include high-profile individuals with significant experience in homeland security, critical incident response, the intelligence community and government contracting. Both of our Boards play an important role in our sales and marketing efforts by advising us on public policy and strategic marketing issues. Our Advisory Board also helps us refine our product and service offerings, identify acquisitions and strategic relationships, and recruit senior-level managers.

Risks Associated with our Business
      Our business is subject to numerous risks, as more fully described under “Risk Factors” beginning on page 8, which you should carefully consider before investing in our common stock. For example:

•	We are dependent on government contracts for a substantial portion of our revenues, and any reduction in the amount of business we do with federal, state and local governments and government agencies could have a material adverse effect on our business, operating results and financial condition. We cannot assure you that we will be able to retain these customer relationships in the future.

•	We have incurred significant operating losses since our inception, including operating losses of approximately $5.5 million for the fiscal year ended June 30, 2005. As of June 30, 2005, we had an accumulated deficit of approximately $9.0 million. We may continue to incur losses for the foreseeable future and may never become profitable.

•	Upon consummation of this offering, a small number of our existing stockholders, including one of our founders, Ross H. Mandell, will continue to own or control a large percentage of our voting stock. As a result, these stockholders, individually or together, will be able to exert substantial influence over matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders.

•	Our strategy of generating growth through acquisitions has risks and there is no assurance we will succeed. If we are unable to pursue a successful acquisition strategy, our business, financial condition, results of operations and growth strategy could be materially impaired.

Corporate Information
      We were incorporated in Delaware in March 2003. In April 2003, we acquired Neoterik Health Technologies, Inc., or Neoterik, a provider of filtered air respirators and other personal safety products. In August 2003, we purchased certain assets relating to patented self-contained breathing apparatus from CairnsAir, Inc., or Cairns, a company that had ceased operations. In December 2003, we acquired HazTrain, Inc., or HazTrain, a provider of training and exercises for environmental health and safety and homeland security applications, as well as hazardous materials management services. Most recently, in February 2005, we acquired Virtual Alert, Inc., or Virtual Alert, a provider of data integration services and software solutions focused on emergency preparedness and response management. We have integrated these acquired businesses into three strategic business units: Global Secure Safety, Global Secure Training, and Global Secure Systems, each of which is wholly-owned by us. As of September 15, 2005, we had 162 employees.
      Our principal corporate offices are located at 2600 Virginia Avenue, NW, Suite 600, Washington, D.C. 20037, and our telephone number is (202) 333-8400. Our website address is www.globalsecurecorp.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus. Service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners.

The Offering

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Common stock to be outstanding immediately after the closing of this offering	shares

Use of proceeds	We expect to use the net proceeds to us from this offering to fund repayment of debt, future acquisitions and strategic relationships, expansion of our sales and marketing channels, development of new products, and for general corporate purposes. We will not receive any proceeds from the sale of shares by the selling stockholders.

Over-allotment option	We and a selling stockholder have granted the underwriters an option to purchase up to an additional shares solely to cover over-allotments.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

Proposed Nasdaq National Market symbol	GSEC
      The number of shares of our common stock to be outstanding after the closing of this offering is based on 52,280,382 shares outstanding as of September 15, 2005 and excludes:

•	12,513,473 shares of our common stock issuable upon exercise of options outstanding as of September 15, 2005, at a weighted average exercise price of $1.62 per share;

•	2,971,997 shares of our common stock issuable upon exercise of warrants outstanding as of September 15, 2005, at a weighted average exercise price of $1.50 per share; and

•	525,084 shares of our common stock reserved for future issuance under our 2005 Stock Plan as of September 15, 2005.

      Unless otherwise indicated, all information in this prospectus:

•	gives effect to our amended and restated certificate of incorporation that we will file immediately upon the closing of this offering;

•	assumes an initial public offering price of $ per share of common stock, the midpoint of the range shown on the cover page of this prospectus;

•	gives effect to the automatic conversion of all outstanding shares of our preferred stock into 5,000,000 shares of common stock concurrently with the closing of this offering; and

•	assumes no exercise by the underwriters of their over-allotment option to purchase up to additional shares of our common stock in this offering.
      We expect to effect a reverse stock split prior to the completion of this offering. Share amounts and financial information in this prospectus do not reflect this expected stock split.

Summary Financial Data
      The following tables summarize our financial data. You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information included in this prospectus. The summary financial data for the period from our inception on March 21, 2003 through June 30, 2003 and the fiscal years ended June 30, 2004 and 2005 are derived from our audited financial statements included in this prospectus. The historical results are not necessarily indicative of results to be expected in any future periods. The pro forma statement of operations for the fiscal year ended June 30, 2005 gives effect to the acquisition of Virtual Alert as if it had occurred on July 1, 2004. The pro forma data set forth below is not necessarily indicative of what the actual results of operations would have been had the transaction occurred at July 1, 2004, nor is it indicative of what the results of our future operations may be.

	For the period
	from March 21,
	2003 (Inception)	Year Ended June 30,		Pro Forma
	through
	June 30, 2003	2004	2005	2005

				(unaudited)
Revenues:
Software and service revenue(1)	$—	$2,543,705	$8,374,376	$14,383,803
Product revenue	547,576	2,584,137	3,546,968	3,546,968

Total revenues	547,576	5,127,842	11,921,344	17,930,771
Cost of revenues:
Cost of software and services sold(1)	—	1,729,369	5,323,833	8,542,054
Cost of products sold	301,847	2,189,932	2,510,494	2,510,494

Total cost of revenues	301,847	3,919,301	7,834,327	11,052,548

Gross profit	245,729	1,208,541	4,087,017	6,878,223
Selling, general and administrative expense	385,805	4,447,352	9,607,325	11,748,053

Loss from operations	(140,076)	(3,238,811)	(5,520,308)	(4,869,830)
Interest (expense) income, net	(21,206)	(159,096)	46,761	63,506

Loss before income tax benefit and minority interest	(161,282)	(3,397,907)	(5,473,547)	(4,806,324)
Income tax benefit (expense)	—	115,979	(112,500)	(188,639)

Loss before minority interest	(161,282)	(3,281,928)	(5,586,047)	(4,994,963)
Minority interest	(500)	27,916	—	—

Net loss	(161,782)	(3,254,012)	(5,586,047)	(4,994,963)

Net loss per common share- basic and diluted	$(0.01)	$(0.15)	$(0.13)	$(0.10)

Weighted average common shares- basic and diluted	17,625,651	21,444,686	41,850,711	50,811,432

(1)	Prior to our acquisition of Virtual Alert, we did not have software and service revenue from the sale of Global Secure Response Manager software solutions. Pro forma revenues for the fiscal year ended June 30, 2005 include software and service revenue associated with Global Secure Response Manager.

	June 30, 2005

			Pro Forma as
	Actual	Pro Forma(1)	Adjusted(2)

		(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$2,690,367	$2,690,367
Working capital	373,095	373,095
Total assets	33,577,818	33,577,818
Total debt	988,789	988,789
Preferred stock	500	—
Common stock	4,727	5,227
Total stockholders’ equity	25,307,777	25,307,777

(1)	Reflects the automatic conversion of all outstanding shares of our preferred stock as of June 30, 2005 into an aggregate of 5,000,000 shares of common stock concurrent with the closing of this offering.

(2)	Reflects the automatic conversion of all outstanding shares of our preferred stock as of June 30, 2005 into an aggregate of 5,000,000 shares of common stock concurrent with the closing of this offering, and the sale of shares of common stock by us in this offering at an assumed initial public offering price of $ per share, the mid-point of our anticipated price range, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS
      Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information contained in this prospectus before deciding whether to purchase any shares of our common stock. If any of the following risks occur, the trading price of our common stock could decline and you may lose all or part of your investment.
Risks Related to Our Business and Industry
We have a limited operating history upon which our business can be evaluated.
      We were formed in March 2003. Our activities to date have been limited to raising funds through private financings, closing and integrating four acquisitions (which consisted of one stock transaction, two merger transactions and one transaction involving the purchase of certain assets of a company that had ceased operations), developing our business, and conducting this offering. As a consequence, we have limited revenues or financial results upon which prospective investors may base an assessment of our business and prospects. Our operations are subject to all of the risks inherent in the establishment of a developing business in a highly competitive market. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding businesses and the competitive environment in which we operate. If we fail to successfully address these risks, our business, financial condition and results of operations would be materially harmed.
We have incurred operating losses since inception and we may never achieve or sustain profitability, which could cause the market price of our common stock to fall significantly.
      We have incurred significant operating losses since our inception, operating losses of approximately $5.5 million for the fiscal year ended June 30, 2005 and approximately $3.2 million for the fiscal year ended June 30, 2004. As of June 30, 2005, we had an accumulated deficit of approximately $9.0 million. We expect to incur additional expenses associated with integrating operations of acquired businesses, as well as increased sales and marketing expenses, manufacturing expenses, and expenses associated with being a public company as we continue to develop our business. We also expect our research and development expenses to increase as we expand our development programs and integrate new products and services obtained through acquisitions. As a result, we may continue to incur losses for the foreseeable future.
      Because of the numerous risks and uncertainties associated with our business, we are unable to predict when or if we will be able to achieve profitability. If our revenues do not increase as anticipated or if our expenses increase at a greater pace than our revenues, we will not become profitable. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis. If we fail to become profitable or are unable to sustain or increase our profitability, the market price of our common stock could fall significantly.
We derive a substantial portion of our revenues from a limited number of customers that may terminate doing business with us at any time and for any reason. The loss of or reduction in the revenues derived from these customers could cause our revenues to decline and our operating results and financial condition to suffer significantly.
      We have derived and expect to continue to derive a significant portion of our revenues from a limited number of government customers and customers that hold prime government contracts. For the fiscal year ended June 30, 2005, we derived approximately 19% of our revenue under our subcontract with a prime contractor to the Department of Homeland Security under the BioWatch program, 18% of our revenue from hazardous materials management services provided by Global Secure Training to the Department of Defense, and 8% of our revenue from terrorism forensic training services provided by Global Secure Training to the Department of Justice. The government parties under government contracts, as well as the prime contractor, typically enjoy broad discretion to terminate the contracts for their convenience. We expect that revenue from the BioWatch program will continue to increase substantially as a percentage of our total revenue over at least the first three quarters of fiscal year 2006. The success of our business and our results of operations are substantially dependent for the foreseeable future on the continuation of, and volume of work authorized under, both our subcontract and the prime contract with the Department of Homeland Security. However, our subcontract contains no minimum-ordering requirements and may be terminated by our prime contractor at any time and for any reason. The base period of our subcontract expires on February 28, 2006, and our continued performance for the subcontract’s option period, from March 1, 2006 to February 28, 2007, is dependent upon the Department of Homeland Security and our prime contractor exercising the option. In addition, the Department of Homeland Security may terminate its prime contract with our prime contractor at any time and for any reason, which would cause the prime contractor to cancel our subcontract. If all or a portion of our subcontract is terminated or not renewed, or if estimated ordering volumes are not realized, our revenues will decline and our financial condition and results of operations will suffer substantially.
      In addition, to the extent any of our other significant customers cancels its contract or otherwise terminates its relationship with us, our revenues may decline significantly. None of our customers is obligated to purchase additional products or services from us. As a result, the amount of revenue that we derive from a specific customer may vary from period to period, and a significant customer in one period may not be a significant customer in any subsequent period.
We are dependent on government contracts for a substantial portion of our revenues, and any reduction in the amount of business we do with federal, state and local governments and government agencies could have a material adverse effect on our revenues, operating results and financial condition.
      We derive a substantial portion of our revenues from contracts with federal, state and local governments and government agencies, including subcontracts under government prime contracts, and the success and growth of our business will continue to depend on our successful procurement of government contracts either directly or through prime contractors. Many of our government customers, such as the Department of Defense, the Department of Homeland Security and the Department of Health and Human Services, as well as state and local critical incident response agencies, are subject to stringent budgetary constraints and political considerations, and our business, revenues and operating results may be materially adversely affected if levels of government expenditures and authorizations for critical incident response related programs decrease, remain constant or shift to programs in areas where we do not provide products and services. Traditionally, the opportunities to generate significant profit margins under government contracts are limited. This is particularly true with respect to certain government contracts and subcontracts we perform that are subject to cost-allowability and reasonableness limitations that have no counterpart in the private sector. In addition, our business under government contracts may be adversely affected if:

•	our reputation or relationship with government agencies is impaired and reflected in past-performance ratings, which increasingly have become the determining factor among bidders in competitive procurements;

•	we are prevented from entering into new government contracts, including subcontracts issued under prime government contracts, or extending existing government contracts based on violations or suspected violations of procurement laws or regulations;

•	we are not granted security clearances or import or export licenses that may be required to sell our products to domestic or foreign governments or such security clearances or import or export licenses are revoked;

•	there is a change in government procurement procedures; or

•	we are suspended from contracting with a domestic or foreign government or any significant law enforcement agency.

      These and other factors could cause governments and governmental agencies, or prime contractors that use us as a subcontractor, to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at will or to abstain from exercising options to renew contracts, any of which could have a material adverse effect on our business, revenues and operating results.
Our strategy of generating growth through acquisitions has risks and there is no assurance we will succeed, which could materially harm our business and prospects for growth.
      We have pursued an acquisition strategy since our inception in 2003 in order to build our business of providing an integrated suite of products and services to participants in the critical incident response marketplace. We have acquired three operating companies to date as well as certain assets related to the product line of a fourth company that had ceased operations. These acquisitions formed the core of our Global Secure Systems, Global Secure Training, and Global Secure Safety business units. We intend to continue to pursue the acquisition of companies with products, services or sales channels that can be integrated with our existing offerings and sales channels. Our acquisition strategy is important to the success of our business because it supports our strategy of selling a broad platform of integrated offerings for customers who we believe prefer to buy multiple product and service offerings from fewer vendors. However, we may not be able to identify and acquire appropriate target businesses in the future at reasonable prices or at all. Other companies also pursue acquisitions of companies in the critical incident response marketplace and we expect competition for acquisition candidates in our industry to increase, which may mean fewer suitable acquisition opportunities for us as well as higher acquisition prices. In addition, even if we are successful in acquiring target companies, we may have difficulty integrating the acquired companies’ product and service offerings with our existing offerings and sales channels, which would reduce the benefits to us of the acquisitions and limit the effectiveness of our strategy. If we are unable to successfully pursue our strategy of acquiring complementary businesses, our business, financial condition, and growth prospects could be materially adversely affected.
Our financial condition could be harmed if businesses we acquire failed to comply with applicable laws or have other undisclosed liabilities.
      Any business that we acquire may have been subject to many of the same laws and regulations to which our business is subject and possibly to others, including laws and regulations impacting companies that do business with federal, state and local governments. If any business that we acquire has not conducted its business in compliance with applicable laws and regulations, we may be held accountable or otherwise suffer adverse consequences, such as significant fines or unexpected termination of contracts. Businesses we acquire may have other undisclosed liabilities we do not discover during the acquisition process that could result in liability to us or other unanticipated problems, such as product liability claims. Unexpected liabilities such as these could materially adversely affect our business, financial condition and results of operations.
Costs arising from our any future acquisitions could adversely affect our financial condition.
      Any acquisition that we make could result in the use of our cash, incurrence and assumption of debt, contingent liabilities, significant acquisition-related expenses, amortization of certain identifiable intangible assets, and research and development write-offs, and could require us to record goodwill and other intangible assets that could result in future impairments that could harm our financial results. We will likely incur significant transaction costs pursuing acquisitions, including acquisitions that may not be consummated. We may not be able to generate sufficient revenues from our acquisitions to offset their costs, which could materially adversely affect our financial condition.
Future acquisitions could dilute our existing stockholders and reduce the market price of our shares.
      We may use shares of our common stock as a significant portion of the consideration to be paid for future acquisitions. If we make acquisitions using our common stock, the number of outstanding shares of common stock eligible for sale into the public markets in the future likely will increase. In addition, the potential dilutive effect of the issuance of additional shares of our common stock in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than otherwise could be obtained.
If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.
      Our efforts to acquire and collaborate with complementary businesses have placed, and will likely continue to place, a significant strain on our management, administrative, operating and financial infrastructures. Our management will be required to devote considerable time to our acquisition and integration efforts, which will reduce the time they will have to implement our business and growth strategy. To manage our business and planned growth effectively, we must successfully develop, implement, maintain and enhance our financial and accounting systems and controls, integrate new personnel and businesses and manage expanded operations. We are still in the process of developing and implementing our operating and financial systems, including our internal systems and controls, which will be critical to properly managing expanded operations. This process will be made more difficult when we are a public company, because, among other things, we will be required to develop effective internal controls over financial reporting and to comply with the related management certification and auditor attestation requirements of the Sarbanes-Oxley Act of 2002. If we are unable to make these improvements in our operating and financial reporting systems and to otherwise effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.
Our failure to hire and retain qualified personnel could limit our ability to grow.
      Our business depends on the continued services of our executive officers. In addition, in order to effectively implement our growth strategy, we will need to attract and retain a substantial number of new employees, particularly sales and marketing personnel and technical personnel, who understand and have experience with products and services such as ours and the critical incident response marketplace. If we are unable to attract and retain qualified employees, our ability to succeed could be materially impaired. Competition for personnel in our industry is intense, and we may experience difficulty in recruiting qualified personnel due to the market demand for their services.
If we are unable to expand our sales and marketing capabilities or enter into agreements with third parties to market and sell our products and services, we may be unable to generate increased product revenue.
      We do not have an extensive internal sales organizations, and, given our limited operating history, we have limited experience in the sales, marketing and distribution of products and services for the critical incident response marketplace. Our direct sales force currently sells our Global Secure Response Manager offerings directly to state and local government agencies. In contrast, we currently sell our personal safety products nationwide through a network of manufacturers representative groups, which access users through distributors located in 50 states. We intend to continue developing both our internal sales capabilities and our external sales channels to sell, market and distribute our products and services. Developing an internal sales force is expensive and time-consuming and could delay any product launch; however, if we maintain arrangements with third parties to perform sales, marketing and distribution services, our profit margins are likely to be lower than if we market and sell any products that we develop ourselves. If we are unable to successfully develop our external sales channels, recruit sales and marketing personnel and build-out our internal sales and marketing infrastructure, we will have difficulty selling our products, which would materially adversely affect our business, prospects, financial condition and results.

If any of our Advisory Board members or the strategic consultants and legislative advisors upon whom we rely to assist with our sales and marketing efforts resign or cease providing services to us, our sales and marketing efforts may be adversely affected and our business prospects could suffer.
      Our Advisory Board, strategic consultants and legislative advisors play an important role in our sales and marketing efforts. None of these persons or groups assists or advises us on an exclusive basis, and we cannot assure you that we will have the benefit of their services on a regular basis or at all in the future. Our Advisory Board members, strategic consultants and legislative advisors provide services to us under agreements that may be terminated by either party at any time. We compensate our Advisory Board members for their services with restricted stock or options to purchase common stock that typically vest over a two-year period. One of the members also receives cash. Our strategic consultants and legislative advisors are generally compensated through payment of periodic cash retainers and, in certain cases, success fees based on achievement of performance targets or milestones. If an Advisory Board member resigns from our Advisory Board or if any of these strategic consultants or legislative advisors ceases to provide services to us, our sales and marketing efforts may be adversely affected and our business prospects could suffer.
Because our operating results may fluctuate significantly and may be below the expectations of analysts and investors, the market price for our stock may be volatile.
      Our operating results are difficult to predict and may fluctuate significantly in the future. As a result, our stock price may be volatile. The following factors, many of which are outside our control, can cause fluctuations in our operating results and volatility in our stock price:

•	expenses incurred in pursuing and closing acquisitions and in follow-up integration efforts;

•	the size, timing, terms and conditions of orders from and shipments to our customers;

•	changes in customers’ budgets and procurement policies and priorities, and funding delays, particularly with respect to government contracts;

•	new competitors and the introduction of enhanced products from new or existing competitors;

•	unforeseen legal expenses, including litigation and bid protest costs;

•	unanticipated delays or problems in releasing new products and services; and

•	the amount and timing of our investments in research and development activities and manufacturing improvements.
      The deferral or loss of one or more significant contracts could materially adversely affect our operating results, particularly if there are significant sales and marketing expenses associated with the deferred or lost contracts. Additionally, we base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to sufficiently reduce our costs to compensate for an unexpected near-term shortfall in revenues.
      Actual or anticipated fluctuations in our operating results could cause our stock price to decline. Due to fluctuations in our operating results, a period-to-period comparison of our results of operations may not be a good indication of our future performance. In any particular quarter or quarters, our operating results could be below the expectations of securities analysts or investors and our stock price could decline as a result.
Government spending priorities may change in a manner adverse to our business.
      A substantial portion of our revenues has resulted, and will continue for the foreseeable future to result, from sales of our products and services to federal, state and local governments for programs in the critical incident response marketplace, many of which are funded by the Department of Homeland Security and other federal government agencies. Our business will continue to depend to a significant extent on continued government expenditures on homeland security, critical incident response initiatives and related programs and policies. Government contracts are conditioned upon the continuing availability of legislative appropriations. Congress and state and local legislatures typically appropriate funds for a given program on a fiscal-year basis even though contract performance may take more than one year. As a result, at the beginning of a major program, a contract is typically only partially funded and additional monies are normally committed to the contract by the procuring agency only as appropriations are made for future fiscal years. While spending authorization by the federal, state and local governments for homeland security and other critical incident response programs has increased in recent years, and in particular after the September 11, 2001 terrorist attacks, future expenditures for these programs may decrease or shift to programs in areas where we do not provide products or services. A significant decline in government expenditures or a shift of expenditures away from programs that are supported by our products and services could materially adversely affect our business, revenues and operating results.
The critical incident response markets in which we operate are characterized by rapidly changing technology and evolving governmental and industry standards that could render our existing products and services obsolete or unmarketable. If we fail to develop products that are competitive in technology and price, satisfy certification standards and meet customer needs, our market share will decline materially and our business, revenues, financial condition and operating results will be materially adversely affected.
      The markets for our products and services are characterized by rapidly changing technology and evolving governmental and industry standards, including developments in required regulatory certifications. The introduction of products embodying new technology and the emergence of new governmental and industry standards can render our existing products obsolete and unmarketable and can exert price pressures on existing products. It is critical to our success for us to anticipate changes in technology or in governmental and industry standards and to successfully acquire, develop and introduce new, enhanced and competitive products on a timely basis. We cannot assure you that we will have adequate resources available to develop new technologies or products, that we will be able to successfully develop new products or introduce new applications for existing products, that new products and applications will achieve market acceptance or that the introduction of new products or technological developments by others will not render our products obsolete. If we fail to develop products that are competitive in technology and price, satisfy certification standards and meet customer needs, our market share will decline materially and our business, revenues, financial condition and operating results will be materially adversely affected.
We face intense competition from other providers of products and services for critical incident responders. If we are unable to compete successfully, our results of operations and market share will be materially adversely affected.
      A significant number of established companies have developed or are developing and marketing products and services for the critical incident response marketplace that currently compete with or will compete directly with our offerings. We expect competition to intensify in the near term in the markets for products and services for critical incident responders. We believe that additional competitors will enter the critical incident response marketplace and become significant long-term competitors, and that, as a result, competition will increase in the future. For example, C. Thomas McMillen, one of our founders, our former director and chief executive officer and the holder of approximately 12% of the issued and outstanding shares of our common stock prior to this offering is a founder, chairman and principal stockholder of a blank check company that recently completed its initial public offering. The stated purpose of this company is to acquire an operating business in the homeland security industry. It is possible that Mr. McMillen’s company will become a competitor of ours if the business it acquires serves the critical incident response market.
      Companies competing with us may introduce products that are competitively priced, have increased performance or functionality or incorporate technological advances we have not yet developed or implemented, and these competitors may be able to devote greater resources to the development, promotion, certification and sale of their products than we are able to devote.

      Many of our competitors have, in relation to us, longer operating histories, larger customer bases, longer standing relationships with customers, greater name recognition and significantly greater financial, technical, marketing, customer service, public relations, distribution and other resources. To compete effectively in this environment, we must continually develop and market new and enhanced products, services and technologies at competitive prices and invest in significant research and development activities. If we fail to compete successfully, our revenues and market share will decline materially and our business, prospects, financial condition and operating results will be materially adversely affected.
Our lengthy and variable sales cycle will make it difficult to predict financial results and could cause our results of operations to vary from quarter to quarter, which could adversely affect the trading price of our common stock.
      Certain of the products and services that we sell require a lengthy sales cycle ranging from several months to more than a year before our customers receive approvals for purchase and are able to commence the procurement process. The length of the sales cycle typically depends on the size and complexity of the products and services that are being considered for purchase, the customer’s in-depth evaluation of our products and services, variability in the customer’s annual budget, and in some cases a competitive bidding process, which can include bid protest actions challenging the customer’s solicitation and award decision. For example, we employ a direct sales strategy for our Global Secure Response Manager and related products and services by targeting specific public health agencies of states and local governments, which can be a lengthy, time-consuming and uncertain process. Similarly, we pursue sales of our training services through competitive bidding on multiple-year government contracts with limited or no minimum-purchase requirements. As a result, we may incur substantial expense before we earn associated revenues, if ever. The lengthy sales cycles of our products and services make forecasting the volume and timing of sales difficult. If we fail to earn expected revenues, our results of operations may be materially adversely affected and the trading price of our common stock could decline significantly.
We must comply with complex laws and regulations affecting government contracts, which make it more costly and difficult for us to successfully conduct our business.
      We must comply with complex laws and regulations relating to the formation, administration and performance of government contracts, which can make it more difficult for us to retain our rights under such contracts. These laws and regulations affect how we do business with federal, state and local government agencies and prime government contractors. Among the most significant federal regulations that affect our business are:

•	the Federal Acquisition Regulations, and agency-specific regulations supplemental to the Federal Acquisition Regulations, which comprehensively regulate the procurement, formation, administration and performance of government contracts;

•	various anti-discrimination, small business and labor provisions;

•	the business ethics and public integrity obligations, which govern conflicts of interest and the hiring of former government employees; restrict the granting of gratuities and funding of lobbying activities and incorporate other requirements such as the Anti-Kickback Act and Foreign Corrupt Practices Act;

•	export and import control laws and regulations, including the International Traffic in Arms Regulations; and

•	laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.
      The states, many municipalities and foreign governments typically also have laws and regulations governing contracts with their respective agencies. These domestic and foreign laws and regulations affect how we and our customers can do business and, in some instances, impose added costs on our business. Any changes in applicable laws and regulations could restrict our ability to maintain our existing contracts and obtain new contracts, which could limit our ability to conduct our business and materially adversely affect our revenues and results of operations.
If we fail to comply with laws and regulations affecting government contracts, we may be subject to costly civil and criminal penalties and administrative sanctions.
      If a government review or investigation uncovers improper or illegal activities on our part in connection with a government contract or subcontract issued under a prime government contract, or any other segment of our business, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, price reductions, suspension of payments, determination of non-responsibility, fines and suspension or debarment from doing business with government agencies. The imposition of civil or criminal penalties or administrative sanctions could materially adversely affect our business, financial condition and results of operations. In addition, a government may reform its procurement practices or adopt new contracting rules and regulations that could be costly to satisfy or that could impair our ability to obtain new contracts.
Government contracts contain unfavorable provisions that typically are not found in commercial contracts, which could materially adversely affect our business, financial condition, and results of operations.
      As a general rule, government contracts contain provisions that give government agencies rights and remedies that are not typically found in commercial contracts, including provisions that allow the agency to:

•	terminate existing contracts, in whole or in part, for any reason or no reason;

•	reduce or modify contracts or subcontracts;

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	decline to exercise an option to renew a multi-year contract;

•	claim rights in products and systems, including intellectual property, produced under the contract;

•	suspend or debar the contractor from doing business with the government or a specific government agency;

•	pursue criminal or civil remedies under the False Claims Act and False Statements Act;

•	defend contractor claims before an agency board of contract appeals or the U.S. Court of Federal Claims, under federal procurement law; and

•	control or prohibit the export of products.
      Under general principles of federal and state government contracting law, if the government terminates a contract for convenience, the terminated company may recover only their incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting company is entitled to recover costs incurred and associated profits on accepted items only and may be liable for excess costs incurred by the government in procuring undelivered items and services from another source. As is common with government contractors, we may experience delay and performance issues with some of our government contracts in the future. In some circumstances, we may in the future receive “show-cause” or cure notices under contracts that, if not addressed to the government’s satisfaction, could give the government the right to terminate those contracts for default or to cease procuring services under those contracts. We also may be default-terminated at any time for failing to meet a delivery requirement. If one of our government customers unexpectedly terminates a material contract, such as our subcontract under the BioWatch program, our revenues and results of operations could be materially adversely affected.

Government contracts typically are awarded through competitive bidding processes that involve risks not present in the commercial contracting process. If we fail to adequately address these risks, our growth strategy and our business and financial condition and operating results could be adversely affected.
      We expect that a significant portion of the business that we will seek in the foreseeable future will be under government contracts or subcontracts awarded through competitive bidding. Competitive bidding for government contracts presents a number of risks that are not typically present in the commercial contracting process, including:

•	the need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and cost overruns;

•	the need to devote substantial time and attention of management and key employees to the preparation of bids and proposals for contracts that may not be awarded to us;

•	the need to accurately estimate the resources and cost structure that will be required to service any contract that we might be awarded; and

•	the expenses that we might incur and the delays that we might suffer if our competitors protest or challenge contract awards made to us pursuant to competitive bidding, and the risk that any such protest or challenge could result in the resubmission of bids on modified specifications, or in termination, reduction or modification of the awarded contract.
      We may not be provided the opportunity in the near term to bid on contracts that are held by other companies and are scheduled to expire if the government determines to extend the existing contracts. If we are unable to win particular contracts that are awarded through the competitive bidding process, we may not be able to operate in the market for services that are provided under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, or if we fail to anticipate all of the costs and resources that will be required to secure such contract awards, our growth strategy and our business, financial condition, and operating results could be materially adversely affected.
Our business could be adversely affected by negative audits, reviews and investigations by government agencies, we could be required to reimburse government agencies for costs that we have expended on our contracts, and our ability to compete successfully for future contracts could be materially impaired.
      We, like other government contractors, are subject to various audits, reviews, and investigations, including private-party “whistleblower” lawsuits relating to our compliance with federal and state laws. As part of an audit, government agencies may review our performance on contracts, cost structures and compliance with applicable laws, regulations and standards. These agencies may also review the adequacy of, and our compliance with, our internal control systems and policies, including our purchasing, property, estimating, compensation and management information systems. If any of our costs are found to be unreasonable, unallowable or improperly allocated to a specific contract, the costs may not be reimbursed and any costs already reimbursed for such contract may have to be refunded. An audit could trigger a poor past-performance rating, materially adversely affect our competitive position and result in a material adverse affect on our financial results. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, determination of non-responsibility, fines and suspension or debarment from doing business with the federal, state or local government. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us. While we have not had a negative audit by a governmental agency, we cannot assure you that we will not have one in the future. If we were suspended or debarred from contracting with federal, state or local government agencies, if our reputation or relationships with government agencies is impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our revenues and business would be materially harmed.

Our efforts to comply with changing certification standards may prove costly, and if we fail to comply we may lose customers and our business, prospects, revenues and operating results may be materially adversely affected.
      Many of our products and services must be certified as meeting the standards of government and private agencies, such as the National Institute for Occupational Safety and Health and National Fire Protection Association, in order for our customers to purchase them. For example, our filtered air respirators and self-contained breathing apparatus equipment require National Institute for Occupational Safety and Health certification. In addition, the standards under which our products must be certified may be changed from time to time in the future, and such changes may require us to engage in rapid product development efforts, which could cause us to incur higher expenses than we had anticipated. The process of complying with changing certification standards often is time-consuming and can require substantial expenditures, and under some circumstances we may not be able to obtain a certification for a product that requires certification. If we fail to obtain any necessary certifications in a timely manner, our ability to sell our products and services may be adversely affected and we may lose customers, and as a result our business, prospects, revenues and operating results may be materially adversely affected.
We may not be able to receive or retain the necessary licenses or authorizations required for us to export some of our products and services, which could adversely impact our ability to expand our business outside of the U.S.
      We intend to expand our business overseas in the future both by opening new offices abroad and by providing products and services in other countries. We likely will be required to obtain export licenses from the U.S. government to export some of our products. We cannot assure you that we will be successful in obtaining the licenses and other authorizations required to export our products. Our failure to receive any required export license or authorization in a timely manner or at all could prevent us from selling our products overseas and could adversely affect our ability to successfully implement our overseas growth strategy.
We might require additional capital to support business growth, and this capital might not be available to us on favorable terms or at all, which could adversely impact our results of operations and the market value of our common stock.
      We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the acquisition and integration of additional businesses, enhancing existing products and services and further developing our sales and marketing channels and capabilities. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock, including shares of common stock sold in this offering. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.
If we are unable to prevent third parties from infringing upon or misappropriating our intellectual property or otherwise gaining access to our technology, our business, financial condition and results of operations, and our ability to compete effectively, could be materially and adversely affected.
      Our success will depend in part on our ability to protect our intellectual property. We currently hold four issued U.S. patents and one design patent on our self-contained breathing apparatus, which expire at various times between June 2007 and October 2014. We also have filed a U.S. patent application with regard to the technology incorporated into a cooling vest product that we are developing. However, our issued patents or any patents that we might obtain in the future might not provide us with any competitive advantages, or may be challenged by third parties. We cannot guarantee that any patents will issue from any patent applications that we might make. Patents also may not protect our products if competitors devise ways of making these or similar products without legally infringing our patents. Moreover, even if valid and enforceable patents cover our products and technologies, the patents will provide protection only for a limited amount of time.
      To the extent we do not have issued patents on any of our products or technology, we rely on a portfolio of intellectual property rights, including trade secrets, trademarks, contractual provisions, patent applications and licenses to protect our intellectual property. However, such intellectual property rights may be difficult to protect. For example, our employees, consultants, contractors, and outside collaborators may unintentionally or willfully disclose our confidential information to competitors. Monitoring and defending our intellectual property rights can entail significant expense, and the outcome is unpredictable, especially when dealing with the federal government, which imposes strict marking requirements for the protection of intellectual property and generally takes an aggressive posture toward rights in intellectual property used in the performance of its contracts. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such litigation, whether or not it is ultimately resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology and our business would be harmed.
      Any of our intellectual property rights might be challenged by others or invalidated by administrative processes or litigation. Additionally, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which we market our offerings. The laws of some foreign countries may not be as protective of intellectual property rights as those in the U.S., and domestic and international mechanisms for enforcement of intellectual property rights may be inadequate. Accordingly, despite our best efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property or otherwise gaining access to our technology.
Our products may infringe or be alleged to infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions.
      If patent holders or other holders of intellectual property initiate legal proceedings against us, we may be forced into protracted and costly litigation. Any allegation of infringement against us could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause product shipment delays, or force us to enter into royalty or license agreements rather than dispute the merits of such allegation. We may not be successful in defending such litigation and we may not be able to procure any required royalty or license agreements on terms acceptable to us, or at all. Our technologies may not be able to withstand third-party claims against their use.
      Third parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using, or in the case of value-added resellers selling, our products.
Our products may contain undetected defects that could impair their market acceptance and cause us to incur unexpected expenses and product liability claims that may be material.
      We face exposure to product liability claims arising from the alleged failure of our products to prevent the types of personal injury or death against which they are designed to protect. Our quality control and inspection procedures might not detect all defects or deficiencies in our products, and there is a risk of an accident resulting from the faulty design, manufacture or maintenance of any of our products. We may incur significant costs to correct undetected defects or errors in our products and these defects or errors could result in future lost sales. Some of the products that we manufacture are typically used in applications and situations that involve high levels of risk of personal injury. Failure to use our products for their intended purposes, failure to use or care for them properly, or their malfunction, or, in some limited circumstances, even correct use of our products, could result in serious bodily injury or death. In such cases, we may become subject to one or more product liability claims that, individually or together, could adversely affect our operations, financial condition and operating results. While we have obtained product liability insurance, we cannot assure you that the terms of the policy or the coverage limits will be sufficient to protect us from any liabilities from product liability claims that we may incur. A successful claim brought against us in excess of available insurance coverage, or any claim or product recall that results in significant expense or adverse publicity against us, could have a material adverse effect on our business, operating results and financial condition.
We could be subject to environmental liabilities that could adversely affect our results of operations and financial condition.
      We manage the hazardous material warehouse, hazardous waste program and tank inspection program at two U.S. Navy facilities under contracts with the U.S. Navy, and also have previously undertaken the management of several household hazardous waste programs sponsored by local governments where our operations are located. We may be liable under our U.S. Navy contracts for any spills or releases caused by our improper handling of hazardous materials or wastes, and we also may be liable if our management of the hazardous material warehouse, hazardous waste program, or tank inspection program results in any violations, citations, or non-compliance issues due to our neglect, misconduct or oversight. In addition, we have certain operational and reporting obligations under the U.S. Navy contracts and could be subject to penalties if we fail to perform these obligations properly. We may be liable for noncompliance with legal requirements for hazardous substance treatment or disposal liability related to the household hazardous waste programs we previously managed. In addition, some of our manufacturing processes include the use of certain materials such as solvents, adhesives, plastics, dry-cell batteries, solders, and other electronic assembly substances which may present an environmental liability if these materials are not handled properly. We carry environmental liability insurance in the event that we are held responsible for certain types of environmental incidents, but the amount and scope of the coverage may not be sufficient in the event of a claim.
Our reliance on a limited number of independent suppliers to manufacture certain components in our personal safety products could lead to a disruption in supply of these products, which could result in delays or reductions in product shipments or increases in product costs or the discontinuance of an affected product line, which would adversely affect our results of operations.
      We rely on independent manufacturers to produce certain components that are used in our personal safety products as well as certain personal safety products that we sell under our brand. For example, we purchase filters for the majority of our powered air purifying respirators from Shalon Chemical Industries, an Israeli corporation. We do not have supply contracts with Shalon or any other manufacturers, other than those that arise pursuant to accepted purchase orders. If any of these manufacturers experience financial, operational, manufacturing capacity or quality assurance difficulties, if they choose not to accept our purchase orders in the future, or if there is any other disruption in our relationships with these manufacturers, we may experience a reduction, delay or loss in the supply of these components or products and may be required to seek alternate manufacturers. We cannot assure you we will be able to locate alternative manufacturers on a timely basis or that alternative sources for these will be available at favorable prices. In some cases, we may be required to seek recertification under applicable regulations of the National Institute for Occupational Safety and Health with respect to alternatively sourced components or products, which may cause further delay in our ability to manufacture and sell finished products. Our inability to develop alternative sources if required in the future could result in delays or reductions in product shipments or increases in product costs or the discontinuance of an affected product line, which would adversely affect our results of operations.
Our plan to expand our international sales and operations will subject us to risks that could adversely affect our financial condition and results of operations.
      We recently opened a sales office in London from which we plan to expand our presence within the United Kingdom and Europe. We also intend to explore opportunities to make sales and expand our presence elsewhere throughout the world, although we currently have no fixed plans or commitments to do so. Our planned international expansion is subject to a variety of risks, many of which are beyond our control, including risks associated with:

•	fluctuations in foreign currency exchange rates;

•	establishing relationships with foreign government customers;

•	collection of foreign accounts receivable;

•	hiring qualified foreign employees;

•	customizing products for foreign customers;

•	potentially adverse tax consequences of operating in foreign countries;

•	legal uncertainties regarding liability, export and import restrictions, international traffic in arms regulations, tariffs and other trade barriers;

•	compliance with foreign laws and regulations, including labor laws, employee benefits, currency restrictions and other requirements; and

•	political and economic instability in foreign countries.
      If one or more of these risks materialize in connection with the planned expansion of our international sales and operations, our planned expansion may be unsuccessful and our financial condition and results of operations could be adversely affected.
Risks related to this offering
There has been no prior market for our common stock. Our stock price may be volatile, and your investment in our common stock could suffer a decline in value.
      Prior to this offering, there has been no public market for our common stock, and we cannot assure you that an active trading market will develop or be sustained after this offering. The initial public offering price for our common stock has been determined through negotiations between us and the underwriters and may not be representative of the price that will prevail in the open market following the offering.
      Even if an active trading market for our stock develops and is sustained, our stock price nevertheless may be volatile. Investors purchasing common stock in this offering may not be able to resell their shares at or above the initial public offering price. The market prices for the stock of developing companies operating in new and emerging markets, such as the critical incident response marketplace, often are highly volatile. The following factors, in addition to other risk factors described in this prospectus, may have a significant impact on the market price of our common stock:

•	regulatory developments and funding priorities in the U.S. and foreign countries;

•	market conditions for critical incident response products and services in general;

•	announcements of technological innovations or new products by us or our competitors;

•	adoption of standards by governmental purchasers that our products and services do not satisfy;

•	the loss of any of our key management or technical personnel;

•	restatements of our financial results and material weaknesses in our internal controls;

•	changes in financial estimates or recommendations by securities analysts;

•	any intellectual property infringement lawsuit involving us;

•	sales of large blocks of our common stock; or

•	sales of our common stock by our executive officers, directors and significant stockholders.
      The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against us could result in substantial costs, which would hurt our financial condition and results of operations, divert management’s attention and resources, and possibly delay our commercialization efforts.
Because a small number of existing stockholders, including one of our founders, Ross H. Mandell, own a large percentage of our voting stock, they may be able to exert substantial influence over our management and operations, acting in their best interests and not necessarily those of other stockholders.
      Based on our outstanding shares as of September 15, 2005 and the shares expected to be sold in this offering, our executive officers, directors and holders of 5% or more of our outstanding common stock will beneficially own approximately      % of our common stock after this offering. As a result, these stockholders, acting individually or together, will be able to exert substantial influence over matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders.
      In addition, upon consummation of this offering, one of our founders, Ross H. Mandell, will own      % of our outstanding common stock, and Sky Capital Enterprises will own      % of our outstanding common stock. Mr. Mandell is an officer, director and controlling stockholder of Sky Capital Holdings Ltd., which is an affiliate of Sky Capital Enterprises and the parent of Sky Capital LLC and its wholly-owned subsidiary, Sky Capital UK Ltd. Michael A. Recca, one of our directors, is President and a director of Sky Capital Holdings. Sky Capital LLC is an NASD registered broker-dealer, and Sky Capital UK is a member of the London Stock Exchange. After consummation of this offering, Mr. Mandell will be able to control, either directly or indirectly through Sky Capital Enterprises,      % of our voting stock. In February 1995, Mr. Mandell reached a settlement with the New York Stock Exchange under which he consented to findings, related to his activities as a stock broker, that he executed unauthorized trades in four customers’ accounts and took a stock order for an account from someone other than the customer whose name was on the account. As a result of this settlement, Mr. Mandell received a censure and a six-week suspension from the NYSE. While Mr. Mandell has agreed to resign as a director of our company immediately prior to the effectiveness of the registration statement of which this prospectus is part, as a result of his significant beneficial ownership of our common stock and his relationship with Mr. Recca, he may be able to continue to exert substantial influence over our company after this offering. Mr. Mandell may act in his own best interests which may not always be the same as other stockholders.
Changes in stock option accounting rules may adversely impact our operating results prepared in accordance with generally accepted accounting principles.
      We have historically used broad-based employee stock option programs to hire, incentivize and retain our officers, directors and employees in a competitive marketplace. Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), allows companies the choice of either using a fair value method of accounting for options which would result in expense recognition for all options, or using an intrinsic value method, as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), with a pro forma disclosure of the impact on net income (loss) of using the fair value option expense recognition method.

We have elected to apply APB 25 and the disclosure provisions of SFAS 123 and accordingly no compensation expense was recognized if the exercise price of the employee stock options equaled the fair value of the underlying stock on the date of grant.
      In December 2004, the Financial Accounting Standards Board issued Statement 123(R), “Share-Based Payment,” which requires all companies to measure compensation cost for all share-based payments, including employee stock options, at fair value. The SEC has issued rules which allow companies to implement Statement 123(R) at the beginning of the annual reporting period that begins after June 15, 2005. We are currently evaluating the effect that the adoption of Statement 123R will have on our financial position and results of operations, and we expect that the adoption will adversely affect our operating results in future periods.
Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
      Provisions in our certificate of incorporation and our bylaws that will become effective upon the closing of this offering may delay or prevent an acquisition of us, a change in our management or other changes that stockholders may consider favorable. These provisions include:

•	a classified board of directors;

•	a prohibition on actions by our stockholders by written consent;

•	the ability of our board of directors to issue preferred stock without stockholder approval, which could be used to adopt a stockholders’ rights plan that would make it difficult for a third party to acquire us;

•	notice requirements for nominations for election to the board of directors; and

•	limitations on the removal of directors.
      Moreover, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
If a significant number of shares of our common stock are sold into the market following this offering, the market price of our common stock could drop substantially, even if our business is doing well.
      Prior to this offering, no public market existed for our common stock. If a trading market develops for our common stock, many of our current stockholders will have an opportunity to sell shares of our common stock that they own for the first time. Sales of substantial amounts of our common stock, or the perception that these sales could occur, could adversely affect market price for our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities. Upon the closing of this offering, we will have outstanding an aggregate of                      shares of our common stock, based upon the number of shares of common stock outstanding as of September 15, 2005 and assuming the conversion of all of our outstanding shares of preferred stock, into 5,000,000 shares of common stock, no exercise of the underwriters’ over-allotment option, no exercise of outstanding options or other warrants, and no grant of additional options or warrants. All of the shares of common stock sold in this offering by us and the selling stockholders will be freely tradable in the public market, except for any shares sold to (i) our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, or (ii) to someone who is subject to a lock-up agreement described below. All other shares will be “restricted securities” as that term is defined under Rule 144 under the Securities Act, or Rule 144. Restricted securities may be sold in the public market only if registered or if their resale qualifies for exemption from registration under the Securities Act.

      Of the remaining                      shares,                      shares will be subject to a 180-day contractual lock-up agreement with the underwriters,                      shares will be subject to a 360-day contractual lock-up agreement with the underwriters, and                      shares will be eligible for sale in the public market subject to restrictions under Rule 144. In addition, C. Thomas McMillen, one of our founders and our former director and chief executive officer, who holds 6,300,588 shares has agreed not to sell shares for an additional 180-day period following the initial 180-day lock-up period, with the exception that he may sell in each of the three-month periods following expiration of the initial 180-day lock-up period no greater than (i) two percent of the aggregate amount of shares outstanding or (ii) twice the average weekly reported volume of trading of our shares on the Nasdaq National Market during the four calendar weeks preceding the sale. The shares held by Mr. McMillen will be freely tradeable in the public market 360 days after the closing of this offering assuming that the restricted period under the lock-up agreement has not been extended and that the stockholder is not an affiliate at that time. Mr. McMillen is a founder, chairman, officer and principal stockholder of a blank check company that recently completed its initial public offering. The stated purpose of this company is to acquire an operating business in the homeland security industry. Following the expiration of his lock-up agreement, Mr. McMillen, may seek to sell some or all of his ownership interest in us in order to focus on other business interests. The sale of a substantial number of Mr. McMillen’s shares of our common stock following the expiration of his lock-up agreement, either alone or together with sales by other holders of our common stock, could adversely affect the market price for our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities.
      The underwriters may, in their sole discretion, permit our officers, directors, employees and current stockholders who are subject to the contractual lock-up agreements to sell shares prior to the expiration of the lock-up agreements. The 180-day restricted period under the lock-up agreements may be extended under specified circumstances.
      After the lock-up agreements pertaining to this offering expire, up to an additional                      shares will be eligible for sale in the public market subject to various vesting agreements, of which                     are held by our directors and executive officers and their affiliates and will be subject to volume limitations under Rule 144. In addition, we have entered into registration rights agreements with certain of our stockholders. Under one of these agreements, we have agreed to use our best efforts to file a registration statement on the 181st day following the effectiveness of the registration statement of which this prospectus is a part, to effect the registration of a distribution of up to two million shares of our common stock by Sky Capital Enterprises to its stockholders. We also have granted certain of our stockholders piggyback registration rights that allow the stockholders, subject to certain exceptions, to include certain of their shares in registration statements filed by us for the sale of our own securities, and have granted Sky Capital Enterprises the right to request that we use our best efforts to file a registration statement on Form S-3 with the Securities and Exchange Commission no more than once in any twelve-month period for the resale of shares held by such stockholder. Promptly following the closing of this offering, we intend to file a registration statement on Form S-8 registering the sale of up to                      shares of common stock subject to                     options or other equity awards issued or reserved for future issuance under our 2005 Stock Incentive Plan. Shares registered under this registration statement on Form S-8 will be available for sale in the public market subject to certain vesting arrangements and exercise of outstanding options, the lock-up agreement described above, and the restrictions of Rule 144 in the case of our affiliates. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.
You could suffer substantial dilution of your investment if we issue additional shares of common stock or if outstanding options and warrants to purchase our common stock are exercised.
      Holders of our common stock could be subject to significant dilution to the extent we issue additional shares of our common stock in the future for capital raising purposes or to finance acquisitions, or to the extent outstanding options and warrants to purchase our common stock are exercised. As of September 15, 2005, we had outstanding options and warrants to purchase                     and                      shares of our common

stock, respectively, of which options and warrants to purchase                     and                      shares of our common stock, respectively, were then exercisable. In addition, as of September 15, 2005, an additional                      shares of our common stock were reserved for issuance under our 2005 Stock Incentive Plan, and we expect that the number of shares available for issuance under the 2005 Stock Incentive Plan may increase in the future.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
      We will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and services and cause the price of our common stock to decline.
If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.
      The assumed initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $           per share, based on an assumed initial public offering price of $           per share. If the holders of outstanding options or warrants exercise those options or warrants, you will suffer further dilution.
We will incur increased costs as a result of being a public company, which could adversely affect our operating results.
      As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the Securities and Exchange Commission, The Nasdaq Stock Market, Inc. and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to obtain the same or similar coverage. These costs could materially adversely affect our results of operations.
Because we do not intend to pay dividends, our stockholders will benefit from their investment in shares of our common stock only if it appreciates in value.
      We have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain our future earnings, if any, to finance the operation and growth of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in shares of our common stock will depend upon any future appreciation in its value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Many important factors affect our ability to achieve our objectives, including the following:

•	the success and timing of the implementation of our growth strategy;

•	our ability to comply with complex and changing laws affecting government contracting and product certification standards;

•	our ability to identify and attract qualified acquisition candidates;

•	our ability to integrate acquired products and services;

•	our plans to research, develop and commercialize our product candidates;

•	the loss of key management personnel;

•	the size and growth potential of the markets for our products and services and our ability to serve those markets;

•	market and regulatory developments in the U.S. and foreign countries;

•	the rate and degree of market acceptance of our products and services;

•	our use of the proceeds from this offering;

•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing, and our ability to obtain additional financing;

•	our ability to develop strategic relationships;

•	our ability to obtain and maintain intellectual property protection for our products;

•	the successful development and expansion of our sales and marketing channels and capabilities; and

•	the success of competing products that are or become available.
      In addition, you should refer to the “Risk Factors” section of this prospectus for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not protect any forward-looking statements that we make in connection with this offering.
      You should read this prospectus completely. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. We may not update these forward-looking statements even though our situation may change in the future. We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

USE OF PROCEEDS
      We estimate that our net proceeds from the sale of the shares of our common stock in this offering will be approximately $           million, assuming an initial public offering price of $           per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The selling stockholders will receive aggregate net proceeds of approximately $           million after deducting the underwriting discount and commissions of approximately $                    . If the underwriters exercise their over-allotment option in full, we will receive an additional $           million in net proceeds, assuming the same initial public offering price and after deducting estimated underwriting discounts and commissions on the sale of the shares pursuant to the over-allotment option. We will not receive any portion of the net proceeds received by the selling stockholders from the sale of their shares in this offering.
      We expect that we will use approximately $3.4 million of the net proceeds that we receive from this offering for debt repayment. We will use approximately $1.5 million of the net proceeds to discharge a short term loan provided to us by Sky Capital Enterprises in August 2005. The loan is secured, bears interest at the rate of 8% per annum, and matures on the earlier of the closing of this offering or July 1, 2006. We have used the proceeds from this short term loan for working capital purposes. We also anticipate using a portion of the net proceeds from this offering to discharge a long term note with an outstanding principal balance of $936,000, which bears interest at the rate of prime plus 1% (7.5% as of August 31, 2005) per annum. The note was executed on December 18, 2003 and is scheduled to mature on January 1, 2009. We also expect to discharge two other unsecured demand notes that together total $50,000 in outstanding principal and bear interest at the rate of 12% per annum, which accrued interest will be payable upon repayment of the principal. As demand notes, they do not carry a fixed maturity date. We intend to use approximately $930,000 of the proceeds from the offering to satisfy a remaining obligation associated with the Virtual Alert acquisition.
      We intend to use the remainder of the net proceeds to fund future acquisitions and strategic relationships, expansion of our sales channels, development of new products, and for other general corporate purposes. We expect to pursue acquisitions of businesses and assets that complement our existing products and services and enable us to leverage and further develop our multi-tiered sales channels. We will likely seek companies, both in the United States and abroad, that address the needs of the critical incident response community and the homeland security industry. We believe this will serve to strengthen our integrated offerings by providing us with more products and services to sell to the critical incident response marketplace while leveraging our existing infrastructure. However, we cannot assure you that we will be able to successfully identify or consummate any acquisitions, and, even if we are successful, the benefits of any such acquisitions may not, individually or in the aggregate, outweigh the costs. We currently have no binding commitments or agreements to acquire any businesses.
      The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of proceeds actually raised in this offering, the amount of cash generated through our existing operations, the timing and size of acquisitions, if any, and the status of our development and commercialization efforts. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.
      Until the funds are used as described above, we intend to invest the net proceeds that we receive from this offering in interest-bearing, investment grade securities.
DIVIDEND POLICY
      We have never declared or paid cash dividends on any of our shares of capital stock. We currently intend to retain future earnings, if any, to finance the expansion and growth of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements and other factors that our Board of Directors deems relevant.

CAPITALIZATION
      The following table sets forth our cash and cash equivalents and investments and our capitalization as of June 30, 2005:

•	on an actual basis;

•	on a pro forma basis to give effect to the automatic conversion of all shares of our preferred stock outstanding as of June 30, 2005 into an aggregate of 5,000,000 shares of common stock concurrently with the closing of this offering; and

•	on a pro forma as adjusted basis to give further effect to the sale of shares of our common stock in this offering at an assumed initial public offering price of $ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of the estimated net proceeds from the offering, as described in “Use of Proceeds”.

      You should read this table in conjunction with the sections of this prospectus entitled “Selected Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our financial statements and the related notes.

	As of June 30, 2005

			Pro Forma as
	Actual	Pro Forma	Adjusted

	(unaudited)
Cash and cash equivalents and investments	$2,690,367	$2,690,367
Restricted cash	500,000	500,000

Total	3,190,367	3,190,367

Total debt	988,789	988,789
Stockholders’ equity:
Preferred stock, $.0001 par value per share: 25,000,000 shares authorized; Series A convertible preferred stock, $.0001 par value per share: 5,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	—
Common stock, $.0001 par value per share: 75,000,000 shares authorized; 47,276,882 shares (actual), 52,276,882 shares (pro forma) and shares (pro forma as adjusted) issued and outstanding	4,727	5,227
Additional paid-in capital	34,640,681	34,640,681
Deferred stock compensation	(336,290)	(336,290)
Accumulated deficit	(9,001,841)	(9,001,841)

Total stockholders’ equity	25,307,777	25,307,777

Total capitalization	$26,296,566	$26,296,566

      The number of shares shown as issued and outstanding as of June 30, 2005 in the table above excludes:

•	9,551,389 shares of our common stock issuable upon exercise of options outstanding as of June 30, 2005, at a weighted average exercise price of $1.50 per share;

•	2,971,997 shares of our common stock issuable upon exercise of warrants outstanding as of June 30, 2005, at a weighted average exercise price of $1.50 per share; and

•	3,490,144 shares of our common stock reserved for future issuance under our 2005 Stock Incentive Plan as of June 30, 2005.

DILUTION
      If you purchase our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after the closing of this offering.
      We had no net tangible book value as of June 30, 2005. Net tangible book value represents our total tangible assets less total liabilities and the liquidation preference of convertible preferred stock. Our pro forma net tangible book value as of June 30, 2005 was approximately $827,000, or approximately $0.02 per share, based on 52,276,882 shares of common stock outstanding after giving effect to the conversion of all outstanding shares of our preferred stock into common stock immediately prior to the closing of this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding before giving effect to this offering.
      After giving effect to our sale of                      shares of common stock in this offering at an assumed initial public offering price of $           per share and deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2005 would have been $           million, or $           per share. This represents an immediate increase in pro forma net tangible book value of $           per share to existing stockholders and immediate dilution in pro forma net tangible book value of $           per share to new investors purchasing our common stock in this offering. Dilution per share to new investors is determined by subtracting pro forma net tangible book value per share after this offering from the assumed initial public offering price per share paid by a new investor. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of June 30, 2005	$0.02
Pro forma increase per share attributable to new investors

Pro forma net tangible book value per share after offering

Dilution per share to new investors		$

      The table above does not give effect to the underwriters’ exercise of their over-allotment option.
      The following table summarizes, as of June 30, 2005, on the pro forma basis described above, the total number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing stockholders and by new investors purchasing shares of our common stock in this offering. The table assumes an initial public offering price of $           per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration
							Average Price
	Number	Percent		Amount	Percent		Per Share

Existing stockholders	52,276,882		%	$		%	$
New investors			%	$		%	$

Total		100%		$	100%

      The above discussion and tables are based on 52,276,882 shares of common stock issued and outstanding as of June 30, 2005 after giving effect to the automatic conversion of all shares of our preferred stock into an aggregate of 5,000,000 shares of our common stock, and exclude:

•	9,551,389 shares of our common stock issuable upon exercise of options outstanding as of June 30, 2005, at a weighted average exercise price of $1.50 per share;

•	2,971,997 shares of our common stock issuable upon exercise of warrants outstanding as of June 30, 2005, at a weighted average exercise price of $1.50 per share; and

•	3,490,144 shares of our common stock reserved for future issuance under our 2005 Stock Incentive Plan as of June 30, 2005.

      If the underwriters exercise their over-allotment option in full, the following will occur:

•	the number of shares of our common stock held by existing stockholders would decrease to approximately % of the total number of shares of our common stock outstanding after this offering; and

•	the number of shares of our common stock held by new investors would increase to approximately % of the total number of shares of our common stock outstanding after this offering.
      To the extent that outstanding options or warrants are exercised, you will experience further dilution. If all of our outstanding options and warrants were exercised, our pro forma net tangible book value as of June 30, 2005 would have been $18.6 million, or $0.31 per share, and the pro forma net tangible book value after this offering would have been $           per share, causing dilution to new investors of $           per share.

SELECTED FINANCIAL DATA
      You should read the following selected financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information included in this prospectus. The selected statement of operations data for the period from March 21, 2003 (inception) through June 30, 2003 and for the fiscal years ended June 30, 2004 and 2005 and the selected balance sheet data as of June 30, 2004 and 2005 are derived from the audited financial statements that are included at the end of this prospectus. The historical results are not necessarily indicative of the results of operations to be expected in any future periods. The pro forma statement of operations for the year ended June 30, 2005 gives effect to the acquisition of Virtual Alert as if it had occurred on July 1, 2004 and the assumed conversion of 5,000,000 shares of Series A convertible preferred stock into 5,000,000 shares of Global Secure Corp. common stock which automatically will occur upon the consummation of the initial public offering. The pro forma data set forth below is not necessarily indicative of what the actual results of operations would have been had the transaction occurred at the dates referred to above, nor is it indicative of what the results of our future operations may be.

	For the
	period from
	March 21,
	2003
	(Inception)	Year Ended June 30,		Pro Forma
	through
	June 30, 2003	2004	2005	2005

				(unaudited)
Revenues:
Software and service revenue(1)	$—	$2,543,705	$8,374,376	$14,383,803
Product revenue	547,576	2,584,137	3,546,968	3,546,968

Total revenues	547,576	5,127,842	11,921,344	17,930,771
Cost of revenues:
Cost of software and services sold(1)	—	1,729,369	5,323,833	8,542,054
Cost of products sold	301,847	2,189,932	2,510,494	2,510,494

Total cost of revenues	301,847	3,919,301	7,834,327	11,052,548

Gross profit	245,729	1,208,541	4,087,017	6,878,223
Selling, general and administrative expense	385,805	4,447,352	9,607,325	11,748,053

Loss from operations	(140,076)	(3,238,811)	(5,520,308)	(4,869,830)
Interest (expense) income, net	(21,206)	(159,096)	46,761	63,506

Loss before income tax benefit and minority interest	(161,282)	(3,397,907)	(5,473,547)	(4,806,324)
Income tax benefit	—	115,979	(112,500)	(188,639)

Loss before minority interest	(161,282)	(3,281,928)	(5,586,047)	(4,994,963)
Minority interest	(500)	27,916	—	—
Net loss	(161,782)	(3,254,012)	(5,586,047)	(4,994,963)

Net loss per common share — basic and diluted	$(0.01)	$(0.15)	$(0.13)	$(0.10)

Weighted average common shares — basic and diluted	17,625,651	21,444,686	41,850,711	50,811,432

(1)	Prior to our acquisition of Virtual Alert, we did not have software and service revenue from the sale of Global Secure Response Manager software solutions. Pro forma revenues for the year ended June 30, 2005 include software and service revenue associated with Global Secure Response Manager.

	June 30,

	2003	2004	2005

Balance Sheet Data:
Cash and cash equivalents	$661,170	$2,876,966	$2,690,367
Working capital	471,061	1,184,531	373,095
Total assets	2,119,338	10,154,697	33,577,818
Total debt	412,423	2,264,972	988,789
Preferred stock	500	500	500
Common stock	1,943	2,519	4,727
Total stockholders’ equity	1,213,608	6,063,040	25,307,777

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      You should read this discussion and analysis in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Special Note Regarding Forward Looking Statements.”
Overview
      We provide an integrated platform of high-quality and complementary products and services for the homeland security industry. Within this industry, we are particularly focused on the needs of the critical incident response community, which consists of public and private sector organizations that prepare for, respond to, and help in the recovery from, acts of terrorism, natural disasters and other threats to public health and safety. Our offerings include data management, analysis and dissemination services associated with potential biological threats, emergency messaging and collaboration software, specialized training and emergency response exercises, and personal safety products.
      While critical incident response has long been a large and important component of a nation’s infrastructure, the profile of the industry has increased significantly in recent years in response to terrorist attacks around the world as well as other catastrophic events, such as the recent natural disasters in the U.S. and Southeast Asia. U.S. and foreign governments have responded to these events by increasing the resources necessary to develop and maintain effective critical incident response capabilities. The single largest initiative by the U.S. government was the formation of the Department of Homeland Security, which has led to a significant increase in federal funding for homeland security from $20.7 billion in 2001 to an anticipated $49.9 billion in fiscal year 2006. The Department of Homeland Security is the primary source of funds for the U.S. critical incident response marketplace. Other federal agencies that contribute significant amounts include the Department of Defense, the Department of Health and Human Services, and the Department of Justice. In addition, from time to time the federal government establishes special appropriations in response to catastrophic events.
      We believe that increased government spending on homeland security and critical incident response is of primary importance to the growth and success of our business. We expect that the increased government focus and spending in these areas will continue for the foreseeable future. As spending continues to increase, we also anticipate that competition in the marketplace will intensify as new companies enter the market.
      The principal users of our products and services are federal, state and local governmental authorities, law enforcement agencies, fire departments, public health organizations and emergency response agencies. These users are among the many recipients of increased levels of federal funding for homeland security and public health and safety.
      We have built our business primarily through acquisitions, as well as through strategic marketing relationships and internal growth. We have acquired three operating companies to date as well as certain assets related to the product line of a fourth company that had ceased operations. We have also entered into strategic marketing relationships with two companies that give us access to additional products bearing our brands that we offer through our existing sales channels. As part of our strategy to maximize our internal growth, we have integrated our acquisitions into strategic business units to facilitate cross-selling of our products and services, enhanced our products and services to better meet the needs of our customers, and invested in building our multi-tiered sales channel to address the decentralized buying environment of the critical incident response marketplace. We intend to continue broadening our product and service offerings by pursuing additional acquisitions and strategic relationships.

      We were incorporated in Delaware on March 21, 2003 and began operations on April 15, 2003 when we acquired Neoterik. For the period from March 21, 2003 through April 15, 2003, we had no operations. We operate on a June 30 fiscal year end. As a result, our results for fiscal 2003 covers the period from our inception on March 21, 2003 through June 30, 2003, and our results of operations during that period resulted from activities from April 15, 2003 through June 30, 2003.
      We operate in three business units, or segments. Our acquisition of Neoterik in April 2003 formed the basis for our Global Secure Safety business unit; our acquisition of HazTrain in December 2003 formed the basis for our Global Secure Training business unit; and our acquisition of Virtual Alert in February 2005 formed the basis for our Global Secure Systems business unit.
      Because we acquired HazTrain in December 2003, our actual results of operations for the year ended June 30, 2004 included six and one-half months of activity for our Global Secure Training business unit, as compared with the twelve months for the corresponding period ended June 30, 2005. Our actual results of operations for the period from March 21, 2003 (inception) through June 30, 2003 do not include any activity for Global Secure Training.
      Because we acquired Virtual Alert in February 2005, our actual results of operations for the year ended June 30, 2005 include four months of activity for our Global Secure Systems business unit. Our actual results of operations for the year ended June 30, 2004 and the period from March 21, 2003 (inception) through June 30, 2003, do not include any activity for Global Secure Systems.
      Our pro forma results of operations included throughout this discussion are being presented as if we had acquired Virtual Alert on July 1, 2004. We believe that this pro forma presentation of our results of operations will give you a useful alternative by which to review the size and growth of our business during the periods in question. However, you should keep in mind when reviewing our pro forma results of operations that they do not reflect the actual historical financial results of our business on a consolidated basis during the periods presented. For example, because revenues contributed by Virtual Alert are included in these pro forma results for periods prior to our actual acquisition of the Company, our revenues as reflected in these pro forma results are significantly greater than our actual revenue during those periods. Our pro forma results of operations are not necessarily indicative of what our actual results of operations would have been had the transactions occurred at the dates referred to above, nor are they indicative of what the results of our future operations may be.
      We intend for this discussion to provide you with information that will assist you in understanding our financial statements, the changes in certain key items in those financial statements from year to year, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements. The discussion also provides information about the financial results of our various business units to provide a better understanding of how those business segments and their results affect the financial condition and results of operations of our company as a whole. This discussion should be read in conjunction with our financial statements and the accompanying notes to the financial statements.
Sources of Revenue
      Our principal sources of revenue are as follows:
      Software and Service Revenue. We derive software and service revenue through the delivery of data management, analysis and dissemination services, the sale of software solutions, the sale of training and exercises for critical incident response applications, and from hazardous materials management services.

•	We are the sole provider of data management, analysis and dissemination services for the laboratory data integration and communications project under the federal BioWatch program through a subcontract with a prime contractor to the Department of Homeland Security. Under our subcontract, we derive revenues from the approval of specific work authorizations, which are typically issued on a time and materials basis. The services we provide under the subcontract include gathering of data samples from collectors, transportation of samples to testing laboratories, processing and synthesis of data, and the dissemination of test results to federal agencies. The total value of our subcontract if fully funded and performed is $43.8 million. Through June 30, 2005, we had received approvals for six work authorizations, which, if all work is completed under those authorizations, will result in total payments to us of $16 million. As of June 30, 2005, we had recognized approximately $5.1 million of revenue on a pro forma basis for work performed under the subcontract. The base period of our subcontract expires on February 28, 2006, and our continued performance for the subcontract’s option period, from March 1, 2006 to February 28, 2007, is dependent upon the Department of Homeland Security and our prime contractor exercising the option. We believe the Department of Homeland Security will continue to fund additional work authorizations over the next twelve months, and we expect that a significant portion of our revenues during that time will result from payments made to us for work we perform under our subcontract. However, our subcontract contains no minimum-ordering requirements and may be terminated by our prime contractor at any time and for any reason. Also, the Department of Homeland Security may terminate the prime contract at any time and for any reason, in which case the prime contractor would terminate our subcontract. For the year ended June 30, 2005, we recognized approximately $2.2 million, or 19%, of our revenues for work performed under our BioWatch subcontract. This revenue was recognized primarily under our Global Secure Systems business unit.

•	We derive licensing revenues from the sale of a suite of software solutions focused on public health and safety preparedness, response, and recovery. Sales of our software solutions include: licensed software and communications applications; implementation, training and hosting services; post-contract maintenance services; and hardware. For the year ended June 30, 2005, we recognized approximately $1.9 million, or 16%, of our revenues from the sale of our software solutions. This revenue was recognized under our Global Secure Systems business unit.

•	We provide training and exercises that include handling incidents involving weapons of mass destruction, and safety and environmental health services. We generally receive a fixed fee per training class or exercise. In some instances we charge on a time and materials basis. We also provide hazardous materials management services, for which we derive revenue based on costs we incur in performance of the services, plus a fixed fee. For the year ended June 30, 2005, we recognized approximately $4.2 million, or 35%, of our revenues from the sale of these services. This revenue was recognized primarily under our Global Secure Training business unit.

      Product Revenue. We generate revenues from sales of personal safety products to the firefighting, medical and law enforcement communities, the military, and the private sector, through our nationwide network of distributors. These products are priced on a per unit basis and are manufactured as orders are received. We expect that in the future we will manufacture more products for stocking inventory in anticipation of future sales. For the fiscal year ended June 30, 2005, we recognized approximately $3.5 million, or 30%, of our revenues from the sale of our personal safety products. This revenue was recognized under our Global Secure Safety business unit.
      Our revenues have grown from approximately $5.1 million for the fiscal year ended June 30, 2004 to $11.9 million on an actual basis and $17.9 million on a pro forma basis for our fiscal year ended June 30, 2005. This growth has resulted primarily from acquisitions and internal expansion.
Cost of Revenues and Selling, General and Administrative Expense
      Cost of Revenues. Cost of revenues consists of cost of products sold and cost of software and services sold. Cost of products sold consists principally of materials, direct labor costs and depreciation on equipment incurred in manufacturing our self-contained breathing apparatus and filtered air respirators. Cost of products sold also includes related overhead and facility costs. Cost of software and services sold consists principally of direct labor, subcontract labor, professional services, customer support costs, training, hardware, amortization of intangibles and travel expenses. We expect our gross margin to be impacted by many factors, including particularly our mix of products and services. Other factors that may impact our gross margin include changes in the selling prices of our products and services, fluctuations in demand for our products and services, the timing and size of customer orders, fluctuations in manufacturing volumes, changes in costs of components and labor, and new product and services introductions by us and our competitors.
      Selling, General and Administrative Expense. Selling, general and administrative expense includes general and administrative expenses, selling and marketing expenses and research and development expenses. Included are salaries and related expenses for personnel engaged in these activities, commissions, promotional and trade show costs, fees paid to consultants and outside service providers, insurance, information technology, prototyping expenses, administrative activities and legal and accounting fees. We expect our selling, general and administrative expense to increase in absolute dollars as we employ additional personnel and incur additional costs related to the growth of our business and our operation as a public company.
Results of Operations
      The following table sets forth selected statements of operations data for each of the periods indicated expressed as a percentage of total revenues:

	Period from			Pro Forma
	March 21, 2003
	(inception)	Year Ended	Year Ended	Year Ended
	Through	June 30,	June 30,	June 30,
	June 30, 2003	2004	2005	2005

				(unaudited)
Revenues:
Software and service revenue(1)	0.0%	49.6%	70.2%	80.2%
Product revenue	100.0	50.4	29.8	19.8

Total revenues	100.0	100.0	100.0	100.0

Cost of revenues:
Cost of software and services sold	0.0	33.7	44.6	47.6
Cost of products sold	55.1	42.7	21.1	14.0

Total cost of revenues	55.1	76.4	65.7	61.6

Gross profit	44.9	23.6	34.3	38.4
Selling, general and administrative expense	70.5	86.7	80.6	65.5

Loss from operations	(25.6)	(63.2)	(46.3)	(27.1)
Interest (expense) income, net	(3.9)	(3.1)	0.4	0.3

Loss before income tax benefit and minority interest	(29.5)	(66.3)	(45.9)	(26.8)
Income tax benefit (expense)	0.0	2.3	(0.9)	(1.1)

Loss before minority interest	(29.5)	(64.0)	(46.8)	(27.9)
Minority interest	0.0	0.5	0.0	0.0

Net loss	(29.5)%	(63.5)%	(46.8)%	(27.9)%

(1)	Prior to our acquisition of Virtual Alert, we did not have software and service revenue from the sale of Global Secure Response Manager software solutions. Pro forma revenues for the fiscal year ended June 30, 2005 include software and service revenue associated with Global Secure Response Manager.

      Revenues on an actual and pro forma basis from each of our business units during the fiscal years ended June 30, 2005 and 2004 and for the period from March 21, 2003 (inception) through June 30, 2003, were as follows:

	Period From			Pro Forma
	March 21, 2003
	(inception)	Year Ended June 30,
	Through			Year Ended
	June 30, 2003	2004	2005	June 30, 2005

				(unaudited)
Revenue:
Global Secure Systems	$—	$—	$4,178,702	$10,188,129
Global Secure Training	—	2,543,705	4,195,674	4,195,674
Global Secure Safety	547,576	2,584,137	3,546,968	3,546,968

Total	$547,576	$5,127,842	$11,921,344	$17,930,771

      Income (loss) from operations before taxes and minority interest from each of our segments for the fiscal years ended June 30, 2005 and 2004 and for the period from March 21, 2003 (inception) through June 30, 2003 were as follows:

	Period From			Pro Forma
	March 21, 2003
	(inception)	Year Ended June 30,
	Year Ended			Year Ended
	June 30, 2003	2004	2005	June 30, 2005

				(unaudited)
Income (loss) from operations before interest, taxes and minority interest of affiliate by segment:
Global Secure Systems	$—	$—	$11,950	$662,428
Global Secure Training	—	310,018	291,935	291,935
Global Secure Safety	6,019	(1,230,634)	(1,407,237)	(1,407,237)
Corporate/ Eliminations(1)	(146,095)	(2,318,195)	(4,416,956)	(4,416,956)

Total	$(140,076)	$(3,238,811)	$(5,520,308)	$(4,869,830)

(1)	The Corporate/Eliminations line item represents corporate expenditures and all amounts recognized upon consolidation of our subsidiaries, such as the elimination of inter-segment revenues and expenses.
Comparison of the Fiscal Years Ended June 30, 2005 and 2004
      Revenues. Revenues increased 132% from $5.1 million for the year ended June 30, 2004 to $11.9 million for the year ended June 30, 2005. This increase was attributable to a $5.8 million increase in software and service revenue and a $963,000 increase in product revenue. The $5.8 million increase in software and service revenue resulted primarily from the acquisition of Virtual Alert and the inclusion of its revenues during the respective periods following its acquisition. Of the $5.8 million increase in software and service revenue, the Virtual Alert business accounted for approximately $4.2 million during the four months of operations reported in the fiscal year ending June 30, 2005. The remaining $1.6 million increase in software and service revenue was attributable to a full twelve months of reported revenue from the Global Secure Training business unit, as compared with only six and one-half months of reported revenue for that business unit for the year ended June 30, 2004. Approximately $2.1 million, or 18%, and $1.1 million, or 22%, of our revenues for the years ended June 30, 2005 and 2004, respectively, resulted from hazardous materials management services provided to the Department of Defense by Global Secure Training. Approximately $973,000, or 8%, and $664,000, or 13%, of revenues for the years ended June 30, 2005 and 2004, respectively, resulted from weapons of mass destruction forensic training services provided to agents of the Department of Justice by Global Secure Training. Approximately $2.2 million or 19%, of revenues for 2005 were generated by providing data management, analysis and dissemination services under our Biowatch subcontract.
      The $963,000 increase in product revenue for the fiscal year ended June 30, 2005 as compared with the fiscal year ended June 30, 2004 was primarily attributable to an $893,000 increase in revenue generated from product sales and licenses attributable to our self contained breathing apparatus and accessories. During a portion of the 2004 fiscal year, we were in the process of obtaining National Institute for Occupational Safety and Health certification on one of our self contained breathing apparatus product lines. At that time, there was no revenue associated with this key product offering. The National Institute for Occupational Safety and Health certification was received in August 2004, at which point we resumed shipping.
      We expect to see continued growth in our revenue as a result of the increased demand for products and services related to the increases in homeland security funding resulting from terrorist attacks and catastrophic natural disasters occurring around the world. We anticipate that our work under the BioWatch subcontract, which focuses on collecting, analyzing, and communicating potential bioterrorism threats will continue, as protecting the country against acts of bioterrorism is a high priority for homeland security. We expect that work performed on the BioWatch subcontract will account for a significant portion of our revenues for the foreseeable future. Any delay or change in the rollout of the BioWatch program or failure by the Department of Homeland Security or our prime contractor to obtain new funding would cause our revenues to fall short of our expectations.
      Cost of Revenues. Cost of revenues increased 100% from $3.9 million for the fiscal year ended June 30, 2004 to $7.8 million for the fiscal year ended June 30, 2005. This increase was due primarily to a $3.6 million increase in cost of software and services sold and a $321,000 increase in cost of products sold. The $3.6 million increase in cost of software and services sold resulted from an $816,000 increase in costs from the Global Secure Training business segment, primarily attributable to a full twelve months of revenue in 2005, and a $2.8 million increase from the Global Secure Systems business segment. The $2.8 million increase from the Global Secure Systems business segment was attributable to our acquisition of Virtual Alert in February 2005. Cost of revenues for the Global Secure Systems business segment includes approximately $587,000 in amortization expense for the fiscal year ended June 30, 2005. The $321,000 increase in cost of products sold resulted primarily from an increase in product sales. Cost of products sold as a percentage of product revenue declined slightly, from 85% for the fiscal year ended June 30, 2004 to 71% for the fiscal year ended June 30, 2005. Cost of product sales for the 2004 fiscal year included $200,000 in inventory obsolescence charges.
      Cost of revenues for the Global Secure Training segment includes approximately $414,000 and $207,000 in amortization expense for the years ended June 30, 2005 and 2004, respectively. Exclusive of the non-cash amortization expense, the Global Secure Training unit’s gross profit margin on a pro forma basis improved from 40% for the fiscal year ended June 30, 2004 to 49% for the fiscal year ended June 30, 2005. This improvement in profit margin resulted primarily from the replacement of a sub-contractor with permanent employees on a key contract with the Department of Defense.

      We believe the presentation of our gross profit margin on a pro forma basis exclusive of the non-cash amortization expense associated with acquired contract intangibles is useful to investors because it is a more accurate representation of the typical costs of providing the services under certain of our contracts. The following table represents the reconciliation between the reported gross profit margin of our Global Secure Training business unit and its pro forma gross profit margin exclusive of non-cash amortization expense. The pro forma gross profit margin is a non-GAAP financial measure.

	Year Ended June 30,

	2004	2005

Global Secure Training Revenue	$2,544,000	$4,196,000
Cost of revenues	1,729,000	2,545,000

Gross profit	$815,000	$1,651,000
Gross margin	32%	39%
Gross profit	$815,000	$1,651,000
Add: Amortization of intangibles	207,000	414,000

Adjusted gross profit	$1,022,000	$2,065,000
Pro forma gross margin (non-GAAP financial measure)	40%	49%
      Gross Profit. Gross profit as a percentage of revenues improved from 23% for the year ended June 30, 2004 to 34% for the year ended June 30, 2005. Amortization of acquired intangible assets included in cost of revenues increased to $1.1 million for the year ended June 30, 2005 from $295,000 for the year ended June 30, 2004, which accounted for approximately nine and five percentage points of revenues for the years ending June 30, 2005 and 2004, respectively. Software and service margins were 36% for the year ended June 30, 2005 compared to 32% for the year ended June 30, 2004. Product gross margins were 29% for the year ended June 30, 2005 compared to 15% for the year ended June 30, 2004. The increase in product gross margins was primarily due to an improvement in direct labor costs as a percentage of revenues, resulting from a higher revenue base, and a non-recurring inventory obsolescence charge of approximately $200,000 taken in the 2004 fiscal year. We anticipate a continued improvement of our product gross margins primarily resulting from manufacturing initiatives and a continued expansion in our revenue base.
      Selling, General and Administrative Expense. Selling, general and administrative expense increased 116% from $4.4 million for the fiscal year ended June 30, 2004 to $9.6 million for the fiscal year ended June 30, 2005. Selling, general and administrative expense for each of our segments for the years ended June 30, 2005, and 2004 were as follows:

	Year Ended June 30,

	2004	2005

Selling, General and Administrative Expense:
Global Secure Training	$506,000	$1,359,000
Global Secure Safety	1,664,000	2,444,000
Global Secure Systems	—	1,388,000
Corporate/ Eliminations	2,277,000	4,416,000

Total	$4,447,000	$9,607,000

      The $5.2 million increase in selling, general and administrative expense was due primarily to a $2.1 million increase in corporate expenses, a $780,000 increase in expenses attributable to the Global Secure Safety business unit, and approximately $2.2 million in additional selling, general and administrative expense resulting from our acquisitions of HazTrain and Virtual Alert during the respective periods. The $2.1 million increase in corporate expense was attributable to a $860,000 increase in stock compensation expenses primarily resulting from the issuance of warrants and common stock to employees and consultants, a $378,000 increase in compensation expenses associated with the addition of key personnel, a $125,000 increase in travel expenses, a $167,000 increase in marketing expenses and a $316,000 increase in professional fees. The $780,000 increase in selling, general and administrative expense for the Global Secure Safety business unit was primarily attributable to a $332,000 increase in compensation expenses, a $58,000 increase in bad debt expenses, a $48,000 increase in marketing expenditures, a $72,000 increase in travel expenses and a $83,000 increase in sales commissions attributable to higher sales in the fiscal year ended June 30, 2005.
      Selling, general and administrative expense represented 87% of revenues for the fiscal year ended June 30, 2004, as compared with 81% of revenues for the fiscal year ended June 30, 2005. Selling, general and administrative expense as a percentage of revenues decreased because selling, general and administrative expense did not increase proportionally to our revenue growth. In the event that we acquire product lines or businesses in the future, we would anticipate that, based on the nature and magnitude of those acquisitions, our selling, general and administrative expense would increase as a result of those acquisitions.
      Interest (Expense) Income, Net. Interest (expense) income, net increased from ($159,000) for the fiscal year ended June 30, 2004 to $47,000 for the fiscal year ended June 30, 2005. This increase was due primarily to increased interest income from the investment of the proceeds from our private placement.
      Income Tax(Expense) Benefit. For the fiscal year ended June 30, 2004, the deferred income tax benefit was attributable to losses subsequent to the acquisition of HazTrain utilized to offset the net deferred tax liability of $116,000 recorded at the date of acquisition related to taxable temporary differences resulting from allocation of the purchase price.
Comparison of Fiscal year ended June 30, 2004 and the period from March 21, 2003 (inception) through June 30, 2003
      Revenues. Revenues increased 836% from $548,000 for the period from March 21, 2003 (inception) through June 30, 2003, to $5.1 million for the fiscal year ended June 30, 2004. This increase was attributable to a $2.5 million increase in service revenue and a $2.0 million increase in product revenue. The $2.5 million increase in service revenue resulted from our acquisition of HazTrain in December 2003. The $2.0 million increase in product revenue was primarily attributable to a $954,000 increase in revenue generated from product sales and licenses attributable to our self contained breathing apparatus and a $1.1 million increase in revenue generated from product sales attributable to our filtered air respirators.
      Approximately $1.1 million, or 22%, of our revenue for 2004 resulted from materials management services provided by Global Secure Training to the Department of Defense, and approximately $664,000, or 13%, of revenue for 2004 resulted from weapons of mass destruction forensic training services provided by Global Secure Training to agents of the Department of Justice. Product revenues from sales to our largest commercial distributor represented $269,000, or 49%, and $533,000, or 10%, of revenue for the period from March 21, 2003 (inception) through June 30, 2003, and for the fiscal year ended June 30, 2004, respectively.
      Cost of Revenues. Cost of revenues increased from $302,000 for the period from March 21, 2003 (inception) through June 30, 2003, to $3.9 million for the fiscal year ended June 30, 2004. This increase was due primarily to a $1.7 million increase in cost of services sold and a $1.9 million increase in cost of products sold. The $1.7 million increase in cost of services sold was 100% attributable to our acquisition of HazTrain. Cost of services sold for the 2004 fiscal year primarily included $477,000 in compensation costs, $790,000 in contracted services and $207,000 of amortization expense on intangibles. Cost of services sold, exclusive of the amortization expense, represented 59% of our service revenues for the fiscal year ended June 30, 2004. Of the $1.9 million increase in cost of products sold, $734,000 resulted from self contained breathing apparatus and related product sales. The self contained breathing apparatus product line costs primarily included $116,000 in direct labor attributable to manufacturing the products, $394,000 in materials costs and $88,000 of amortized intangibles. The remaining $1.2 million increase in cost of products sold was related to the sale of our filtered air respirators. The increase was associated with our revenue growth in these products but also from approximately $200,000 in inventory obsolescence charges taken during the 2004 fiscal year.

      Selling, General and Administrative Expense. Selling, general and administrative expense increased from $386,000 for the period from March 21, 2003 (inception) through June 30, 2003, to $4.4 million for the fiscal year ended June 30, 2004. Selling, general and administrative expense from each of our segments during those periods were as follows:

	Period from
	March 21, 2003
	(inception)
	through	Year Ended
	June 30,	June 30,
	2003	2004

Selling, General and Administrative Expense:
Global Secure Training	$—	$505,939
Global Secure Safety	238,874	1,664,187
Corporate/ Eliminations	146,931	2,277,226

Total	$385,805	$4,447,352

      The $4.1 million increase in selling, general and administrative expense was due primarily to a $2.1 million increase in corporate expenses, a $1.4 million increase in the Global Secure Safety business unit’s expenses and approximately $506,000 in additional selling, general and administrative expense resulting from our acquisition of HazTrain. Of the $1.4 million increase in selling, general and administrative expense attributable to Global Secure Safety, $753,000 was attributable to the full year of activity of Neoterik for fiscal 2004, as compared with two and one-half months of activity during the prior year’s shortened fiscal period of March 21, 2003 (inception) through June 30, 2003. The remaining selling, general and administrative expense increase of $672,000 for Global Secure Safety was attributable to the establishment of our self contained breathing apparatus product line. Selling, general and administrative expense in support of our self contained breathing apparatus product line in fiscal 2004 included approximately $326,000 in compensation expenses, $110,000 in testing and certification fees and $93,000 in facilities costs. The $2.3 million in corporate selling, general and administrative expense for fiscal 2004 included approximately, $367,000 in stock compensation expenses resulting from the issuance of stock options and common stock to certain employees and consultants, $831,000 in compensation expenses associated with the addition of key senior management and Board of Director positions, $501,000 in legal and accounting fees, $112,000 in consulting fees, $145,000 in travel expenses, $101,000 in service fees with Sky Capital Enterprises, our controlling stockholder, and $83,000 in marketing expenses.
      Interest (Expense) Income, Net. Interest (expense) income, net increased from ($21,000) for the period from March 21, 2003 (inception) through June 30, 2003, to ($159,000) for the fiscal year ended June 30, 2004. This increase was due primarily to increased interest expense resulting from $2.3 million in debt incurred on December 18, 2003 in connection with the HazTrain acquisition.
      Income Tax Benefit. For the fiscal year ended June 30, 2004, the deferred income tax benefit was attributable to losses subsequent to the acquisition of HazTrain utilized to offset the net deferred tax liability of $116,000 recorded at the date of acquisition related to taxable temporary differences resulting from allocation of the purchase price.
      For the year ended June 30, 2005, the provision for income taxes of $113,000 consists of state income tax of $120,000 and a deferred income tax benefit of $7,000.
Liquidity and Capital Resources
      At June 30, 2005 and June 30, 2004, we had cash and cash equivalents totaling $2.7 million and $2.9 million, respectively.
      Our primary source of liquidity has been equity financing. Our most significant uses of cash have been, and we believe will continue to be, the acquisition of businesses that offer complementary products and services and the development of our sales and marketing channels. We intend to use most of the net proceeds from this offering to fund these activities. We will use approximately $3.4 million of the net proceeds from this offering for debt repayment, $1.5 million of which has been incurred since the end of our 2005 fiscal year to fund working capital requirements. If we need additional cash prior to becoming cash flow positive, we may need to use additional proceeds from this offering, which would reduce the funding available for acquisitions and other growth initiatives.
      Cash from Operating Activities. Cash used in operations for the fiscal year ended June 30, 2005 was $3.3 million and was primarily attributable to a net loss of $5.6 million, offset by depreciation and amortization of $1.3 million and other non-cash items including stock compensation expense of $1.2 million. Cash used in operations for the fiscal year ended June 30, 2004 was $2.0 million and was primarily attributable to a net loss of $3.3 million, offset by depreciation and amortization of $428,000, and other non-cash items including stock compensation expense of $367,000.
      We believe that the key drivers that are likely to impact our working capital over the next 12 to 18 months are the use of cash to support our growth initiatives, primarily through acquisitions, the timing of accounts receivable collection, and inventory management.
      The net proceeds of this offering after application of a portion of the proceeds of this offering to repay debt as contemplated by “Use of Proceeds” and the expenses related to this offering will increase our available cash by approximately $      million. This amount, together with cash flow from operations, will be available to sustain our current operating activities as well as to fund the following growth initiatives: pursuing acquisitions and strategic relationships; expanding our platform of technology, products and services; developing our sales channels; and expanding our customer base.
      The collection of receivables is critical to our ability to sustain our day-to-day operations and to meet our short term vendor and creditor obligations. We sell our products and services on short term credit, which requires us to wait 30 days for cash payment. In rare instances, we accept upfront payment for services to be performed by us over a period of up to six months.
      We expect that funds to support product inventory balances will be financed from cash flow from operations. We intend to build inventory based on short term demand projections and do not foresee building an inventory base that would represent more than 60 days’ worth of revenue generated by the Global Secure Safety business unit.
      Cash from Investing Activities. Cash used for investing activities consists primarily of purchases of fixed assets and business acquisitions. Net cash used in investing activities related to acquisitions for the fiscal years ended June 30, 2005 and 2004 was $11.6 million and $1.5 million, respectively. Total capital expenditures for the fiscal year ended June 30, 2005 and 2004 were $725,000 and $338,000, respectively, and were primarily related to the purchase of computer equipment, tooling, production equipment and furniture and fixtures. The increase in capital expenditures related to the implementation of a new enterprise software system and leasehold improvements and furniture and fixtures is primarily attributable to our corporate headquarters. We currently have no plans for significant capital spending or purchase commitments, but expect to continue to engage in capital spending in the ordinary course of business which we expect to total approximately $500,000.
      Cash from Financing Activities. In June 2003, we commenced a private placement of our common stock to raise up to $30.0 million. Through June 30, 2004, we raised net proceeds of approximately $6.7 million. In September 2004, we completed our private placement resulting in additional net proceeds of approximately $17.1 million. We estimate that our current cash balance and cash flow from operations, including the proceeds from this offering, will be sufficient to meet our anticipated working capital needs for the foreseeable future. To the extent we require additional funds for our growth initiatives, we may seek additional equity or debt financing.
      We anticipate that our material short-term and long-term liquidity requirements are as follows:
      Short-Term Liquidity Requirements. Our short-term liquidity requirements include $3.4 million for debt repayment, $500,000 for capital assets expected to be purchased over the next 12 months, and funding for on-going operations. These short-term requirements will be satisfied out of proceeds from this offering and internally generated cash flow from operations. Additionally, while we have no binding commitments or agreements at this time, in the event that we make any acquisitions during the next 12 months, we intend to fund some or all of the purchase price out of the proceeds of the offering. We intend to establish a revolving credit facility to facilitate acquisitions and support working capital.
      In connection with our acquisition of Virtual Alert in February 2005, we agreed to pay an earn-out based on their achievement of certain performance milestones for the calendar year ending December 31, 2005. If the milestones are achieved, the payment equal to six times earnings before interest, taxes, depreciation and amortization, or EBITDA, less $20.0 million, will be payable to the Virtual Alert shareholders no later than April 15, 2006. We do not anticipate that any earn-out will be payable based on our current EBITDA projections for the twelve month period ending December 31, 2005. Should a payout be required, 60% will be paid in cash and we would use proceeds from this offering or cash generated from other funding sources. The balance of the payment would be made using Global Secure Common Stock, such stock to be valued at the date of issuance. We do intend to pay off approximately $1.9 million of post closing adjustments that are outstanding by us to the shareholders of Virtual Alert as of June 30, 2005. Approximately $870,000 of this amount was paid out of cash in July 2005, with the balance expected to be paid out of the proceeds of this offering.
      Long-Term Liquidity Requirements. Key elements of our growth strategy are likely to require funding beyond June 30, 2005. These elements include acquisitions, sales and marketing activities, and new product development. We currently anticipate purchasing up to $1.0 million of capital assets during fiscal year 2007 via leasing arrangements or with short-term debt. We have not identified any further material cash requirements that will impact our long-term liquidity requirements. Any future acquisitions or other significant unplanned costs or cash requirements may require that we raise additional funds through the issuance of debt or equity.
Off-Balance Sheet Arrangements
      We do not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which are typically established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Contractual Obligations
      The following table sets forth the principal amounts of our contractual obligations and their maturity dates as of June 30, 2005:

	Payments Due by Period

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Long-term debt(1)	$988,789	$314,034	$522,600	$152,155	$—
Capital lease obligations(2)	44,156	36,069	8,087	—	—
Operating leases(3)	2,210,306	541,358	967,090	611,241	90,617

Total contractual obligations	$3,243,251	$891,461	$1,497,777	$763,396	$90,617

(1)	Long-term debt obligations primarily represent a $936,000 obligation of Global Secure Training evidenced by a note dated December 18, 2003. The note becomes due on January 1, 2009 and bears interest at the prime rate plus 1%. The note has certain loan covenants including requirements to maintain a current ratio of 1.0 to 1.0 measured quarterly and to maintain a debt service coverage ratio, as defined, of 1.25 to 1.0, measured quarterly. Default on the loan covenants could trigger an acceleration of the obligation. Additional long-term debt obligations represent two unsecured demand notes of Global Secure Safety. to an individual lender in the amount of $30,000 and $20,000, respectively, bearing interest at a rate of 12% per annum.

(2)	Capital lease obligations primarily consist of various lease obligations for office equipment. The effective annual interest rates range from 4% to 27%.

(3)	Consists of rent obligations under various leases associated with our six locations.

Acquisitions
      Since April 15, 2003, we have expanded our product and service offerings and customer base through the acquisition of three businesses and the purchase of certain assets from a company that had ceased operations. The operating results of each acquired business have been included in our historical financial statements from the respective dates of acquisition.
      In April 2003, we acquired a majority of the outstanding shares of common stock of Neoterik, a manufacturer of filtered air respirators. We acquired additional shares of Neoterik during calendar year 2003, resulting in our owning an aggregate of approximately 91% of the outstanding shares of Neoterik common stock. The purchase price for our 91% ownership interest in Neoterik consisted of 1,629,176 shares of our common stock, 500,000 shares of common stock of Sky Capital Enterprises, and $500,000 cash. In April 2005, we acquired the remaining 9% of Neoterik through a short-form merger of Neoterik with and into a newly-created, wholly-owned subsidiary of ours, in exchange for the payment by us of a nominal amount in cash. As a result of this transaction, Neoterik became our wholly-owned subsidiary. Our acquisition of Neoterik enabled us to commence operations and served as the basis for our Global Secure Safety business unit.
      In August 2003, we acquired from Cairns certain assets related to self contained breathing apparatus, including inventory, property and equipment, licenses, patents and trademarks. Cairns had ceased operations prior to our acquisition of these assets. The purchase price consisted of 160,000 shares of our common stock, $472,281 in cash, and a contingent obligation of up to an additional $550,000, payable from royalties and sales of patent rights associated with certain acquired assets. Any additional amounts paid will be accounted for as additional purchase price. Our acquisition of assets from Cairns added to the personal safety product offerings of our Global Secure Safety business unit.
      In December 2003, we acquired all of the outstanding common stock of HazTrain, a company engaged in the business of providing critical incident response training and exercises and hazardous materials management services. The purchase price consisted of $1.2 million in cash, the issuance of four promissory notes in the aggregate principal amount of $1.3 million, and 300,000 shares of our common stock. Our acquisition of HazTrain served as the basis for our Global Secure Training business unit.
      In February 2005, we acquired all of the issued and outstanding common stock of Virtual Alert, a provider of data integration services and software solutions focused on emergency preparedness and response management. The purchase price consisted of $12.0 million in cash, legal fees and other acquisition costs of $637,000, $1.9 million of post-closing adjustments, and 5,333,333 shares of our common stock. In addition, we agreed to pay the sellers an earnout based on the achievement of certain performance milestones for the calendar year ending December 31, 2005. If the milestones are achieved, the earnout will equal six times earnings before interest, taxes, depreciation and amortization, or EBITDA, attributable to the Global Secure Systems business unit, less $20,000,000, and will be payable 60% in cash and 40% in shares of our common stock no later than April 15, 2006. We do not currently anticipate being required to make any additional payments associated with the Virtual Alert acquisition other than the post-closing adjustments in the amount of $1.9 million. Based on our current EBITDA projections for Global Secure Systems for the twelve month period ending December 31, 2005, we do not anticipate that any earnout will be payable. Our acquisition of Virtual Alert served as the basis for our Global Secure Systems business unit.
Internal Controls Over Financial Reporting
      Effective internal controls are necessary for us to provide reliable financial reports and to prevent fraud. We will need to perform the system and process evaluation and testing, and any necessary remediation, required for effective internal controls in order to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Since June 30, 2003, we have implemented an enterprise-wide accounting system, expanded the size of our accounting and finance staff and initiated discussions with a consulting firm with the expectation of retaining them to assist us in implementing a Sarbanes-Oxley compliant financial reporting system in time for our required management certifications for our fiscal year ended June 30, 2007. We anticipate initiating this consulting project during the second fiscal quarter. We also plan to hire at least one internal auditor to oversee our internal financial function. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations, since we have not commenced the evaluation and there is presently no precedent available by which to measure compliance adequacy.
Application of Critical Accounting Policies
      Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates, including those related to allowance of bad debts, inventory obsolescence, income tax valuation allowances, impairment of goodwill and other intangible assets, and commitments and contingencies. We base our estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are more fully described in Note B to our consolidated financial statements included elsewhere in this prospectus. The critical accounting policies described below are those that are most important to the depiction of our financial condition and results of operations and their application requires management’s subjective judgment in making estimates about the effect of matters that are inherently uncertain.

Revenue Recognition
      Revenue recognition is substantially governed by the requirements set forth by the Securities and Exchange Commission’s Staff Accounting Bulletin 104, “Revenue Recognition,” or SAB 104. Pursuant to SAB 104, revenue is recognized by our business segments when the following criteria are met: (i) Persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable, and (iv) collectibility is reasonably assured. Management exercises judgment and uses estimates in connection with the determination of the amount of software and services and product revenue to be recognized each accounting period.
      Revenue from sales of products by our Global Secure Safety segment is recognized when products have shipped and title has transferred.
      Revenue from sales of training and exercises by our Global Secure Safety segment is recognized when services have been rendered and payment has been contractually earned.
      Global Secure Systems generates revenue from the sale of our Global Secure Response Manager software solutions and by providing systems integration services. Sales of the Global Secure Response Manager software solutions may include (i) licensed software and communications applications; (ii) implementation, training and hosting services; (iii) post-contract maintenance services; and (iv) hardware. Systems integration services revenue is derived primarily from services provided under the federal BioWatch program in which the company is operating under a subcontract that expires in February 2006 and may be extended at the customer’s option through February 2007.
      Under the BioWatch program, revenues from integration services that are provided on a time and materials basis are recognized as revenue as the work is performed.

      Revenue recognition for sales of the Global Secure Response Manager software solutions is governed by the requirements set forth by the American Institute of Certified Public Accountants’ Statement of Position 97-2, “Software Revenue Recognition,” as modified.
      Our implementation services are essential to the functionality of our software products when contracted for in conjunction with a software license agreement and accordingly, with respect to such arrangements, revenue is recognized as services revenue using the completed contract method of accounting pursuant to SOP 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts.” Under such method, revenue is not recognized separately for the software and services element of the arrangement. Using the completed contract method, all revenue from software and services and associated costs are deferred until completion of the implementation of the integrated system. Implementation services may include systems planning, design and implementation, customer-specific configurations and training. Implementation services are not available by other vendors and are generally sold under fixed price contracts.
      Post-contract customer maintenance includes help desk support and rights to unspecified software upgrades and enhancements. Maintenance services begin upon acceptance of the integrated system, are separately priced and stated in our arrangements and are generally billed annually. The maintenance services are initially recorded as deferred revenue and recognized as services revenue ratably over the maintenance period. Vendor specific objective evidence, or VSOE, of fair value for maintenance services is supported by renewal rates.
      Training and hosting revenue is recognized as the services are rendered. VSOE of fair value for hosting services is supported by renewal rates. VSOE of fair value for training is provided for by standalone sales.

Allowance for Doubtful Accounts
      We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our clients to make required payments. The amount of our reserve is based on historical experience and our analysis of the accounts receivable balance outstanding. In estimating the allowance for doubtful accounts, management considers, among other factors, (i) the aging of the accounts receivable; (ii) trends within and ratios involving the age of the accounts receivable; (iii) our historical provision for doubtful accounts, which has ranged between approximately 0.4% and 2.0% of total revenue over the three years ending June 30, 2005; (iv) our historical write-offs and recoveries; (v) the credit worthiness of each customer; (vi) the economic conditions of the customer’s industry; and (vii) general economic conditions. While credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Such estimates require significant judgment on the part of our management. Therefore, changes in the assumptions underlying our estimates or changes in the financial condition of our clients could result in a different required allowance, which would have a material effect on our results of operations.
      If the assumptions we used to calculate these estimates do not properly reflect future collections, there could be an impact on future reported results of operations. Based on our total revenue reported for fiscal 2005, our provision for doubtful accounts would change by approximately $120,000 annually for a 1.0% change in proportion to total revenue. The provision for doubtful accounts is included in selling, general and administrative expense in the Consolidated Statement of Operations.

Stock Compensation
      We apply the intrinsic value recognition and measurement principles whereby compensation expense is recognized over the vesting period to the extent that the fair market value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option. For periods prior to our initial public offering, the calculation of the intrinsic value of a stock award was based on our Board of Directors’ estimate of the fair value of our common stock. Determining the fair value of our stock requires making complex and subjective judgments. There is inherent uncertainty in making these estimates.

Significant Factors, Assumptions and Methodologies Used in Determining Fair Value
      As disclosed more fully in Note O to the Consolidated Financial Statements, we granted stock options with an exercise price of $1.22 to $2.00 during the 12 months ended June 30, 2005. The exercise price of the stock options granted during the period July 1, 2004 through June 30, 2005 was based primarily on our contemporaneous common stock private placement transaction that closed in September 2004, in which we issued $23.8 million of our common stock to over 200 independent investors at an average purchase price of $1.20 per share. The fair value of the common stock underlying the options granted during that period was determined by our Board of Directors to be equal to the average price per share of the common stock sold in the private placement. The exercise price of all options granted during that period was contemporaneously set by the Board with input from management. The Board determined that because there was an independent cash transaction with independent parties, no contemporaneous valuation by an unrelated valuation specialist was required. The Board set the exercise price of each grant at a price that was not less than the fair value of the common stock.
      Based on an estimated initial public offering price of $          per share, the intrinsic value of the options outstanding at June 30, 2005, was $          , of which $          relates to the vested options and $          relates to unvested options.
                  Other Option Related Analyses
      In relation to the fair value assigned to the options, we determined the fair value by estimating the expected useful lives, giving consideration to the vesting and purchase periods, contractual lives, actual employee forfeitures, and the relationship between the exercise price and the fair market value of our common stock, among other factors. The risk-free interest rate is the U.S. Treasury bill rate for the relevant expected life. The fair value of stock options was estimated in the month of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Options

	2003	2004	2005

Risk-free interest rates	2.27%	3.10%	3.76%
Expected term	5.0 years	5.0 years	7.1 years
Volatility	.73	.73	.73
      Stock options granted had weighted-average fair values of $0.01, $1.00 and $0.82 per share for fiscal 2003, 2004 and 2005 respectively, as calculated using the Black-Scholes option valuation model.
      Beginning October 1, 2005, we will be required to recognize expense for stock-based compensation pursuant to SFAS 123R, “Share-Based Payment,” or SFAS 123R. As a result of adopting SFAS 123R, we will recognize as compensation expense in our financial statements the unvested portion of existing options granted prior to the effective date and the cost of stock options granted to employees after the effective date based on the fair value of the stock options at grant date. We expect that the adoption of SFAS 123R will have a material impact on our consolidated results of operations and earnings per share. We have not yet determined the method of adoption or the effect of adopting SFAS 123R, and we have not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures required under SFAS 123. We have not yet determined the impact of SFAS 123R on our compensation policies or plans, if any.

Software Development Costs
      Research and development expense related to the Global Secure Systems segment consists of costs related to continued software development and product enhancements to existing software. Software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers.
      In future periods, if we determine that technological feasibility occurs at a different stage of the process, we may capitalize more software development costs. This determination could change our reported operating expenses in the short-term by the amounts we capitalize. No amounts were capitalized in fiscal 2005, 2004 or 2003.

Accounting for Purchase Business Combinations
      The acquisitions of Neoterik, HazTrain, and Virtual Alert were accounted for as purchase transactions, and the purchase price was allocated to the assets acquired and liabilities assumed based on the fair value of the acquired company’s then-current assets, purchased technology, property and equipment and liabilities. The excess of the purchase price over the fair value of net assets acquired or net liabilities assumed has been allocated to goodwill. The fair value of amortizable intangibles, primarily consisting of purchased technology and client contracts, was determined using an estimate of discounted future cash flows related to the technology and client contracts. Actual future cash flows from purchased technology and purchased client contracts could differ from estimated future cash flows. The allocation between amortizable intangibles and goodwill impacts future amortization expense in the financial statements. We amortize intangibles over their estimated economic lives. While we believe it is unlikely that any significant changes to the useful lives of our tangible and intangible assets will occur in the near term, rapid changes in technology or changes in market conditions could result in revisions to such estimates that could materially affect the carrying value of these assets and our future operating results.
      The estimated economic useful lives of our acquired intangibles may change based upon the intended use of the asset or the period of time over which revenues are expected to be generated. To date, we have not been required to change the estimated useful life of any long-lived assets. As of June 30, 2005, $5.2 million of our long-lived assets were subject to amortization. If the useful lives of our identifiable acquired intangible assets were reduced by one year, our amortization expense would increase by $1.2 million in fiscal 2006.

Long-Lived Assets, Intangible Assets and Goodwill
      Goodwill of a reporting unit is tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would indicate that the fair value as of March 31 (our annual testing date) of a reporting unit might be below its carrying amount. If goodwill is determined to be impaired, its carrying amount is written down to its implied fair value. For fiscal 2004 and 2003 and the period ended March 31, 2005, we determined that there was no goodwill impairment.
      Long-lived assets and intangible assets other than goodwill are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use and eventual disposition of these assets. When any such impairment exists, the related assets will be written down to fair value.
Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS 123R, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement as an operating expense, based on their fair values. Pro forma disclosure is no longer an alternative. That cost will be recognized as compensation expense over the service period, which would normally be the vesting period of the options. SFAS 123R will be effective for us beginning October 1, 2005. Accordingly, the adoption of SFAS 123R’s fair value method could have a significant impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.
      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4”, or SFAS 151. SFAS 151 amends ARB No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges. In addition, SFAS 151 requires that allocation of fixed production overhead to the cost of conversion be based on the normal capacity of the production facilities. The provision of SFAS 151 shall be effective for us beginning on September 1, 2005. We are currently evaluating whether this statement will have a material effect on our consolidated financial statements.

      SFAS No. 153, “Exchanges of Nonmonetary Assets — an Amendment of APB Opinion No. 29”, or SFAS 153, addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value accounting for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of an entity are expected to change significantly as a result of the exchange. This statement is effective beginning in 2006 and is not expected to have a significant impact on our financial statements.
      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3”, or SFAS 154, which requires a retrospective application to prior periods’ financial statements of changes in accounting principle for all periods presented. This statement replaces APB Opinion No. 20 which required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The provisions of SFAS 154 are effective for fiscal years beginning after December 15, 2005.
Quantitative and Qualitative Disclosures About Market Risk
      The primary objective of our investment activities is to preserve our capital to fund operations. We also seek to maximize income from our investments without assuming significant risk. To achieve our objectives, we maintain a portfolio of cash equivalents and investments in a variety of investment grade securities. A portion of our investments may be subject to interest rate risk, as described below, and could fall in value if market interest rates increase.

Interest Rate Risk
      A portion of our cash and cash equivalents are subject to interest rate risk. We manage this risk by maintaining cash equivalents with relatively short average maturities. As of June 30, 2005, we had unrestricted cash, cash equivalents and investments of $2.7 million consisting of cash and highly liquid investments deposited in a highly-rated commercial financial institution in the United States.
      The weighted-average yield on interest-bearing investments held as of June 30, 2005 was ranged between 1.00% and 3.05%. Because our investments are short-term in duration, we believe that our exposure to interest rate risk is not significant.
      The United States Federal Reserve Board (“Federal Reserve”) influences the general market rates of interest. The federal funds rate was raised to 3.25% on June 30, 2005, the ninth quarter-point increase since June 2004. We expect that the Federal Reserve will continue to raise interest rates throughout 2005 and in 2006. Future interest rate increases would result in increased interest expense. We actively monitor changes in interest rates.

BUSINESS
Overview
      We provide an integrated platform of high-quality and complementary products and services for the homeland security industry. Within this industry, we are particularly focused on the needs of the critical incident response community, which consists of public and private sector organizations that prepare for, respond to, and help in the recovery from, acts of terrorism, natural disasters and other threats to public health and safety. Our offerings include data management, analysis and dissemination services associated with potential biological threats, emergency messaging and collaboration software, specialized training and emergency response exercises, and personal safety products. The principal users of our products and services are federal, state and local governmental authorities, such as the Department of Homeland Security, law enforcement agencies, fire departments, public health organizations and emergency response agencies. These users are among the many recipients of increased levels of federal funding for homeland security and public health and safety.
      To address the numerous decision makers throughout the critical incident response market, we have implemented multi-tiered sales channels. Our approach is built on employing a nationwide direct sales force, contracting with manufacturers representative groups and distributors, leveraging our experienced Board of Directors and Advisory Board and retaining strategic consultants and legislative advisors possessing homeland security and state and local government expertise. Our sales channels enable us to reach state and local purchasers as well as the federal agencies that not only fund these purchasers but also buy our products and services directly.
      We have grown our business primarily through acquisitions, as well as through strategic marketing relationships and internal growth. To date, we have acquired three operating companies as well as certain assets from a fourth company that had ceased operations. We have also entered into strategic marketing relationships with two companies that give us access to additional products bearing our brands that we offer through our existing sales channels. As part of our strategy to maximize our internal growth, we have integrated our acquisitions into strategic business units to facilitate cross-selling of our products and services, enhanced our products and services to better meet the needs of our customers, and expanded our multi-tiered sales channels.
      We currently offer three categories of products and services:

•	Technology Products and Services. We are the sole provider of data management, analysis, and dissemination services for the laboratory data integration and communications project under the BioWatch program, a federally-funded airborne biological agent detection program administered by the Department of Homeland Security. We expect that our subcontract under the BioWatch program will continue to account for a significant portion of our revenues for the foreseeable future. In addition, we sell software solutions focused on emergency preparedness, response and recovery to government agencies at the state and local level. Our principal software offering is Global Secure Response Manager, a web-based software platform that enables real-time collaboration and communication among federal, state and local emergency management and homeland security professionals. To date, we have sold Global Secure Response Manager and related offerings to public health agencies in 19 states and two municipalities. We sell our technology products and services primarily through our Global Secure Systems business unit. For the fiscal year ended June 30, 2005, sales of our technology products and services accounted for approximately 35% of our revenues.

•	Training and Exercises. We develop and manage training programs and customized exercises for critical incident response applications and provide hazardous materials management services. As part of our training offerings, we also provide exercise services in connection with the sale of our Global Secure Response Manager software and other emergency response products and services. Our skills and experience range from course development to on-site instruction using the latest training practices and technology. We employ a training and development staff with extensive experience. Our largest contract is with the Department of Defense, for which we provide hazardous materials management services for the U.S. Navy. Our largest training customer is the Department of Justice, for which we provide responder training for handling incidents involving weapons of mass destruction. We sell our training and exercise services primarily through our Global Secure Training business unit. For the fiscal year ended June 30, 2005, sales of our training and exercise services accounted for approximately 35% of our revenues.

•	Personal Safety Products. We develop, manufacture and sell safety products that protect critical incident responders and industrial users from harmful environmental conditions. We sell self-contained breathing apparatus and filtered air respirators that provide protection against the inhalation of biological and chemical contaminants, as well as other specialized safety products. We sell our personal safety products primarily through our Global Secure Safety business unit. For the fiscal year ended June 30, 2005, sales of our personal safety products accounted for approximately 30% of our revenues.

Industry

Market Overview
      The large and growing homeland security industry encompasses a broad array of products and services used for activities ranging from training local law enforcement personnel to protecting national borders. The critical incident response market is a significant part of the homeland security industry and consists of a collection of public and private sector organizations involved in the planning, coordination and provisioning of products and services to protect and preserve public safety and public health. While critical incident response has long been a large and important component of a nation’s infrastructure, the profile of the industry has increased significantly in response to terrorist attacks around the world as well as other catastrophic events, such as the recent natural disasters in the U.S. and Southeast Asia. U.S. and foreign governments have responded to these events by increasing the resources necessary to develop and maintain effective critical incident response capabilities.
      The U.S. homeland security industry is funded primarily by the federal government, with the balance consisting of funding from state and local governments and private organizations. According to the fiscal year 2006 budget developed by the Office of Management and Budget, federal funding for homeland security in the U.S. during 2006 will be $49.9 billion. Of this amount, we believe that approximately $15.2 billion will be applicable to the critical incident response marketplace, based upon our interpretation of line items in the budgets of federal agencies that serve the homeland security industry. In addition, from time to time the federal government establishes special appropriations in response to catastrophic events.
      Individuals involved in critical incident response include law enforcement officers, firefighters, emergency medical response and public works personnel and public health officials. According to the Department of Homeland Security, the non-military first responder community currently comprises an estimated three million individuals. In addition, the Health Resources and Services Administration estimates that there are more than three million salaried and volunteer public health workers, and the Center for Disease Control reports over 6,000 state and local public health organizations.

Funding
      Funding for the critical incident response market comes from a variety of sources. The U.S. critical incident response market is funded primarily by federal funds budgeted for homeland security, as well as special appropriations in response to catastrophic events. Other funding sources include state and local governments and private corporations. Similarly, a broad range of foreign governments and private sector organizations fund purchases of critical incident response products and services around the world.

U.S. Federal Homeland Security Funding
      In recent years, the U.S. government has taken actions to more effectively safeguard its citizens from future acts of terrorism and natural and manmade disasters. The single largest initiative was the formation of the Department of Homeland Security in response to the terrorist attacks of September 11, 2001, which led to a significant increase in federal funding for homeland security from $20.7 billion in 2001 to an anticipated $49.9 billion in fiscal year 2006. This budgeted amount includes funds available for the procurement of products and services as well as governmental administration. Homeland security funds for fiscal year 2006 are expected to be allocated to more than 30 federal agencies, with the Department of Homeland Security being the largest recipient, accounting for approximately 55% of the total homeland security budget. The Department of Homeland Security, which was formed in 2003 through the consolidation of 22 federal agencies, represents the second largest reorganization of the federal government in U.S. history, ranking only behind the formation of the Department of Defense. In addition to the Department of Homeland Security, other federal agencies contribute to the nation’s federal homeland security budget, including the Department of Defense, the Department of Health and Human Services, the Department of Justice, and the Department of Energy. The table below provides a breakdown of the anticipated disbursement of federal funds budgeted for homeland security in fiscal year 2006 by governmental department.

Department	FY 2006 Budgeted

(in billions)
Department of Homeland Security	$27.3
Department of Defense	9.5
Department of Health and Human Services	4.4
Department of Justice	3.1
Department of Energy	1.7
Other	3.9

Total	$49.9

Source: Office of Management and Budget, FY 2006 Budget
      Each of the federal departments allocating resources to homeland security initiatives aligns its homeland security funding along six critical mission areas as described in Analytical Perspectives, Budget of the United States Government, FY 2006 published by the Office of Management and Budget. The table below provides a breakdown of the fiscal year 2006 budget by critical mission area.

Mission Area	FY 2006 Budgeted

(in billions)
Border and Transportation Security	$19.3
Protecting Critical Infrastructure and Key Assets	15.6
Emergency Preparedness and Response	6.1
Domestic Counterterrorism	4.5
Defending against Catastrophic Threats	3.9
Intelligence and Early Warning	0.4
Other	0.1

Total	$49.9

Source: Analytical Perspectives, Budget of the United States Government, FY 2006 Budget Report of Office of Management and Budget
      While the initiatives described in the report’s Emergency Preparedness and Response mission area relate most directly to the critical incident response market, we believe each mission area addresses critical incident response-related activities.

U.S. Federal Critical Incident Response Funding
      Although the federal government does not define the critical incident response market as a specific homeland security budget category, based upon programs and line items presented in the budgets of agencies serving the homeland security industry, we believe that approximately $15.2 billion of the total homeland security budget for fiscal year 2006 is applicable to the critical incident response marketplace. As is the case with the broader federal homeland security budget, the portion of the budget that is attributable to the critical incident response community is derived from a variety of federal agencies. The following table presents the primary federal organizations responsible for the disbursement of the funds we believe to be available to the critical incident response market.

Department or Agency	FY 2006 Budgeted

(in billions)(1)
Department of Homeland Security	$12.3
Department of Health and Human Services	2.3
Department of Defense	0.2
Environmental Protection Agency	0.2
Department of Agriculture	0.1
Department of Justice	0.1

Total	$15.2

(1)	The information in this table was derived from our analysis of the fiscal year 2006 budgets of the applicable department or agency based solely on our interpretation of which budget categories are applicable to the critical incident response marketplace. The critical incident response marketplace does not exist as a stand-alone budget category in any of these budgets.
      As the table above illustrates, the Department of Homeland Security is the primary and largest source of funds for the critical incident response marketplace. The Department of Homeland Security administers funding for the critical incident response community through a number of agencies, the most notable of which are:

•	The Federal Emergency Management Agency leads the federal government’s efforts in preparing for, mitigating the effects of, responding to and helping in the recovery from all domestic disasters, whether natural or manmade, including acts of terrorism. The Federal Emergency Management Agency’s fiscal year 2006 budget for critical incident response activities is approximately $7.7 billion, with the majority of these funds designated for emergency response and disaster relief efforts. For example, the Federal Emergency Management Agency’s National Urban Search and Rescue response system provides a framework for structuring local emergency personnel into integrated disaster response task forces that are deployed by the Federal Emergency Management Agency in times of catastrophic structural collapse.

•	The Office of State and Local Government Coordination and Preparedness is budgeted to receive approximately $3.6 billion for state and local critical incident response equipment, training and preparation during fiscal year 2006. The Office of State and Local Government Coordination and Preparedness serves as the primary point of contact within the Department of Homeland Security for exchanging information with state and local homeland security agencies and personnel and identifying homeland security-related activities, best practices, and processes that are most efficiently accomplished at the federal, state, or local levels. For example, the Office of State and Local Government Coordination and Preparedness has worked with the U.S. Fire Administration and the National Fire Academy to review and approve preparedness training courses for emergency responders.

      In addition to the Federal Emergency Management Agency and the Office of State and Local Government Coordination and Preparedness, there are numerous other groups within the Department of Homeland Security that administer funding for critical incident response, such as the Science and

Technology Directorate, which serves as the primary research and development arm of the Department of Homeland Security and focuses on providing federal, state, and local officials with the technology and capabilities to protect against catastrophic terrorism. The Science and Technology Directorate is the agency within the Department of Homeland Security that has primary responsibility for the BioWatch program.
      The Department of Health and Human Services is the second largest source of funds for critical incident response after the Department of Homeland Security. As a contributor to homeland security efforts, programs funded by the Department of Health and Human Services increase research efforts in developing bioterrorism countermeasures, fund biomedical research, expand the Strategic National Stockpile of surplus medicines and supplies available in the event of a public health emergency, and support efforts to defend the nation’s food supply and further secure it against the threat of bioterrorism. The Department of Health and Human Services administers several programs that directly benefit the critical incident response market, including the following:

•	The Center for Disease Control’s Public Health Preparedness and Response for Bioterrorism Program is budgeted to receive approximately $800 million of the $1.8 billion in homeland security funding for the Center for Disease Control during fiscal year 2006. It is designed to increase public health response capacity through initiatives such as preparedness planning and readiness assessments, improvements in health information dissemination and other communication technologies, education and training.

•	The Health Resources and Services Administration’s National Bioterrorism Hospital Preparedness Program is budgeted to receive approximately $483 million during fiscal year 2006 and provides funding to state and municipal governments with the specific goal of enhancing the capacity of hospitals and associated health care entities to respond to bioterrorist attacks.

Other Sources
      While the majority of critical incident response funding flows from the federal sources described above, additional funding is also available from state and local governmental entities in the U.S., foreign governments and the private sector. According to the fiscal year 2006 Office of Management and Budget Analytical Perspectives report, aggregate funding from all states and municipalities is difficult to quantify as the Office of Management and Budget does not track funding from these market segments. Similarly, while current assessments of the amount and timing of potential funds from foreign governments and the private sector vary, these sources are expected to contribute to the growth of the critical incident response market. We believe that the heightened interest in security due to recent events both in the U.S. and abroad will result in increased funding for and practice of critical incident response by both foreign governments and private enterprises around the world.

Allocation and Disbursement of U.S. Federal Funds
      Budgeting decisions for federally-funded critical incident response initiatives in the U.S. are made primarily by the agencies that allocate these funds to specific federal, state and local governmental organizations and designated programs within these organizations. In some cases, federal agencies serve as the ultimate purchasers of the products and services themselves. However, because the initial response to most critical incidents is managed primarily by personnel employed at the state and local levels of government, a significant portion of the federal funds budgeted for critical incident response initiatives is distributed directly to states. For example, grant programs under the Homeland Security Grant Program for fiscal year 2005, which totalled $2.5 billion in available funds, are directed by the Department of Homeland Security to be disbursed through state homeland security offices. In these cases, each state is ultimately responsible for determining the specific purposes for which the federal funds will be used and the allocation of these funds to local jurisdictions, where the purchasing of products and services generally occurs.

      This decentralized purchasing process for products and services in the critical incident response marketplace is different from the centralized purchasing process that is typically used for disbursing federal funds, such as in the case of military procurement effected by the Department of Defense. The Department of Defense attracts large contractors and integrators that staff and budget their operations to procure multi-million and multi-billion dollar contract opportunities through a limited number of decision makers primarily at the federal level. Conversely, homeland security critical incident response spending is highly decentralized. Purchase requests are generally initiated at the local level by a wide range of users, but are typically executed at the state level. Contract amounts tend to be relatively small on an individual basis and require a sales and marketing infrastructure that is specifically designed to reach users and purchasing decision makers within a complex, multi-tiered buying environment.

Market Opportunity
      The heightened awareness of, and growth in funding for, critical incident response has resulted in an attractive market opportunity. We believe that companies wishing to capitalize on this opportunity must overcome two primary challenges: the preference of purchasers of critical incident response products and services to limit the number of vendors from whom they purchase; and the difficulty of accessing these purchasers and users within the decentralized critical incident response marketplace.
      We believe that purchasers in the critical incident response market prefer to buy technology, products and services from a single vendor instead of from multiple vendors. The current, fragmented structure of the marketplace does not address this preference. There are few vendors that are able to provide broad and integrated offerings of technology, products and services with a real focus on critical incident response that meet the needs of purchases and users alike. Therefore, we believe that vendors providing an integrated solution focused on critical incident response will have a competitive advantage in the marketplace.
      In addition, because the primary purchasers and users of products and services in the critical incident response market exist in multiple layers of federal, state and local governmental agencies, it is difficult for suppliers of these products and services to reach the purchasers in a coordinated manner and to effectively penetrate governmental bureaucracies. We believe that only those vendors that recognize the decentralized structure of the marketplace and establish sales and marketing strategies to effectively address this structure will benefit from the increased funding for critical incident response.
Our Solution
      We provide an integrated platform of high-quality and complementary products and services that enable the critical incident response community to better prepare for, respond to, and help in the recovery from acts of terrorism, natural disasters, and other threats to public safety and health. Our products and services include:

•	data management, analysis and dissemination services and software solutions focused on emergency preparedness and response management;

•	training and exercises for critical incident response applications, as well as hazardous materials management services; and

•	personal safety products.
      We reach the multiple layers of federal, state, and local governmental authorities that are the primary purchasers and users of products and services in the highly fragmented critical incident response marketplace through our multi-tiered, direct and indirect sales channels and marketing initiatives.
      By providing complementary products and services, we believe we are responding to changing purchasing patterns in the critical incident response marketplace, as purchasers are seeking fewer sources capable of delivering broader offerings of products and services. We offer our products and services both on a stand-alone basis and in combined product and service packages. For example, we offer training and exercises to help public health agencies that purchase our software solutions better prepare for a public health incident by running response scenarios that incorporate both technology and a human response. Similarly, we offer our filtered air respirators together with a range of related training programs to provide a combined product and service offering for hospital first receivers. We believe that we help our users deploy integrated solutions more cost effectively than if they were to purchase stand-alone products and services from multiple vendors.
Growth Strategy
      Our goal is to become the leading provider of products and services to the critical incident response community worldwide. To accomplish this objective, we intend to:

•	Expand our Integrated Platform of Technology, Products and Services. We are one of the few participants in the homeland security industry that provide a combination of technology, training and safety products and services focused on the needs of the critical incident response community. Our strategy of providing broad, integrated offerings enables us to address more of our existing customers’ needs and to attract new customers. By selling integrated offerings and adding new products and services to our platform, we intend to capitalize on the preferences of purchasers in the critical incident response marketplace to buy multiple offerings from a single vendor. We also intend to cross-sell our offerings in order to provide our users with integrated solutions involving products, training and exercises.

•	Further Develop Our Multi-tiered Sales Channels. We intend to invest significant resources to further develop our multi-tiered sales channels and the marketing initiatives that support them, which we believe will allow us to reach more customers and users by further penetrating the multiple layers of the critical incident response market. We intend to build both our direct and indirect sales channels and pursue marketing initiatives in order to expand our reach geographically in the U.S. and abroad. For example, we plan to further invest in our direct sales force for our software and training services, which we believe is necessary because of the technical and time-intensive nature of the sales process. We expect to expand our indirect sales channels as the primary means of selling our personal safety products, which we believe is the most cost-efficient way for us to reach the purchasers.

•	Pursue Acquisitions and Strategic Relationships. We intend to broaden our products, services and customer relationships through acquisitions and strategic relationships. These efforts will serve to strengthen our integrated offerings by providing us with more products and services to sell to the critical incident response market while leveraging our existing infrastructure.

•	Expand our Customer Base. We intend to capitalize on our existing customer relationships with federal, state and local government agencies to gain additional contracts from other purchasers within those same organizations, states and municipalities. We believe our current customers, which include federal agencies and some of the largest and smallest states nationwide, demonstrate the value and scalability of our products and services and enable us to attract new customers throughout the marketplace.

•	Capitalize on the Depth of Knowledge and Experience of Our Board of Directors and Advisory Board. We have assembled a Board of Directors and Advisory Board that include high-profile individuals with significant experience in homeland security, critical incident response, the intelligence community and government contracting. Both of our Boards play an important role in our sales and marketing efforts by advising us on public policy and strategic marketing issues. Our Advisory Board also helps us refine our product and service offerings, identify acquisitions and strategic relationships, and recruit senior-level managers.

Products and Services
      We offer three principal categories of products and services:

Technology Products and Services
      Our technology products and services include data management, analysis and dissemination services and software solutions.
      We are the sole provider of data management, analysis and dissemination services for the laboratory data integration and communications project under our subcontract for the BioWatch program. BioWatch is an early warning system funded by the Department of Homeland Security that is designed to rapidly detect trace amounts of biological materials in the air and assist public health experts in determining the presence and geographic extent of a biological agent release. The purpose of the BioWatch system is to enable federal, state, and local officials to more quickly determine emergency response, medical care and consequence management needs. The services we provide under the subcontract include gathering of data samples from collectors, transportation of samples to testing laboratories, processing and synthesis of data, and the dissemination of test results to federal agencies.
      BioWatch is a nationwide program, focusing on major urban centers. Using up to 50 sensors per city, the network is designed to provide coverage for 80 percent of the population in the cities in which it is used. Routine air samples are collected at certain intervals; to date, over half a million samples have been collected. Specialized sampling devices developed by the Department of Homeland Security have been placed at key locations nationwide.
      We are also a leading provider of software solutions focused on public health and safety preparedness, response and recovery. These solutions are used by public health agencies to support real-time emergency notification and communications for epidemiologic, bioterrorist, and other public health threats, as well as daily collaboration and interaction throughout the agency. We have contractual relationships with the public health agencies of 19 states and two municipalities for these software solutions, which generally consist of an upfront, one-time software license, as well as annual maintenance and hosting contracts.
      Global Secure Response Manager is our primary emergency preparedness and response software solution. We also offer a variety of additional software and communications applications that can be integrated with Global Secure Response Manager or licensed on a stand-alone basis. Our suite of software offerings includes the following:

•	Global Secure Response Manager: This software provides a secure on-line collaboration framework for alerts, document management, news, updates, discussion threads, and frequently asked questions. Our software enables the customer to control who can access the system and what information they can see and enhances the communication among state and local emergency officials and other health professionals on a daily basis and in the event of epidemiologic, terrorist, natural disaster or other public safety or health threats. Global Secure Response Manager alerts are transmitted and confirmed using a variety of media, including e-mail, web browsers, pagers, faxes, voice and two-way wireless devices.

•	Global Secure Volunteer Mobilizer: This software provides a Web-based interface for emergency management officials to manage and mobilize the many volunteer groups and other partners who would assist in emergency situations. Users of this product who also have Global Secure Response Manager are able to track the response by volunteers.

•	Global Secure Hospital Capacity Manager: This software provides a Web-based interface for public health and emergency management organizations to track real time hospital bed capacity which enables them to communicate the need for ambulance re-routing, facilitate contingency planning and exercises, and perform consequence management.
      In addition to our software offerings, we also provide training and exercise services to enable our software users to more effectively respond to emergency incidents by running emergency response scenarios. We also provide technology and consulting services to support the implementation and customization of our software solutions.

Training and Exercises
      We provide training and exercises for critical incident response applications and provide hazardous materials management services for the U.S. Navy. We provide training to government employees on how to properly use filtered air respirators and self-contained breathing apparatus equipment in various situations, which enables us to incorporate our safety equipment into our training programs. The services we provide to the U.S. Navy typically relate to substances such as cleaning and office supplies, paints, solvents, and petroleum products.
      Delivery methods for our training offerings are flexible and our courses are customizable to meet client needs. We have the resources and mobility to host training courses at our facilities, at the client’s site or at third-party training facilities as required for larger-scale exercises. Course customization involves assessing the client’s training needs and developing courses to meet those needs.
      The following is a representative sample of course topics among our more than 85 courses:

• Biohazard Response • Confined Space Rescue • Fire Safety • First Responder Operator Level • Handling Hazardous Materials in Labs • Hazard Communication	• Incident Command • Incident Response Management • Laser Safety • Radiation Safety • Respirator Training • Water Toxicology
      We also provide exercise services in connection with our sale of emergency preparedness and response software and services. Each exercise is tailored to test the user’s preparedness and response plans. We offer a wide array of options for exercises, including:

•	Public health-oriented tabletop exercises;

•	Functional exercises (also known as command post exercise or departmental exercises);

•	Full-scale exercises (total design or integration); and

•	Customized advanced Global Secure Response Manager workshops.
      Our training staff generally consists of environmental and chemical engineers, biologists, chemists, toxicologists, industrial hygienists, hazardous material technicians, and technical writers. Many of our staff members are certified by the National Environmental Training Association. We are one of only 40 organizations nationwide to be licensed to provide Environmental Protection Agency certification for hazardous material emergency response training.

Personal Safety Products
      We provide personal safety products that protect critical incident responders and industrial users from harmful environmental conditions. These products include a variety of filtered air respirators and self-contained breathing apparatus, and related equipment and accessories. We also offer a number of training courses to purchasers of our safety products, enabling our customers to buy both certified products and certified training from a single provider. Our safety products also have applications in industrial settings where stringent safety standards are mandated by law or required for worker safety and health. Many of our safety products are designed to satisfy stringent regulatory requirements of standards-setting bodies such as the National Institute for Occupational Safety and Health and the National Fire Protection Association.
      We offer two lines of respirators: filtered air respirators and self-contained breathing apparatus. Our filtered air respirators include a range of powered and non-powered masks and hoods that implement state-of-the-art filtration technology to protect hospital workers, law enforcement officers and firefighters against environmentally airborne nuclear, biological and chemical agents. Our self-contained breathing apparatus equipment is used primarily by firefighters and other emergency personnel who need an onboard supply of air in environments where smoke is present and ambient oxygen content is low or harmful airborne particles clog filtration-based respirators. Our self-contained breathing apparatus equipment includes a heads-up display with patented technology that informs users how much air is left in their tanks, and sets off an alarm to give them enough time to leave a dangerous situation and refill their air tanks. This innovation has now become an industry standard and is required by National Fire Protection Association and National Institute for Occupational Safety and Health regulations for breathing apparatus products. Our newest product in the self-contained breathing apparatus line is a patented compact scuba system for shallow water rescue that we obtained through a strategic relationship and are marketing as the Global Secure Rescue Pactm.
      We rely on independent manufacturers to produce certain components that are used in our personal safety products as well as certain personal safety products that we sell under our brand. For example, we purchase filters for the majority of our powered air purifying respirators from Shalon Chemical Industries. We do not have supply contracts with Shalon or any of the other manufacturers of our safety products and components, other than those that arise pursuant to accepted purchase orders. As a result, these manufacturers could decide not to do business with us at any time in the future. If we are required to source products or components from new suppliers, we may in some cases be required to seek recertification under applicable regulations of the National Institute for Occupational Safety and Health with respect to the alternatively sourced components or products, which may cause delay in our ability to manufacture and sell our finished products.
      We have recently filed a patent application for a new product called the Body Ventilation System. We developed this product with the technical assistance of the U.S. Army under a cooperative research and development agreement. We funded this development program in its entirety and have retained the commercial intellectual property rights in the Body Ventilation System. The product was originally designed to provide relief from hot weather conditions for members of the military, such as those stationed in Iraq. We believe, however, that the Body Ventilation System will have applications in the critical incident response community and for industrial users and other non-military persons working in hot conditions.
Sales and Marketing
      We employ a multi-tiered sales and marketing strategy designed to penetrate the various levels of federal, state and local government agencies that are the primary purchasers and users in the critical incident response marketplace. Our strategy is to overcome what we perceive to be a major challenge for suppliers to the critical incident response marketplace: reaching the decentralized state and local purchasers to which most of the funds for homeland security and critical incident response spending are directed, while also targeting the federal customers that provide the vast majority of this funding and are also prospective customers. Our sales and marketing efforts are highly coordinated, with the aim of cross-selling our products and services to existing customers and selling packages of our products and services in combined offerings. We employ a growing direct sales force and a number of manufacturers representatives and distributors, and also utilize the knowledge and contacts of strategic consultants, legislative advisors, partners, and the members of our Advisory Board to enhance the effectiveness and success of our sales and marketing efforts.

Advisory Board
      We have assembled an Advisory Board that include high-profile individuals possessing significant experience in homeland security, critical incident response, the intelligence community and government contracting. Our Advisory Board plays an important role in our sales and marketing efforts by advising us on public policy and strategic marketing issues, which supports our ongoing sales efforts across all of our channels. We also consult with our Advisory Board members to help us refine our product and service offerings, identify acquisitions and strategic relationships, and recruit senior-level managers. Our Advisory Board consists of business leaders and former senior members of government.

Strategic Consultants and Legislative Advisors
      We have retained strategic consultants and legislative advisors who help us market our products and services more effectively to federal, state and local procurement officials. Each of our consultant and legislative advisory groups is focused on a particular level of the federal, state or local government marketplace, depending upon the procurement process we are pursuing. For example, we have retained a consulting group consisting of experienced officials who recently occupied senior posts at the Department of Homeland Security, including the former Chief of Staff for former Secretary Ridge. These consultants have a unique knowledge of the procurement policies and processes within the Department of Homeland Security and state governments, which helps us develop our sales and marketing approach and navigate the complexities of the homeland security industry. We also work with a marketing consulting group that has affiliates in cities nationwide whose objective is to notify us about bid opportunities and increase our brand recognition in state and local markets. Our strategic consultants and legislative advisors are generally compensated through payment of periodic cash retainers and, in certain cases, success fees based on achievement of performance targets or milestones.

Channel Partners
      We expect that channel partnering arrangements will become an increasingly important part of our sales efforts as we continue to grow our business. We believe these arrangements enable us to increase our product and market awareness, leverage our sales and marketing budget, and gain access to new customers. We currently are a “Microsoft Certified Partner” under Microsoft’s Certified Partner program. We received this certification by demonstrating a proficiency in Microsoft products and paying an annual fee. This certification enables us to access certain content, licenses, and marketing and business support from Microsoft. For example, Global Secure Systems is listed on Microsoft’s website as a provider of solutions for bioterrorism, emergency response alert and notification, and hospital information systems. We expect to focus more time and resources pursuing additional strategic channel partnering arrangements with other organizations.

Direct Sales Force
      We rely primarily on a direct sales approach for selling our training services and software solutions. Our direct sales force is focused on selling both the stand-alone software and service offerings as well as selling integrated offerings across the respective business units. We generate sales leads from word of mouth referrals, leveraging our strategic consultants and legislative advisors, attending trade shows, conducting targeted marketing campaigns, and aggressively pursuing states that have been awarded grant programs. We intend to significantly expand the direct sales force for these offerings in order to increase our access to key purchasing officials within the federal, state and local government agencies. Our direct sales force is supported by a senior business development team that focuses on developing new products and access to new markets, as well as pursuing larger federal and state contracts that typically have longer sales cycles.

Indirect Sales Force
      In addition to our direct sales force, we have developed an indirect sales channel consisting primarily of manufacturers representative groups selling our safety products, select training courses, and a packaged offering where we combine our filtered air respirators with the Occupational Safety and Health Administration certified training, primarily targeting the hospital market. The manufacturers representatives are paid a commission by having distributors in their territories place orders for stocking inventory or fulfilling an order from a customer. Our agreements with our manufacturers representative groups require that they not sell competing products and services in the markets where we have engaged them, and they are required to achieve certain levels of sales performance in order to maintain a contract with us. We believe that the key strategic benefit of utilizing an indirect sales force is that it enables us to more efficiently gain sales coverage throughout the state and local government marketplace on a nationwide scale. We intend to leverage the investments we have already made in training and sales support in this channel by introducing new products into the channel, including products developed internally and those acquired through strategic transactions.
      We have 11 manufacturers representative groups actively selling our safety products and training on a nationwide basis.

Marketing and Sales Support
      In order to support our sales initiatives, we have developed a centralized marketing and sales support function. This includes coordinating all trade show efforts; designing and distributing collateral materials; maintaining and updating our website; and coordinating sales leads that are generated through direct mail campaigns, email campaigns, telemarketing, tradeshows, and bid opportunities. This group is responsible for developing the sales incentive plans, training our sales personnel to cross-sell our products and services to support the integrated sales approach, and introducing new products and services. The marketing group also coordinates all of our public relations efforts, including placing authored articles, arranging interviews, organizing speaking engagements, and developing a consistent messaging strategy across all business units.
Customers

Technology Products and Services
      We primarily focus our sales and marketing efforts for our technology products and services on the federal government and on the public health agencies of state and local governments. Through our subcontract with A-TEK Incorporated, or A-TEK, a prime contractor to the Department of Homeland Security under the BioWatch program, we are responsible for managing, analyzing and disseminating data that is gathered from the field. We expect this subcontract to be our largest contract in terms of revenue for the foreseeable future. Approximately $2.2 million, or 19%, of our revenues for 2005 was generated by our A-TEK subcontract.
      We have sold our software offerings and related services to public health agencies in Washington, D.C., San Diego County and the 19 states identified below:
      No single state accounted for more than 10% of our revenues during 2005 and 2004.

Training and Exercises
      Our training and exercise services appeal to a broad range of current and potential customers, including federal agencies such as the Department of Justice and the Department of Defense, local and state government agencies, fire and rescue companies, and industrial companies.
      A substantial portion of our training and exercise revenues are attributable to our contracts with federal agencies. Our largest contract is with the Department of Defense, for which we provide hazardous materials management services for the U.S. Navy. Approximately $2.1 million, or 18%, and $1.1 million, or 22%, of our revenues for 2005 and 2004, respectively, were generated by this contract. Our largest training customer is the Department of Justice, for which we provide responder training for handling incidents involving weapons of mass destruction. These services typically relate to substances such as cleaning and office supplies, paints, solvents, and petroleum products. Approximately $973,000, or 8%, and $664,000, or 13%, of our revenues for 2005 and 2004, respectively, were generated by this contract. No other customer of our training and exercise services accounted for more than 10% of our revenues during 2005 and 2004. We are also listed on the General Services Administration Federal Supply Schedule under Environmental Advisory Services, which facilitates sales of our training and exercise services to government customers.
      In addition to our training and exercise revenues generated by our federal agency contracts, we also derive a small portion of our training and exercise revenues from state and local government agencies, fire and rescue companies, and industrial companies. For example, our industrial client base for our training services is generally made up of companies handling hazardous waste materials, companies working in confined spaces, and companies engaged in chemical handling. We intend to focus on increasing our training and exercise revenues from non-federal agency sources.

Personal Safety Products
      Our Global Secure Safety business unit primarily serves the fire service, hospital and emergency medical service professionals, as well as general industrial companies whose environment and regulations mandate use of high-end safety equipment. We seek to cultivate and strengthen loyalties among our customers and users by furthering our reputation for quality standards compliance, unique safety technology and broad distribution. Currently our primary target users for our self-contained breathing apparatus product line are the smaller volunteer fire departments located throughout the country in secondary and tertiary markets and the law enforcement community. Our primary target users for our filtered air respirators are hospitals and emergency management service responders. These products are sold primarily through distributors. Product revenues from our largest commercial distributor represented $647,000, or 5% and $533,000, or 10%, of our revenues for 2005 and 2004, respectively. No other safety product customer accounted for more than 10% of our revenues during 2005 and 2004.

International
      To date, we have not had material sales outside of the United States. However, we intend to expand our international operations over time. We recently opened a sales office in London from which we plan to expand our presence within the United Kingdom and Europe. We also recently entered into a strategic marketing relationship with a U.K. based company under which it is marketing our Global Secure Systems offerings in the U.K.
Acquisitions and Strategic Relationships
      A key aspect of our strategy is to acquire and develop strategic relationships with companies that offer products and services that are complementary to our existing offerings within the critical incident response marketplace.
      Our acquisitions to date include Neoterik, which we renamed Global Secure Safety (Filtered Air) Corp. and which is part of our Global Secure Safety business unit, assets from Cairns, which were incorporated into our Global Secure Safety business unit, HazTrain, which we renamed Global Secure Training Corp., and Virtual Alert, which we renamed Global Secure Systems Corp.
      Once we complete an acquisition, we typically initiate a substantial effort to integrate the acquired company into our organization using a 100-day integration plan. We focus on integrating the acquired company’s products, services and sales channels into our multi-tiered, national sales and marketing strategy and expeditiously implementing prevailing corporate policies and standard operating procedures. By extensively evaluating potential acquisition candidates for strategic fit and devoting substantial resources to the integration of our acquired companies, we seek to create tangible operating synergies within our existing businesses by the conclusion of the 100-day period.
      In addition to our completed acquisitions, we have recently entered into two strategic marketing relationships and are pursuing others. Under our first strategic relationship, we obtained from a Florida company the rights to market under our own brand a patented compact scuba system for shallow water rescue. The scuba system can be stowed in police cruisers, ambulances and fire trucks. We have exclusive rights to sell this product in North and South America, and we have non-exclusive rights throughout the rest of the world. We are currently offering this product through our Global Secure Safety business unit as the Global Secure Rescue Pac.
      We have also entered into a teaming agreement with a U.K. based company under which we have obtained rights to sell its proprietary, two-way, web-based emergency notification software solution. This software enables an organization to simultaneously contact a large group of individuals via a variety of different communications channels and on a global basis, replacing large-scale manual calling tree processes. We are integrating this software into Global Secure Response Manager and have begun selling the combined solution in the U.S. and they have begun marketing our software in the U.K.
Competition
      The markets for our products and services are highly competitive, rapidly evolving and fragmented. They are also subject to changing technologies and standards, shifting customer needs, regulatory requirements and frequent introductions of new products and services. A significant number of companies have developed or are developing and marketing products and services that address customer needs in all segments of our business, and we expect additional competition from established and emerging companies in the future. We compete with many companies, both large and small. Many of our competitors are more established than we are and have better name recognition, more extensive relationships with government officials involved in the procurement process, and greater financial, technical and marketing resources than we do. We expect that competition will continue to increase.
      There are a wide variety of companies that market products and services in areas in which we compete. We seek to distinguish ourselves from our competitors by focusing on selling an integrated suite of product and service offerings that are uniquely focused on the needs of the critical incident response community. In contrast, our competitors generally focus on particular products and services and do not provide an integrated platform of technology, products and services comparable to our offerings. As a result, we tend to compete against different companies depending on the particular products and services we are offering.
      With respect to our data integration services, we face competition for federal contracts from numerous established and successful companies, such as SRA International, Inc., Science Applications International Corporation and Lockheed Martin Corporation. These companies have substantially more resources than we do and more experience as federal government contractors. To the extent, however, that we are able to continue to successfully meet the challenges of serving as a key subcontractor to the Department of Homeland Security under the BioWatch program, we believe we will enhance our opportunities to win additional contracts from the Department of Homeland Security and other federal, state and local government purchasers for our data integration services.

      Our principal competitor for our software offerings is Proxicom, Inc., which has its own software solutions that may offer similar scope and functionality to Global Secure Response Manager and our related software and services. However, we believe that our penetration of the state and local public health agencies, with 19 states and two municipal customers to date, has enhanced our name recognition among prospective state and local government customers and enables us to better understand customer requirements, which we believe gives us a competitive advantage in pursuing new business.
      With respect to our training and exercise services, our principal competitors fall into two categories: small to mid-sized independent companies and divisions within much larger companies. These competitors include, for example, EG&G Division of URS Corporation, Battelle Science and Technology International, General Physics Corporation, and Community Research Associates. Neither we nor any of our competitors has garnered sufficient market share such that an established leader has emerged. We believe we have an opportunity to increase our market share relative to that of our competitors, due primarily to the fact that we and our predecessor companies have been performing our training and exercise services for over 20 years and have a well-established reputation and a long and successful track record. Most of our trainers came to us from the military, law enforcement, and fire fighting communities, so they understand the issues of the critical incident response community. We also have trainers who are full time employees, many of whom have been with us and our predecessors for over 10 years. In contrast, the majority of our competitors on the training side use independent consultants, which in our view makes it difficult to deliver a consistent level of quality training to the customer.
      With respect to our personal safety products, we compete primarily against 3M and Mine Safety Appliances Company in the market for our filtered air respirators, and against SurvivAir, Mine Safety Appliances Company and Avon Rubber in the market for our self-contained breathing apparatus equipment. Competitive differentiation among these products is sometimes driven by regulatory issues. New standards have recently been issued and additional ones are in the process of being issued by the National Institute for Occupational Safety and Health and the National Fire Protection Association that impact both our filtered air respirator and self-contained breathing apparatus product lines. One new standard, referred to as Chemical, Biological, Radiological and Nuclear standards, was released for self-contained breathing apparatus in 2004, and we anticipate that this standard for respirator products will be released before the end of 2005. To date, we have not applied for approvals on this standard with respect to our self-contained breathing apparatus product line. As a result, unlike some of our competitors whose products have received the certification, we have been limited in our ability to sell into the segment of the firefighting market that consists of larger firefighting units in perceived at-risk areas that are pursuing federal grants that mandate the use of CBRN-certified equipment.
Research and Development
      We make investments to improve and enhance our existing product and service offerings and to develop new products and services that can be integrated with our current offerings. Our mechanical, electrical, and software engineers have extensive experience developing new products and applying new technology to streamline current products to improve functionality and reduce production costs.
      An important source of ideas for improvements to our products and services comes from our customers. We believe our interaction with customers is an efficient way to learn about and respond to changes in the critical incident response marketplace. Additionally, because many of our customers are government entities or contract with the government and because our industry is highly regulated, changing certification requirements as well as legislative and regulatory developments typically require modifications and improvements of our products and services offerings in order for us to continue to sell our offerings and remain competitive in the marketplace.
      We expect to continue to invest in research and development initiatives across all of our business units to improve and expand our product and service offerings to meet the growing and changing requirements of the critical incident response community.

Technology

Technology Products and Services
      Our Global Secure Response Manager software supports integrated audit, logging, and reporting functionality required for public health applications and provides centralized audit capability meeting the requirements of the Health Insurance Portability and Accountability Act of 1996 for patient confidentiality and privacy. Our software provides a common infrastructure and systems architecture for public health applications, including:

•	Support for multiple web-based applications from any vendor, enabling simplified integration for the customer;

•	Centralized public health directory and security to support multiple levels of secure data access;

•	Industry standard web-based service libraries for security, login, alert, notification and auditing;

•	Scalable platform of hardware and software;

•	Support for highly secure data exchange using two-factor authentication; and

•	Customizable templates for public health threat and bioterrorism alert and notification.
      Global Secure Response Manager’s non-proprietary open architecture is key to its interoperability among the information technology systems employed by a range of government agencies and allows for efficient inter-agency communication. The system is compliant with internet standards, further enhancing client integration, utilizes a common user interface and does not require extensive training. It is also client-enabled for on-line collaboration and access, privilege assignment, document check-in/out and version control.
      Our software is currently based on Microsoft architecture that utilizes a range of Microsoft products, including Windows Server, Exchange, BizTalk and SQL. We are currently transitioning these offerings to Microsoft .NET compatibility. We believe that extensive use of Microsoft technology allows our customers to use our software in many existing client IT environments that rely on Microsoft products.
      We continue to develop enhancements for our core Global Secure Response Manager software suite as well as additional, related offerings. We expect that future enhancements may include teleconferencing, instant messaging, wireless connectivity, enhanced document management and security, and distance learning.

Personal Safety Products
      We offer two lines of products that protect the user through two types of breathing technologies. The first is our filtered air respirator product line, which works to remove contaminants such as airborne particles, chemicals and gases from the air through the use of various filtration media. The second product line provides protection by supplying clean breathable air from a compressed clean air source, such as a user-worn tank. Our products that fall into this category include our self-contained breathing apparatus.
      Our filtered air respirator line incorporates two sub-categories of filtration technology. The filtration process for particulates, such as bacteria, viruses, biological hazards, aerosols, mists, sprays, asbestos, and dusts, incorporates screen and sieve filters which capture dusts, mists and fumes down to 0.3 microns and removes 99.99% of the particulates in the environment. This filtration level is considered effective against toxins such as anthrax. The second technology sub-category addresses gases and vapors that pass through particulate screen and sieve filters. These gases require filtering through an absorbent media that accumulates gases until the filter material is saturated. Our filtered air respirators incorporate one or both of these technologies depending on user requirements.
      Among the most technically advanced filtered air protective masks and hoods we offer are powered air purifying respirators, or which are designed for protection against nuclear, biological and chemical hazards. The positive air system of a powered air purifying respirator uses a battery to power a blower, which then pumps air through a filter into a mask or a hood. Airflow in the mask or hood is designed to exceed what the user needs to breathe, which creates positive pressure that causes air to flow out of the headgear to prevent contamination from leaking into the mask or hood.
      We also provide a range of non-powered filtered air devices, such as the full and half face gas masks which rely on the user’s lungs and normal breathing capacities to draw air through the filter. Our masks are typically made from neoprene and have a nose cup and five point suspension for a secure fit. In addition to the various respirators and masks, we sell fume extractors and ventilation systems.
      Our self-contained breathing apparatus product line utilizes a heads-up-display with patented technology to inform and alert the user regarding the amount of air remaining in the tank. A series of indicators is mounted within the user’s field of view in such a way that allows the user to focus on the critical incident response task at hand while being aware of the status of his air supply. We also license our heads-up-display technology to a number of other self-contained breathing apparatus vendors.
      Certain self-contained breathing apparatus products also incorporate an air tank harness system that facilitates a more natural range of motion for emergency workers. The harness implements a system of cables and pivot points to minimize off-axis motions of air tanks as responders perform duties such as climbing ladders which could otherwise create imbalances from the movement of the air tank.
Intellectual Property
      We currently hold four issued patents and one issued design patent on our self-contained breathing apparatus. We have also filed a patent application on our Body Ventilation System product. However, our issued patents or any patents that we might obtain in the future might not provide us with any competitive advantages, or may be challenged by third parties. We cannot guarantee that any patents will issue from any of our pending or future patent applications. Patents also may not protect our product candidates if competitors devise ways of making these or similar product candidates without legally infringing our patents. Moreover, even if valid and enforceable patents cover our products and technologies, the patents will provide protection only for a limited amount of time. The four issued patents that we currently hold expire at various times between June 2007 and October 2014.
      To the extent we do not have patent protection for our products or technology, we rely on a portfolio of intellectual property rights, including trade secrets, trademarks, contractual provisions, patent applications and licenses to protect our intellectual property. However, such intellectual property rights may be difficult to protect. For example, our employees, consultants, contractors, and outside collaborators may unintentionally or willfully disclose our confidential information to competitors. Monitoring and defending our intellectual property rights can entail significant expense, and the outcome is unpredictable. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such litigation, whether or not it is ultimately resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business would be harmed.
      Any of our intellectual property rights might be challenged by others or invalidated by administrative processes or litigation. Additionally, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which we market our products and services. The laws of some foreign countries may not be as protective of intellectual property rights as those in the U.S., and domestic and international mechanisms for enforcement of intellectual property rights may be inadequate. Accordingly, despite our best efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property or otherwise gaining access to our technology.
      We do not believe that any of our products or services or other technology infringe upon the proprietary rights of third parties. However, we cannot guarantee that third parties will not assert infringement claims against us with respect to current or future rights or that we will be successful in defending against any such claims. Any such claims, with or without merit, could be time consuming and expensive to litigate or settle, and could divert management from executing our business plan.
Properties
      Our principal corporate offices are located in Washington, D.C., where we lease 6,063 square feet of office space. We own a 10,000 square foot building and the underlying property in Woodsboro, Maryland, which is utilized by our Global Secure Safety business unit. We also lease 7,500 square feet in Bear, Delaware for Global Secure Safety. We lease 4,700 square feet in White Plains, Maryland for Global Secure Training, and 8,969 square feet of office space in McClellan, California, 2,977 square feet of office space in Austin, Texas, and 3,110 square feet of office space in Alexandria, Virginia for Global Secure Systems. We believe our space is adequate for current needs and that suitable additional or substitute space will be available to accommodate the foreseeable expansion of our operations.
Legal Proceedings
      We are not currently a party to, and our properties are not currently the subject of, any material pending legal proceedings.
Regulation
      As a result of our focus on the critical incident response marketplace, we derive revenue from federal, state and local government contracts. We must comply with laws and regulations relating to the formation, administration and performance of government contracts. These laws and regulations affect how we do business with federal, state and local government agencies and prime government contractors. Among the most significant domestic regulations that affect our business are:

•	the Federal Acquisition Regulation, and agency-specific regulations supplemental to the Federal Acquisition Regulation, which comprehensively regulate the formation, administration and performance of government contracts;

•	various anti-discrimination, small business, and labor provisions;

•	the business ethics and public integrity obligations, which govern conflicts of interest and the hiring of former government employees; restrict the granting of gratuities and funding of lobbying activities, and incorporate other requirements such as the Anti-Kickback Act and Foreign Corrupt Practices Act; and

•	laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.
      Some of our personal safety products are subject to regulation by the National Institute for Occupational Safety and Health and various foreign agencies that must approve breathing equipment for use in both government and industrial applications. These products are also regulated by the National Fire Protection Association and the International Standards Organization.
Employees
      As of September 15, 2005 we had 162 full-time employees working for us and our subsidiaries, 107 of whom were engaged in operations and engineering services, 17 in sales and marketing, 13 in research and development and 25 in general and administration. We have never had any work stoppage and none of our employees are represented by a labor union or party to any collective bargaining arrangements. We consider our relations with our employees to be good.

MANAGEMENT
Executive Officers and Directors
      Our Board of Directors currently consists of ten members but is expected to be reduced to seven members prior to the effectiveness of the registration statement of which this prospectus is a part. The following table and accompanying text sets forth the name, age, position and a brief account of the business experience of each of our executive officers and each of our directors who we expect will continue to serve on our Board of Directors following the completion of this offering.

Name	Age	Position

Gene W. Ray, Ph.D.	67	Chairman of the Board of Directors
Craig R. Bandes	36	President, Chief Executive Officer, Director and President of Global Secure Safety
Charles A. Hasper	51	Chief Financial Officer and Director
Eric S. Galler	41	Senior Vice President and General Counsel
Eric D. Shaffer	35	President of Global Secure Systems
Timothy J. Czysz	37	President of Global Secure Training
John A. Moore, Jr.	53	Director
Michael E. Recca	54	Director
Wayne M. Rehberger	49	Director
Anthony Warren, Ph.D.	65	Director
      Gene W. Ray, Ph.D. joined our Board of Directors as the Chairman of the Board in August 2005. Dr. Ray was a co-founder of Titan Systems, Inc., the parent of which merged into The Titan Corporation in 1985. From 1985 until July 2005, Dr. Ray was the Chief Executive Officer and a director of The Titan Corporation, a NYSE-listed provider of comprehensive information and communications systems solutions and services to the Department of Defense, the Department of Homeland Security and intelligence and other government agencies. In addition, Dr. Ray was The Titan Corporation’s President from July 1985 until May 2002 and again from February 2003 until July 2005, and he served as the Chairman of its board of directors from May 1999 until his resignation in July 2005. Prior to his work with The Titan Corporation, Dr. Ray was Executive Vice President, General Manager and a Director of Science Applications International Corporation, Inc. for 11 years. Dr. Ray served for two years as Chief, Strategic Division, U.S. Air Force. He held the position of Senior Appointee (Public Law 313) on the staff of the chief of Staff of the U.S. Air Force, where he led a team of military and civilian analysts and scientists. Prior to that, Dr. Ray was with the Aerospace Corporation where he contributed to weapon system analysis programs and specialized in the area of nuclear survivability. Dr. Ray received a Ph.D. degree in Theoretical Physics from the University of Tennessee in 1965, a M.S. degree in Physics from the University of Tennessee, and a B.S. degree in Mathematics, Physics and Chemistry from Murray State University in 1960.
      Craig R. Bandes has served as our President and Chief Operating Officer since our founding in April 2003, and has served as our Chief Executive Officer and as a director since February 2004. Prior to joining us, Mr. Bandes co-founded Focus Technology Consulting, a technology and process consulting company where he held various positions, acted as President and Chief Financial Officer from October 2000 until June 2002. From September 1998 to October 2000, Mr. Bandes served in several capacities with Net-Tel Communications, Inc., a local exchange telecommunications company, including Senior Vice President, Corporate Development, and Vice President, Corporate Development. Net-Tel Communications filed a bankruptcy petition in October 2000. Mr. Bandes received a B.S. degree in Finance from Babson College in 1991.
      Charles A. Hasper joined us as our Chief Financial Officer and a director in July 2005. From August 2001 until July 2005, Mr. Hasper was the Chief Financial Officer and Treasurer of Allied Defense Group, Inc., a company listed on the American Stock Exchange that holds various defense and security businesses. Prior to that, Mr. Hasper was the Washington-based partner of Carroll-Kapfhamer Capital Partners LLC, an Atlanta-based investment banking firm, from April 1998 until August 2001. At Carroll-Kapfhamer Capital Partners, Mr. Hasper was responsible for managing both buy-side and sell-side transactions. Mr. Hasper graduated magna cum laude, with a B.S. degree in Accounting, from West Liberty State College in 1980, and he received a M.B.A. degree from the University of Maryland in 1988. Mr. Hasper has been a member of the American Institute of Certified Public Accountants since 1985.
      Eric S. Galler has served as our Senior Vice President, General Counsel and Secretary since January 2005. Prior to joining us, Mr. Galler was an attorney with Wilmer Cutler Pickering Hale and Dorr LLP in Washington, D.C. from October 1997 to January 2005. Mr. Galler received a B.A. degree in history from Reed College in 1987 and a J.D. degree, summa cum laude, from the Washington College of Law in 1994. From August 1995 through August 1996, Mr. Galler served as a law clerk to the Honorable Irma S. Raker of the Court of Appeals of Maryland.
      Eric D. Shaffer has served as President of Global Secure Systems since March 2005. Prior to that, Mr. Shaffer was an Executive Director of Virtual Alert from November 2001 until we acquired it in February 2005. Before joining Virtual Alert, Mr. Shaffer held various sales positions with Dell Inc. from 1990 through January 2001, including Account Executive — State and Local, DellWare, from 1999 until January 2001. Mr. Shaffer attended the University of North Texas.
      Timothy J. Czysz has served as President of Global Secure Training since December 2003. Prior to that, Mr. Czysz was the Vice President and Chief Operating Officer of HazTrain from July 2002 until we acquired it in December 2003. Mr. Czysz joined HazTrain in 1995 and assumed substantial responsibility for managing its day-to-day operations beginning in 1999 and served as the General Manager from January 1999 to July 2002. Mr. Czysz received an A.S. degree from Jamestown Community College in 1988 and a B.S. degree from the Florida Institute of Technology in 1991, where he majored in Environmental Engineering.
      John A. Moore, Jr. joined our Board of Directors in August 2005. Mr. Moore was an Executive Vice President of Mantech International Corporation, a Nasdaq-listed provider of information technology and technical services solutions to federal government customers, from April 1997 through December 2004, and served as its Chief Financial Officer from April 1997 until June 2003. Mr. Moore has been a director of Paradigm Holdings Inc., a provider of information technology and business continuity solutions to government and commercial customers that is located in Rockville, Maryland, since February 2005. Mr. Moore received a B.S. degree in Accounting from LaSalle University in 1974 and a M.B.A. degree from the University of Maryland in 1979.
      Michael E. Recca has been a director since our founding in April 2003. Since March 2002, Mr. Recca has served as the President and a director of Sky Capital Holdings, a financial services firm, and each of its subsidiaries, including: Sky Capital LLC, an investment banking and brokerage firm, and Sky Capital UK, a member of the London Stock Exchange. During the same period, Mr. Recca also has served as an officer and director of Sky Capital Enterprises, which is one of our stockholders. From 1998 until March 2002, Mr. Recca was a self-employed restructuring consultant. Since January 1997, Mr. Recca has served as the Chairman of the Board of Harvey Electronics, Inc., a retailer and custom installer of home theater audio and video products in New York City metropolitan area. Mr. Recca received a B.A. degree in Economics from the State University of New York at Stony Brook in 1972 and a M.B.A. from the Columbia Graduate School of Business in 1974.
      Wayne M. Rehberger joined our Board of Directors in August 2005. Mr. Rehberger has been the Chief Operating Officer of XO Communications, Inc., a full-service provider of communications services for small and growing businesses, larger enterprises and carriers, since May 2004. Before that, Mr. Rehberger was the Chief Financial Officer of XO Communications from January 2001 until May 2004 and its Senior Vice President of Finance from October 2000 until January 2001. XO Communications filed a Chapter 11 bankruptcy petition in June 2002. From May 2000 until October 2000, Mr. Rehberger was the Chief Financial Officer of Net-Tel Communications, Inc., a local exchange telecommunications company that filed a Chapter 11 bankruptcy petition in October 2000. Mr. Rehberger received a bachelors’ degree in Business Administration from Bucknell University in 1978 and a M.B.A. from the University of South Carolina in 1982.
      Anthony C. Warren, Ph.D. joined our Board of Directors in August 2005. Since June 2001, Dr. Warren has been a Clinical Professor of Entrepreneurship and the Director of the Farrell Center for Corporate Innovation and Entrepreneurship at the Smeal College of Business at Pennsylvania State University. In addition, since March 2000, Dr. Warren has been a Venture Partner of Adams Capital Management, a venture capital firm headquartered in Pittsburgh, Pennsylvania. Prior to joining Pennsylvania State University, Dr. Warren was a founding partner in Strategic Technologies, LLC, Princeton, New Jersey, a firm that helps emerging technology companies commercialize their intellectual property. Dr. Warren holds B.Sc. and Ph.D. degrees in Physics from the University of Birmingham in the U.K.
      None of our directors serves as such pursuant to a written agreement.
Election of Officers
      Our officers are elected by our Board of Directors or the board of directors of the subsidiary company by which they are employed, and serve until their successors are duly elected and qualified. There are no family relationships among any of our officers or directors.
Board of Directors
      Our Board of Directors currently consists of ten members, although three of our directors have resigned from our Board of Directors effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part, and accordingly, as of the completion of this offering, our Board of Directors will consist of the seven directors named in the table above. Following the closing of this offering, our Board of Directors will be divided into three classes, Class I, Class II and Class III, with the classes serving staggered three-year terms. We expect that the members of the classes will be divided as follows:

•	The Class I directors will be Mr. Recca and Dr. Warren, and their terms will expire at the annual meeting of stockholders to be held in 2006;

•	The Class II directors will be Messrs. Hasper and Moore, and their terms will expire at the annual meeting of stockholders to be held in 2007; and

•	The Class III directors will be Mr. Bandes, Dr. Ray and Mr. Rehberger, and their terms will expire at the annual meeting of stockholders to be held in 2008.
      Our amended and restated certificate of incorporation that will become effective upon the closing of this offering provides that the authorized number of directors may be changed only by resolution of our Board of Directors. This classification of our Board of Directors, together with other provisions in our certificate of incorporation, including provisions that allow our Board of Directors to fill vacancies on, or increase the size of, our Board of Directors, may delay or prevent changes in the control of our Board of Directors or our management.
Advisory Board
      We have an Advisory Board to assist with business development, strategic planning and identifying potential acquisitions and opportunities for strategic relationships and analyzing the business plans and businesses of such companies. Our Advisory Board is composed of individuals who have significant experience in government, industry, intergovernmental advocacy or the military. We believe that our ability to consult with these advisors provides a competitive advantage, as well as a readily available source of advice on, and knowledge of, a variety of industries. While the Advisory Board does not hold regular meetings, the individual members of our Advisory Board consult with us periodically as needed. As payment for the services they provide, our Advisory Board members receive restricted stock or options to acquire our common stock, at such times, in such amounts, and having such other terms and conditions as are determined by our Board of Directors. Options provided to the members typically vest over a two-year period provided they continue to provide services to us. One of the members also receives cash as compensation for his services. In addition, we have granted 25,000 shares of restricted stock which are now fully vested. The members of our Advisory Board are:
      L. Paul Bremer III, the Chairman of our Advisory Board, served as Presidential Envoy to Iraq from May 2003 until June 2004. Since returning to the United States, Ambassador Bremer has been speaking and writing a book about his 14 months in Iraq. From October 2000 to May 2003, Ambassador Bremer was the Chairman and Chief Executive Officer of Marsh Crisis Consulting Company, a crisis management firm owned by Marsh & McLennan, a financial services firm. From 1989 to 2000, he was a Managing Director of Kissinger Associates, a strategic consulting firm. He also served as Chairman of the bipartisan National Commission on Terrorism and served on the President’s Homeland Security Council. Prior to entering the private sector, Ambassador Bremer served within the State Department for 23 years, including three years as Ambassador to The Netherlands. Ambassador Bremer received a B.A. degree from Yale University, a CEP from the Institut D’Estudes Politiques of the University of Paris, and a M.B.A. from Harvard Graduate School of Business Administration.
      Mark Holman, the Vice Chairman of our Advisory Board, is currently serving as Public Policy Advisor to Blank Rome Government Relations, LLP, a government relations firm in Washington, D.C. From October 2001 through December 2002, Mr. Holman served as Deputy Assistant to the President at the White House Office of Homeland Security. While at the White House he acted as one of the principal advisors to former Homeland Security Director Thomas Ridge. Prior to working in the Office of Homeland Security, Mr. Holman served as Chief of Staff and a senior governmental and political advisor to Governor Ridge for over 18 years, including serving as Chief of Staff from 1995 to 2000, as well as Chief of Staff to then-Congressman Ridge from 1983 to 1991. He also served as campaign manager for Governor Ridge’s successful 1994 Pennsylvania gubernatorial campaign.
      Richard K. Armey is currently a special policy advisor to DLA Piper Rudnick Gray Cary US LLP, and co-chair of the law firm’s Homeland Security Task Force. Prior to November 2002, he served for 18 years in the U.S. House of Representatives, where he served for eight years as House Majority Leader. While in office, Leader Armey served as the ranking Republican on the Joint Economic Committee, the Chairman of the Republican Conference, and most recently as the Chairman of the Select Committee on Homeland Security. He received a Ph.D. degree in Economics from the University of Oklahoma.
      Howard Safir is currently the Chief Executive Officer of SafirRosetti, a full-service security consulting, investigative and intelligence firm based in New York City, a position he has held since December 2001. Prior to founding SafirRosetti, Mr. Safir served as New York City’s Police Commissioner under Mayor Rudolph Giuliani from 1996 to 2000 and New York City’s Fire Commissioner from 1994 to 1996. Mr. Safir received a B.A. degree in History and Political Science from Hofstra University in 1963. He is a member of the executive committee of the International Association of Chiefs of Police and has served as a delegate to INTERPOL, the National Drug Policy Board and the El Paso Intelligence Center Advisory Board.
Committees of Our Board of Directors
      Our Board of Directors has established an audit committee and a compensation committee, each effective as of August 15, 2005, and a nominating and corporate governance committee effective as of the effectiveness of the registration statement of which this prospectus is a part. The primary responsibilities and composition of each of these committees will be as described below.

Audit Committee
      The primary purpose of our audit committee will be to discharge the responsibilities of our Board of Directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent auditors. Specific responsibilities of our audit committee will include:

•	appointing and retaining a registered public accounting firm to serve as independent auditors to audit our financial statements, overseeing the independent auditors’ work and determining the independent auditors’ compensation;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditors;

•	reviewing and discussing with management and our independent auditors the results of the annual audit and the independent auditors’ review of our quarterly financial statements;

•	conferring with management and our independent auditors about the scope, adequacy and effectiveness of our internal accounting controls;

•	reviewing and discussing with management and our independent auditors significant issues regarding accounting principles and policies and any material disagreements regarding financial reporting and accounting practices and policies; and

•	handling complaints regarding accounting, internal accounting controls or auditing matters.
      The members of our audit committee will be Mr. Rehberger, who will be the Chairman, and Mr. Moore and Dr. Ray. Our Board of Directors has determined that all members of our audit committee satisfy the independence and financial literacy requirements of the Securities and Exchange Commission and Nasdaq Stock Market and that Mr. Rehberger is an audit committee “financial expert” as defined under the Securities and Exchange Commission’s rules and satisfies the financial sophistication requirements of the Nasdaq Stock Market.

Compensation Committee
      The purpose of our compensation committee will be to discharge the responsibilities of our Board of Directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers and directors. Specific responsibilities of our compensation committee will include:

•	reviewing and approving our overall compensation strategies and policies;

•	establishing and approving base compensation, bonuses and other incentive compensation for our chief executive officer, our officers for purposes of Section 16 of the Securities and Exchange Act of 1934, or our Section 16 officers, and our other senior executive officers; and

•	designing and recommending to our full Board of Directors the terms of incentive compensation plans.
      The members of our compensation committee will be Mr. Moore, who will be the Chairman, and Drs. Ray and Warren. Our Board of Directors has determined that all members of our compensation committee meet the applicable tests for independence under the rules and regulations of the Nasdaq Stock Market.

Nominating and Governance Committee
      The principal responsibilities of our nominating and corporate governance committee will include:

•	identifying and recommending candidates to our Board of Directors and committees of our Board of Directors;

•	assessing the performance of our Board of Directors and its committees and of individual directors;

•	reviewing and assessing our corporate governance principles; and

•	in consultation with the audit committee, developing and recommending to our full Board of Directors a code of conduct for our officers and other employees.
      The members of our nominating and corporate governance committee will be Dr. Ray, who will be the Chairman, and Mr. Rehberger. Our Board of Directors has determined that all members of our nominating and governance committee meet the applicable tests for independence under the rules and regulations of the Nasdaq Stock Market.
Director Compensation
      The Chairman of our Board of Directors, Gene Ray, is paid $50,000 annually for his service as our Chairman and $5,000 for attendance at each Board meeting. In addition, we have granted Dr. Ray an option under our 2005 Stock Plan to purchase up to 1,000,000 shares of our common stock at an exercise price of $2.00 per share. Of the shares underlying the option, 250,000 were immediately vested and the remaining 750,000 shares vest ratably in semi-annual installments over a two-year period from the grant date. Each other non-employee director who serves on our Board of Directors following the completion of this offering will be paid $20,000 annually for his service as a director and $2,500 for attendance at each Board meeting. Each of these other non-employee directors, except for Mr. Recca, has been granted an option to purchase up to 150,000 shares of our common stock pursuant to the terms of our 2005 Stock Plan. Each option has an exercise price of $2.00 per share, and vests in a series of three successive equal annual installments on the first through third anniversaries of the non-employee director’s date of election or appointment to our Board of Directors. The stock options granted to our non-employee directors have a term of ten years. If a committee of our Board of Directors meets on a day when our Board of Directors is not also meeting, then the members of that committee are paid $2,500 for attendance at that committee meeting. All of our non-employee directors are reimbursed for reasonable expenses incurred in connection with performance of his or her duties as a director.
      During our fiscal year ended June 30, 2005, we paid each of our non-employee directors, other then our then-serving Chairman, $30,000 for his service on our Board of Directors, and we paid the then-serving Chairman of our Board of Directors, $72,000 for his service on our Board of Directors. In addition, during our fiscal year ended June 30, 2005, we made cash payments of $140,000 to Mr. Mandell, $75,000 to Mr. Recca, $30,000 to Mr. Fromm and $25,000 to Mr. Shea, in each case in respect of their prior service on the Board of Directors.
Compensation Committee Interlocks and Insider Participation
      None of the directors who will be serving as the initial members of our compensation committee has ever been one of our officers or employees. Our compensation committee played no role in any deliberations or decisions concerning executive compensation for the fiscal year ended June 30, 2005. Our chief executive officer participated in deliberations of our Board of Directors concerning the compensation of executive officers, other than himself, for the fiscal year ended June 30, 2005. No interlocking relationships exist between our Board of Directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Executive Compensation
      The following table sets forth the compensation earned by, or awarded or paid to, the individual who served as our chief executive officer and certain other executive officers for services rendered in all capacities to us during the fiscal year ended June 30, 2005. We refer to these officers elsewhere in this prospectus as our “named executive officers.” No other executive officer that otherwise would have been includable in the following table on the basis of salary and bonus earned for the fiscal year ended June 30, 2005 has been excluded by reason of his termination of employment or change in executive status during that fiscal year.
Summary Compensation Table

			Long-Term
			Compensation
	Annual Compensation		Awards

			Securities
			Underlying	All Other
Name and Principal Positions	Salary ($)	Bonus ($)	Options	Compensation ($)

Craig R. Bandes(1)	$197,500	$75,000	2,500,000	$13,706	(5)
President, Chief Executive Officer, Chief Operating Officer, Director and President, Global Secure Products
Eric S. Galler(2)	$75,000	$—	300,000	$6,199	(6)
Senior Vice President and General Counsel
Eric D. Shaffer(3)	$50,000	$—	200,000	$4,061	(7)
President of Global Secure Systems
Timothy J. Czysz(4)	$135,470	$74,069	—	$16,202	(8)
President of Global Secure Training

(1)	As of September 15, 2005, Mr. Bandes held an aggregate of 725,000 restricted shares of our common stock having an aggregate value of $ based upon the assumed initial public offering price of $ per share, of which 678,125 shares were vested and the remaining shares are scheduled to vest ratably, on a monthly basis, through the end of March 2006.

(2)	Mr. Galler commenced employment with us on January 3, 2005. The compensation set forth in this table reflects compensation earned by, or awarded or paid to, Mr. Galler during the period January 3, 2005 through June 30, 2005.

(3)	Mr. Shaffer commenced employment with us on March 1, 2005. The compensation set forth in this table reflects compensation earned by, or awarded or paid to, Mr. Shaffer during the period March 1, 2005 through June 30, 2005.

(4)	As of September 15, 2005, Mr. Czysz held an aggregate of 200,000 restricted shares of our common stock having an aggregate value of $ based upon the assumed initial public offering price of $ per share, of which 150,000 shares were vested and the remaining shares are scheduled to vest ratably, on a monthly basis, through the end of December 2005.

(5)	Consists of $10,959 in health insurance premiums, $2,090 in company-paid monthly office parking, and $657 in life and disability insurance premiums.

(6)	Consists of company paid health and life insurance premiums.

(7)	Consists of company paid health and life insurance premiums.

(8)	Consists of $10,952 in insurance premiums and $5,250 for a company-leased automobile.

Stock Options
      The following table sets forth information regarding grants of stock options to purchase shares of our common stock to the named executive officers during the fiscal year ended June 30, 2005. No stock appreciation rights have been granted to these individuals.

						Potential Realizable
						Value at Assumed
						Annual Rates of
						Stock Price
						Appreciation for
	Individual Grants					Option Term (3)

			Percent of
	Number of		Total Options
	Securities		Granted to
	Underlying		Employees in	Exercise
	Options		Fiscal	Price Per	Expiration
Name	Granted		Year (1)	Share (2)	Date	5%	10%

Craig R. Bandes	1,500,000	(4)	32%	$1.22	8/24/2009
	1,000,000	(5)	21%	$2.00	5/6/2015
Eric S. Galler	200,000	(6)	4%	$1.22	1/3/2010
	100,000	(7)	2%	$2.00	5/6/2015
Eric D. Shaffer	200,000	(8)	4%	$1.50	2/28/2010
Timothy J. Czysz	—		—	—	—	—	—

(1)	The figures representing percentages of total options granted to employees in the last fiscal year are based on a total of 4,757,500 shares underlying options granted to our employees during our fiscal year ended June 30, 2005.

(2)	The exercise price of each option granted was equal to the fair market value of our common stock as valued by our board of directors on the date of grant. The exercise price may be paid in cash, in surrender of other shares of our common stock valued at fair market value on the exercise date or through a cashless exercise program adopted by us in connection with the 2005 Stock Plan. The options granted to Mr. Bandes were granted outside of our 2005 Stock Plan.

(3)	The amounts shown in the table above as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises depend on the future performance of our common stock and the date on which options are exercised. Potential realizable values in the table above are calculated by:

•	multiplying the number of shares of our common stock subject to the option by the assumed initial public offering price of $ per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the balance of the term of the option; and

•	subtracting from that result the total option exercise price.

(4)	The option vests ratably, on a monthly basis, over the two year period ending September 1, 2006.

(5)	The option vests ratably, on a quarterly basis, over the two year period ending April 30, 2007.

(6)	The options vest ratably, on a monthly basis, over the two year period ending January 1, 2007.

(7)	The options vest ratably, on a semi-annual basis, over the three year period ending May 6, 2008.

(8)	The options vest ratably, on a quarterly basis, over the two year period ending February 28, 2007.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table shows, for each named executive officer, the exercisable and unexercisable options held at June 30, 2005. The “Value of Unexercised In-the-Money Options at Fiscal Year-End” shown in the table represent an amount equal to the difference between an assumed initial public offering price of $           per share and the option exercise price, multiplied by the number of unexercised in-the-money options. These calculations do not take into account the effect of any taxes that may be applicable to the option exercises.

					Value of Unexercised In-the-
			Number of Unexercised		Money Options at Fiscal
	Shares		Options at Fiscal Year-End		Year-End
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Craig R. Bandes	—	—	837,500	2,012,500
Eric S. Galler	—	—	41,667	258,333
Eric D. Shaffer	—	—	25,000	175,000
Timothy J. Czysz	—	—	—	—	—	—
Employment Contracts

Craig Bandes
      We entered into an employment agreement with Craig Bandes dated as of March 1, 2003, which was amended by a letter agreement between Mr. Bandes and us dated April 12, 2004. The agreement automatically renews for successive one-year terms unless either we or Mr. Bandes gives a 90-day written notice of non-renewal.
      Mr. Bandes’ annual base salary is $250,000, which is subject to annual review. In addition to his salary, Mr. Bandes has the right to receive a performance bonus for each fiscal year during the term of the agreement in such amount, and based upon performance targets established by him and the Board of Directors. Mr. Bandes also is entitled to participate in all health insurance, life insurance and benefit plans available to our executives. If we terminate Mr. Bandes’ employment other than for disability or cause or if Mr. Bandes terminates his employment for good reason, we are required to provide Mr. Bandes severance consisting of six months base salary and a continuation of life, disability, accident and health insurance benefits.
      Pursuant to the terms of the employment agreement, we issued Mr. Bandes 600,000 shares of restricted common stock at par value in March 2003. These shares vested ratably, on a monthly basis, over a two-year period, and are now fully vested. Under the amendment to his employment agreement, we issued Mr. Bandes an additional 125,000 shares of restricted common stock at par value in April 2004. These shares vest ratably, on a monthly basis, over a two-year period ending in March 2006. The vesting accelerates, and all of the shares become vested, if we give a non-renewal notice or terminate his employment without cause, or if Mr. Bandes terminates his employment for good reason.

Charles Hasper
      We entered into an employment agreement with Charles Hasper dated as of July 26, 2005. The initial term of the employment agreement expires July 26, 2007. The agreement is terminable by us or Mr. Hasper following written notice to the other. If the agreement is not terminated in a manner contemplated therein, the agreement automatically renews for successive one-year terms.
      Under the terms of his employment agreement, Mr. Hasper serves as our Chief Financial Officer and reports to our Chief Executive Officer. Mr. Hasper’s annual base salary is $225,000, which is subject to annual review. In addition to his salary, Mr. Hasper is eligible to receive an annual performance bonus of not less than 50% and not more than 100% of his base salary, determined in the discretion of our Board of Directors, depending upon achievement of goals established by our chief executive officer. Mr. Hasper also is entitled to participate in our sponsored benefit plans. If we terminate Mr. Hasper’s employment without cause or if Mr. Hasper terminates his employment for good reason, we are required to provide Mr. Hasper severance consisting of up to twelve months base salary plus COBRA continuation costs for a 90-day period.

Eric Galler
      We entered into an employment agreement with Eric Galler dated as of November 12, 2004, and Mr. Galler commenced his employment with us on January 3, 2005. The initial term of the employment agreement expires December 31, 2006. The agreement automatically renews for successive one-year terms unless either we or Mr. Galler give a 90-day written notice of non-renewal.
      Mr. Galler’s annual base salary is $150,000, which is subject to annual review. In addition to his salary, Mr. Galler has the right to receive an annual performance bonus of up to 50% of his base salary, depending upon achievement of goals established by our chief executive officer. Mr. Galler also is entitled to participate in all health insurance, life insurance and benefit plans available to our executives. If we terminate Mr. Galler’s employment other than for disability or cause or as a result of a nonrenewal notice, or if Mr. Galler terminates his employment for good reason, we are required to provide Mr. Galler severance consisting of six months base salary, a prorated bonus provided that the performance goals were achieved, and a continuation of life, disability, accident and health insurance benefits, and vesting of certain options will continue as if his employment had not been terminated.

Eric Shaffer
      Our Global Secure Systems subsidiary entered into an employment agreement with Eric Shaffer dated as of February 28, 2005. The initial term of the employment agreement expires February 28, 2007. The agreement is terminable by Global Secure Systems or Mr. Shaffer following written notice to the other. If the agreement is not terminated in a manner contemplated therein, the agreement automatically renews for successive one-year terms.
      Mr. Shaffer’s annual base salary is $150,000, which is subject to annual review. In addition to his salary, after his first year of employment, Mr. Shaffer is entitled to receive an annual performance bonus of up to 50% of his base salary, determined in the discretion of Global Secure System’s board of directors, depending upon achievement of goals established by our chief executive officer. Mr. Shaffer also is entitled to participate in Global Secure Systems’ sponsored employee benefits plans. If Global Secure Systems terminates Mr. Shaffer’s employment without cause or if Mr. Shaffer terminates his employment for good reason, Virtual Alert is required to provide Mr. Shaffer severance consisting of six months base salary plus COBRA continuation costs for a 90-day period.

Timothy Czysz
      Our Global Secure Training subsidiary entered into an employment agreement with Timothy Czysz dated as of April 27, 2005. The initial term of the employment agreement expires December 31, 2007. The agreement is terminable by Global Secure Training or Mr. Czysz following written notice to the other. If the agreement is not terminated in a manner contemplated therein, the agreement automatically renews for successive one-year terms.
      Mr. Czysz’s annual base salary is $150,000, which is subject to annual review. In addition to his salary, Mr. Czysz is entitled to receive an annual performance bonus of up to 50% of his base salary, determined in the discretion of Global Secure Training’s board of directors, depending upon achievement of goals established by our chief executive officer. Mr. Czysz also is entitled to an automobile allowance and to participate in our sponsored employee benefits plans. If Global Secure Training terminates Mr. Czysz’s employment without cause or if Mr. Czysz terminates his employment for good reason, Global Secure Training is required to provide Mr. Czysz severance consisting of six months base salary plus COBRA continuation costs for a 90-day period.

Employee Benefit Plans

2005 Stock Incentive Plan
      Our Board of Directors adopted and our stockholders approved our 2003 Stock Incentive Plan in April 2003. In May 2005, our Board of Directors adopted an amendment and restatement of the 2003 Stock Incentive Plan, revising certain of the terms and conditions of the plan and changing the name of the plan to the 2005 Stock Incentive Plan. From April 2003 through the adoption of our 2005 Stock Incentive Plan by our Board of Directors in May 2005, we issued 400,000 restricted shares of our common stock and stock options exercisable for an aggregate of 3,375,000 shares of our common stock under the 2003 Stock Incentive Plan. The terms of the 2005 Stock Incentive Plan generally apply to any stock options or other awards issued prior to or after the amendment and restatement of the plan. Provisions of the 2003 Stock Incentive Plan in effect prior to its amendment and restatement will apply with respect to any stock options or other awards issued prior to its amendment and restatement to the extent necessary to avoid establishment of a new measurement date for financial accounting purposes and to preserve the status of any options intended to qualify as incentive stock options under the Internal Revenue Code.
      Our employees, officers, and directors, as well as other individuals providing bona fide services to us or one of our affiliates, may participate in and receive awards under the 2005 Stock Incentive Plan, or the Stock Plan. Under our Stock Plan, the plan administrator may grant eligible participants awards consisting of incentive stock options, nonstatutory stock options, restricted or unrestricted shares of our common stock, stock appreciation rights, phantom stock, performance awards and other stock-based awards. While stock options intended to qualify as incentive stock options must have an exercise price at least equal to the fair market value of our common stock on the date of grant, nonstatutory stock options may be granted under our Stock Plan with an exercise price less than the fair market value of our common stock on the date of the grant. In addition, under our Stock Plan, the plan administrator may make grants of restricted or unrestricted shares of our common stock on such terms and conditions as the plan administrator may determine, including no consideration or such minimum consideration as may be required by law. In general, the plan administrator has the authority to establish, in its discretion, the terms of all awards granted under our Stock Plan.
      The Stock Plan provides that the shares of our common stock that may be issued with respect to awards under the Stock Plan as of any date shall not exceed (i) 15% of the number of shares of our common stock issued and outstanding as of such date, including shares issued pursuant to the Stock Plan, minus (ii) the number of shares of common stock issued pursuant to the plan or subject to outstanding awards under the plan on such date, excluding shares relating to awards that expired or terminated unexercised or were forfeited and also excluding shares that we repurchase or are surrendered to us. Our Stock Plan also provides that no more than an aggregate of 5,000,000 shares of our common stock may be issued pursuant to options granted under the Stock Plan that were intended to qualify as incentive stock options under the Internal Revenue Code. As of September 15, 2005, 6,566,973 shares of our common stock were issued pursuant to the Stock Plan or subject to outstanding awards under the Stock Plan, and 525,084 shares of our common stock remained available for future issuance under the Stock Plan. We expect that a larger number of shares of common stock will be available for future issuance under the Stock Plan, because the number of shares of our common stock that are issued and outstanding will increase as a result of the issuance of shares in this offering.
      Our Stock Plan is administered by our Board of Directors or an authorized committee of the Board of Directors. We expect that our Board of Directors will delegate administration of our stock Stock Plan to the Compensation Committee prior to the completion of this offering. Our Stock Plan permits our Board of Directors to authorize, to the extent allowed by applicable state law, an officer or officers to grant awards, other than awards of restricted stock, to other officers and our employees. Under the terms of our Stock Plan, the plan administrator is authorized to take actions necessary to carry out the purpose and intent of the Stock Plan, which may include (i) modifying, amending, extending or renewing outstanding stock options or other awards, (ii) accelerating or otherwise changing the time in which a stock option or other award may be exercised or becomes payable, or (iii) waiving or accelerating the lapse, in whole or in part, of any restriction or condition with respect to a stock option or other award, such as conditions regarding vesting or exercisability of a stock option or other award following termination of any grantee’s employment or other relationship with the Company. The plan administrator has full power and authority, in its sole and absolute discretion, to administer, construe and interpret the plan, grant agreements under the Stock Plan and all other documents relevant to the plan and awards issued under the Stock Plan.
      In the event of specified change of control transactions, including our merger with or into another corporation or the sale of substantially all of our assets, outstanding stock options granted under the Stock Plan and other awards granted under the Stock Plan that are payable in or convertible into our common stock will terminate upon the effective time of such change of control transaction unless provision is made in connection with the transaction for the continuation or assumption of such stock options and other awards by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, such outstanding stock options and other awards that will terminate upon the effective time of the change of control transaction will become fully vested immediately before the effective time of the transaction, and the holders of such stock options and other awards will be permitted, immediately before the change of control transaction, to exercise or convert all portions of such stock options and other awards that are then exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the change of control transaction.

401(k) Plan and Other Benefits
      Our employees are eligible to participate in our 401(k) plan after three months of service. Our 401(k) plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to the applicable statutory limit. Our 401(k) plan permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. To date, we have not made any contributions to the plan on behalf of participating employees.
      In addition to the 401(k) plan, we provide a package of employee welfare benefits that is typical for a company of our size, including medical and dental insurance, life insurance and short and long term disability insurance. We do not offer any retiree benefits except for the 401(k) plan and for health care continuation coverage which is required by law. We do not have a severance plan.
Limitation on Liability and Indemnification Matters
      Our certificate of incorporation will be amended and restated upon the closing of this offering. Our amended and restated certificate of incorporation will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
      Our amended and restated bylaws will be amended and restated upon the closing of this offering. Our second amended and restated bylaws will contain provisions requiring us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our second amended and restated bylaws also will require us to advance expenses incurred by a director or executive officer in connection with certain legal proceedings, and authorize us to obtain insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity.

      Prior to the completion of this offering, we expect to enter into agreements with our continuing directors and certain of our officers requiring us to indemnify them against expenses, judgments, fines, settlements and other amounts that they become legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which they may be made parties by reason of the fact that they are or were officers or directors of us or any of our affiliates, provided that they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. These indemnification agreements also will establish the procedures that will apply in the event of any of our covered directors or officers makes a claim for indemnification.
      We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
      The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      The following is a description of transactions since our incorporation on March 21, 2003 to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any of our directors, executive officers or holders of more than five percent of our capital stock had or will have a direct or indirect material interest, other than cash and equity compensation arrangements, which are described under “Management.”
Transactions with our Founders, their Affiliates and Certain of our Directors
      We were incorporated in Delaware in March 2003. Our founders include Sky Capital Enterprises and Ross H. Mandell, who is an officer, director and controlling stockholder of Sky Capital Enterprises. Mr. Mandell is also an officer, director and significant stockholder of Sky Capital Holdings, an affiliate of Sky Capital Enterprises. Mr. Mandell currently is a member of our Board of Directors. Gary Fromm, a director of Sky Capital Holdings, and Stephen Shea, the Chief Operating Officer of Sky Capital LLC, a subsidiary of Sky Capital Holdings and an affiliate of Sky Capital Enterprises, also currently are members of our Board of Directors. Messrs. Mandell, Fromm and Shea have resigned from our Board of Directors effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Michael Recca, who is an officer and director of Sky Capital Enterprises, is also a member of our board of directors and will continue in this position following this offering.
      In April 2003, as part of our founding, we issued 4,041,706 shares of our common stock to Sky Capital Enterprises in exchange for the contribution to us of 77,483 shares of Sky Capital Enterprises Class A common stock having an aggregate value of approximately $99,200, based on a price of $1.28 per share. We also issued 5,000,000 shares of our Series A preferred stock to Sky Capital Enterprises in exchange for $1,000,000 in cash. The 5,000,000 shares of our Series A preferred stock issued to and held by Sky Capital Enterprises will convert into 5,000,000 shares of our common stock upon the closing of this offering. In April 2003, we issued Sky Capital Enterprises a promissory note in the principal amount of $375,000 in exchange for 250,000 shares of Sky Capital Enterprises Class A common stock, which had an aggregate value of $320,000 based on a price of $1.28 per share. In April 2003, also in connection with our founding, we issued 4,485,294 shares of our common stock to Mr. Mandell, who served as the chairman of our Board of Directors until August 2005, in exchange for the contribution of 86,396 shares of Sky Capital Enterprises Class A Common Stock having an aggregate value of approximately $110,600, based on a price of $1.28 per share.
      In connection with our founding, we entered into a Services Agreement with Sky Capital Enterprises. Under the Services Agreement, Sky Capital Enterprises provided us with certain general corporate services, including administrative, accounting and data processing services, in exchange for a fixed annual fee of $96,000, paid in equal monthly installments. We also reimbursed Sky Capital Enterprises for its certain out-of-pocket expenses incurred under the Services Agreement. The Services Agreement was terminated by mutual agreement in May 2005. We paid Sky Capital Enterprises a total of $247,000 under the Services Agreement.
      We conducted a private placement offering of shares of our common stock between June 2003 and September 2004. Through this private placement offering, we issued an aggregate of 22,974,763 shares of our common stock in exchange for aggregate gross proceeds of $27.5 million. In connection with the private placement offering, Sky Capital LLC, which is a wholly-owned subsidiary of Sky Capital Holdings, acted as one of our non-exclusive sales agents pursuant to a Sales Agency Agreement between us and Sky Capital Enterprises dated as of June 1, 2003. Pursuant to the Sales Agency Agreement, we paid Sky Capital LLC commissions and expenses totaling $3.6 million for its services in connection with the private placement offering, and we issued Sky Capital LLC a warrant exercisable for the purchase of 2,149,810 shares of our common stock at an exercise price of $1.50 per share, payable in cash or on a net issue election basis. At Sky Capital LLC’s direction, we transferred portions of that warrant to a number of persons unrelated to us who were identified to us by Sky Capital LLC. As a result of these transfers, the warrant held by Sky Capital LLC is exercisable for the purchase of 824,700 shares of our common stock. We also issued a warrant exercisable for the purchase of 147,667 shares of our common stock at an exercise price of $1.50 per share, payable in cash or on a net issue election basis, to Sky Capital UK, a wholly-owned subsidiary of Sky Capital LLC and an affiliate of Sky Capital Enterprises.
      In August 2004, in consideration of his service on our Board of Directors, we granted a non-qualified option to Mr. Mandell to purchase 1,000,000 shares of common stock at an exercise price of $1.22 per share. The option is exercisable at any time prior to expiration and expires in August 2009. In May 2005, in further consideration of his service on our Board of Directors, we granted a non-qualified option to Mr. Mandell to purchase 1,000,000 shares of common stock at an exercise price of $2.00 per share. This option is exercisable at any time prior to expiration and expires in May 2015. These options terminate immediately if we are subject to a change of control.
      Another one of our founders was C. Thomas McMillen. As part of our founding, we issued 4,470,588 restricted shares of our common stock to Mr. McMillen in exchange for the contribution to us of 86,121 shares of Sky Capital Enterprises Class A common stock having an aggregate value of approximately $110,200, based on a price of $1.28 per share. Also as part of our founding, we entered into an Agreement and Plan of Merger with USASecure Corp., a Delaware corporation, and Mr. McMillen, who was USASecure’s sole stockholder. Pursuant to that Agreement and Plan of Merger, USASecure was merged with and into us and we were the surviving corporation, and we issued to Mr. McMillen 3,900,000 shares of our common stock. Mr. McMillen served as our chief executive officer and a director until February 2004, when he resigned all positions with us. At the time of Mr. McMillen’s resignation, we entered into a consulting agreement, an indemnification agreement and a mutual general release with him. Pursuant to the consulting agreement, Mr. McMillen served as a consultant to us through February 2005, and we paid Mr. McMillen $90,000 for his services. As a result of his resignation, Mr. McMillen forfeited 1,950,000 restricted shares of our common stock held by him. As a result of that forfeiture and several transfers of our common stock effected by him, Mr. McMillen currently holds 6,300,588 shares of our common stock.
      In April 2003, in connection with our acquisition of Neoterik, we entered into a note purchase agreement with Mr. Fromm pursuant to which we issued 250,000 shares of our common stock and transferred 500,000 shares of Sky Capital Enterprises Class A common stock to him, in consideration of the purchase by us of Neoterik indebtedness in the amount of approximately $1.4 million.
      In August 2004, in consideration of his service on our Board of Directors, we granted a non-qualified option to Mr. Fromm to purchase 150,000 shares of common stock at an exercise price of $1.22 per share. The option is exercisable at any time prior to expiration and expires in August 2009. In May 2005, in further consideration of his service on our Board of Directors, we granted a non-qualified option to Mr. Fromm to purchase 75,000 shares of common stock at an exercise price of $2.00 per share. The option vests ratably, in monthly installments, over the one year period ending May 6, 2006, and becomes immediately exercisable upon his resignation from our Board of Directors. The option expires in May 2015.
      In August 2004, in consideration of his service on our Board of Directors, we granted a non-qualified option to Mr. Recca to purchase 800,000 shares of common stock at an exercise price of $1.22 per share. The option is exercisable at any time prior to expiration and expires in August 2009. In May 2005, in further consideration of his service on our Board of Directors, we granted a non-qualified option to Mr. Recca to purchase 350,000 shares of common stock at an exercise price of $2.00 per share. The option vests ratably, in monthly installments, over the one year period ending May 6, 2006, and becomes immediately exercisable upon his resignation from our Board of Directors. The option expires in May 2015.
      In August 2004, in consideration of his service on our Board of Directors, we granted a non-qualified option to Mr. Shea to purchase 150,000 shares of common stock at an exercise price of $1.22 per share. The option is exercisable at any time prior to expiration and expires in August 2009. In May 2005, in further consideration of his service on our Board of Directors, we granted a non-qualified option to Mr. Shea to purchase 75,000 shares of common stock at an exercise price of $2.00 per share. The option vests ratably, in monthly installments, over the one year period ending May 6, 2006, and becomes immediately exercisable upon his resignation from our Board of Directors. The option expires in May 2015.
      In August 2005, we entered into an agreement with Sky Capital Enterprises pursuant to which Sky Capital Enterprises agreed to make available to us a $1,500,000 line of credit for working capital purposes. We will be required to pay interest at the rate of 8% per annum on any loans that we obtain under the line of credit. To secure our indebtedness and other obligations to Sky Capital Enterprises under the line of credit, we have granted Sky Capital Enterprises a first-priority security interest in our assets. All loans under the line of credit mature upon the earlier of the closing of this offering or July 31, 2006.
      In August 2005, we entered into an Investor Rights Agreement with Sky Capital Enterprises pursuant to which we have agreed that, without the approval of the holders of a majority of the shares of Series A preferred stock, all of which is currently held by Sky Capital Enterprises, we will not issue any of our equity securities in a public offering or otherwise effect any transaction that would cause the conversion of the Series A preferred stock into common stock. In addition, under the Investor Rights Agreement, so long as any of the shares of Series A preferred stock remain outstanding and have not been converted into common stock, Sky Capital Enterprises has the right to elect a majority of the members of our Board of Directors. All of our outstanding shares of Series A Preferred Stock will convert into common stock, and the Sky Capital Enterprises right to elect a majority of the members of our Board of Directors will terminate, upon the completion of this offering.
      Under the Investor Rights Agreement, Sky Capital Enterprises has caused Messrs. Fromm, Mandell, and Shea to resign from our Board of Directors effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part. We have agreed to pay Messrs. Fromm, Mandell and Shea the following severance within five business days after effectiveness of their resignation from our Board of Directors: Mr. Fromm: stock options to purchase 25,000 shares of our common stock and $30,000 in cash; Mr. Mandell: stock options to purchase 150,000 shares of our common stock and $144,000 in cash; and Mr. Shea: stock options to purchase 25,000 shares of our common stock and $30,000 in cash.
Issuances of Restricted Stock and Stock Options to Our Executive Officers
      At the time of our founding, Craig Bandes joined us as our President and Chief Operating Officer. We issued Mr. Bandes 600,000 restricted shares of our common stock at par value in March 2003, and such shares vested over a two-year period and are now fully vested. Under the amendment to his employment agreement, we issued Mr. Bandes additional 125,000 restricted shares of our common stock at par value in April 2004. These additional shares vest ratably, on a monthly basis, over a two year period ending in March 2006. The vesting accelerates and all of the shares become vested, if we give a notice that we will not renew his employment contract or if we terminate his employment without cause, or if Mr. Bandes terminates his employment for good reason.
      On April 15, 2003, we granted to Mr. Bandes a non-qualified option to purchase 150,000 shares of our common stock at an exercise price of $0.25 per share. This option is fully-vested and expires on April 14, 2008. On March 1, 2004 and April 1, 2004, we granted to Mr. Bandes non-qualified options to purchase 100,000 and 100,000 shares of our common stock, respectively, each at an exercise price of $1.00 per share. Each option vests ratably, on a monthly basis, over a two-year ending on March 1, 2006 and March 31, 2006, respectively, and expires on March 1, 2009 and April 1, 2009, respectively. On August 24, 2004, we granted to Mr. Bandes a non-qualified option to purchase 1,500,000 shares of our common stock at an exercise price of $1.22 per share and such options vest ratably, on a monthly basis, over a two year period ending on September 1, 2006 and expire on August 24, 2009. On May 6, 2005, we granted to Mr. Bandes a non-qualified option to purchase 1,000,000 shares of our common stock at an exercise price of $2.00 per share. The option vests ratably, on a quarterly basis, over a two-year period ending on April 30, 2007, and expires on May 6, 2015. All of the options held by Mr. Bandes described above become fully vested if we are the subject of a change of control and Mr. Bandes’ employment with us or our successor is terminated without cause or for good reason coincident with or within one-year of the change of control.
      On January 3, 2005, we granted Mr. Galler an incentive stock option to purchase 200,000 shares of our common stock at an exercise price of $1.22 per share. The option shares vest ratably, on a monthly basis, over a two-year period ending January 1, 2007. The option expires on January 3, 2010. On May 6, 2005, we granted Mr. Galler an incentive stock option to purchase 100,000 shares of our common stock at an exercise price of $2.00 per share. The option shares vest ratably, on a semi-annual basis, over a three-year period ending May 6, 2008. The option expires on May 6, 2015.
      On July 27, 2005, we granted Mr. Hasper an incentive stock option to purchase 900,000 shares of our common stock at an exercise price of $2.00 per share. Under the terms of the option grant, 180,000 shares are vested as of July 26, 2005, and the remaining 720,000 shares vest ratably, in semi-annual installments, over the three-year period commencing January 26, 2006. The vesting accelerates and all of the shares become vested if we terminate Mr. Hasper’s employment without cause or if we are subject to a change of control. The option expires on July 27, 2015.
      In connection with our acquisition of Virtual Alert, we issued Eric Shaffer 1,588,587 shares of our common stock as a part of the purchase price for all of the outstanding shares of Virtual Alert. In connection with his employment by us, on March 1, 2005, we granted Mr. Shaffer an incentive stock option to purchase 200,000 shares of our common stock at an exercise price of $1.50 per share. The option shares vest ratably, on a quarterly basis, over a two-year period ending on February 28, 2007. The option expires on February 28, 2010.
      In December 2003, pursuant to the terms of his employment agreement with us, we issued to Timothy Czysz an aggregate of 500,000 restricted shares of common stock at par value. In connection with the execution of a new employment agreement in April 2005, we and Mr. Czysz agreed that he would forfeit 300,000 of such shares and retain 200,000 of such shares. Such 200,000 shares vest ratably, on a monthly basis, over a two-year period ending in December 2005. The vesting accelerates and all of the shares become vested if we terminate Mr. Czysz’s employment without cause, or if he terminates his employment for good reason.
Indemnification Agreements
      We have entered into and expect to continue to enter into agreements to indemnify our directors and certain of our officers. For more information regarding these agreements, see “Management — Limitation on Liability and Indemnification Matters.”
Employment Agreements
      We or one of our subsidiaries have entered into employment agreements with several of our officers. For more information regarding these agreements, see “Management — Employment Contracts.”

PRINCIPAL AND SELLING STOCKHOLDERS
      The following table sets forth information with respect to the beneficial ownership of our common stock as of September 15, 2005, assuming conversion of all outstanding shares of our convertible preferred stock into 5,000,000 shares of common stock immediately prior to the closing of this offering, for:

•	each person known by us to own beneficially more than 5% of our common stock;

•	each selling stockholder participating in the offering;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.
      Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person are deemed to be beneficially owned and outstanding if the options and warrants are exercisable within 60 days of the date of this table. The shares subject to options and warrants held by a person are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentage ownership figures in this table are based on a total of 52,280,382 shares of our common stock outstanding on September 15, 2005 and a total of                      shares of our common stock outstanding following the completion of this offering, in both cases assuming conversion of all outstanding shares of our Series A preferred stock into 5,000,000 shares of common stock immediately upon the closing of this offering and that the overallotment option is not exercised.
      Except as indicated in the footnotes below, we believe, based on information furnished to us and subject to community property laws where applicable, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise noted, the address for such person or entity is c/o Global Secure Corp., 2600 Virginia Avenue, NW, Suite 600, Washington, D.C. 20037.

	Shares Beneficially				Shares Beneficially
	Owned				Owned
	Before the Offering				After the Offering

Beneficial Owner	Shares	Percent	Shares Offered		Shares	Percent

Executive Officers and Directors (1):
Gene W. Ray, Ph.D. (2)	250,000	*	—
Craig R. Bandes (3)	2,162,501	4.0%	—
Charles A. Hasper (4)	180,000	*	—
Eric S. Galler (5)	100,000	*	—
Timothy J. Czysz	200,000	*	—
Eric Shaffer (6)	1,638,587	3.1%	—
Michael E. Recca (7)	975,000	1.8%	—
John A. Moore, Jr.	—	—	—
Wayne M. Rehberger	—	—	—
Anthony Warren, Ph.D.	—	—	—
All executive officers and directors as a group (10 persons) (8)	5,506,088	10.0%	—
5% Stockholders:
Ross H. Mandell (9)	16,753,986	30.3%	—
Sky Capital Enterprises, Inc. (10)	9,296,325	17.8%	—
C. Thomas McMillen	6,300,588	12.1%	—	(11)	(11)

	Shares Beneficially			Shares Beneficially
	Owned			Owned
	Before the Offering			After the Offering

Beneficial Owner	Shares	Percent	Shares Offered	Shares	Percent

Selling Stockholders:
Steven Mountain	50,000	*	12,500
Anthony Rafael Umney & Susan Gay Umney, Tenants in Common	75,000	*	11,250
Dr. David King	50,000	*	12,500
Trevor Law & Barbara Law Tenants in Common	50,000	*	12,500
Ian Simm	100,000	*	10,000
Lynne C. King	50,000	*	12,500
Robert Atkinson	100,000	*	15,000
Christopher Hodgson	100,000	*	25,000
Robert Leslie Houlton	154,000	*	25,000
Maarten Mertens	50,000	*	7,500
John Turner	33,333	*	8,333
D. Pettet	50,000	*	12,500
Jeff Rhoads	100,000	*	25,000
David Malcolm Child	33,333	*	8,000
NCL (nominees) Ltd	100,000	*	25,000
Richard Pain	100,000	*	20,000
David Raz-Rhodes	66,667	*	16,666
Paul Harrison	450,000	*	75,000
Ian Sprott	50,000	*	1,500
Eric James Dent	75,000	*	15,000
Robert C. Anderson	20,000	*	5,000
Alan David Butler	20,000	*	5,000
Philip Stewart Adams and Wendy Adams, JTWROS	50,000	*	12,500
Philip J. S. Clarke and Gillian A. Clarke, JTWROS	50,000	*	12,500
Anthony O’Hanlon	20,000	*	1,800
Lesley Barlette	20,000	*	5,000
Anthony Paul Kent Bates	100,000	*	25,000
Robert James Blackman	20,000	*	5,000
Paul Cliff	100,000	*	25,000
John E. Clarke and Pamela V. Clarke, JTWROS	20,000	*	5,000
Joseph Ebersole and Nancy Ebersole, JTWROS	20,000	*	5,000
Carmen Schuller	20,000	*	5,000
Simon Nicholas Westbrook	450,000	*	112,500
EBS Pensioneer Trustees Ltd., as trustees for ABS Pension Fund	20,000	*	5,000
Kevin Burch and Julia Margaret Burch, JTWROS	20,000	*	5,000
Stephen Geoffrey Cox	50,000	*	12,500
Paul Anthony Charles Stuart-Kregor	80,000	*	20,000
Peter Nathan Liebmann	50,000	*	12,500

	Shares Beneficially			Shares Beneficially
	Owned			Owned
	Before the Offering			After the Offering

Beneficial Owner	Shares	Percent	Shares Offered	Shares	Percent

Raymond Nind	100,000	*	25,000
Mark P. Samuel	100,000	*	25,000
Colin James Suckling	33,333	*	8,333
Peter R. Wakeham	100,000	*	25,000
David J. Miles	100,000	*	25,000
Martin John Lambie-Nairn	100,000	*	25,000
Michael Bailey	50,000	*	12,500
Anthony Stitt	100,000	*	25,000
Colin Witt	20,000	*	5,000
S2O International Limited	33,333	*	8,333
Phillip T. Cole	20,000	*	5,000
Kevin Alan Bryan	20,000	*	5,000
Golden Sky Partnership	450,000	*	112,500
Interbaltic Investments Oy	50,000	*	12,500
John P. Smith	50,000	*	12,500
Andrew R. T. Telford	450,000	*	75,000
William Derek and Mary Laidlaw, JTWROS	20,000	*	5,000
Fabian Brewster	50,000	*	5,000
Martin L. Gaines	100,000	*	25,000
Fane Robert C. Murray	33,333	*	8,000
Brian Morgan	450,000	*	112,500
Trehaven Leisure Ltd.	100,000	*	25,000
Hanzano Holdings Limited	100,000	*	20,000
Michael Jordan and Paul Jordan, JTWROS	1,066,470	2.0%	266,000
James P. Ebersole, Sr.	33,333	*	8,333
Philip Kenneth Wood	30,000	*	7,500
Ayad Jaber	450,000	*	75,000
Gerald J. Patrick	20,000	*	5,000
John N. Meeks	20,000	*	5,000
Ronald Fenwick	160,000	*	40,000
Peter Van Wyngaarden	50,000	*	10,000
Alexander Catto	100,000	*	20,000
Andre Desmond Bischoff	100,000	*	25,000
Anthony Brook	46,667	*	11,666
Henry John Roy	125,000	*	31,250
Iain Donald Hope Robertson	50,000	*	12,500
Donald Robertson Trust 1	100,000	*	25,000
Rob Wyndham Lewis	20,000	*	5,000
Julian Glasspole	23,000	*	5,750
Philip Rushby	50,000	*	12,500
Patrick McKenna	33,333	*	8,333
Dr. Stuart William Gordon Smith	450,000	*	112,500
William George Gregory	20,000	*	5,000
Peter MacLeod	20,000	*	5,000
Leslie George Gallop	20,000	*	5,000
Donald Robertson Trust 2	50,000	*	12,500

	Shares Beneficially			Shares Beneficially
	Owned			Owned
	Before the Offering			After the Offering

Beneficial Owner	Shares	Percent	Shares Offered	Shares	Percent

Eamond G. Murray	100,000	*	25,000
Alan G. Woodberry	100,000	*	25,000
Albion Drilling Services Ltd. Trustee (Albion Drilling Services Retirement Benefit Scheme)	100,000	*	25,000
Amir S. Javahery	20,000	*	2,000
AW Construction Retirement Benefit Scheme	100,000	*	20,000
Peter & Christine Watkinson JTWROS	33,333	*	8,333
Andrew Hogan	116,667	*	23,333
Andrew Urban	937,500	1.8%	140,625
Ian Richard Gerstein	36,600	*	9,150
Nicholas McDonald	20,000	*	4,000
Roy Tylden-Wright	50,000	*	10,000
Geoffrey Millard and Jane Mary Millard JTWROS	100,000	*	15,000
Geoff Spittles and Heather Spittles JTWROS	20,000	*	5,000
Anthony Bryan Greenfield	20,000	*	5,000
David Wheatcroft	75,000	*	18,750
Comfort Plus Products Ltd.	30,000	*	7,500
James Whiteley Ure	20,000	*	5,000
Brandan Deering	15,000	*	3,750
Martin T. Johnson	28,667	*	7,166
Bryan Graham	1,000,000	1.9%	200,000
Dunedin Estates Overseas Ltd.	100,000	*	25,000
Hans-Georg Pieper	50,000	*	12,500
Barry John Whitehead	100,000	*	25,000
Richard Garnett Faulkner	20,000	*	5,000
Janet M. Liebmann	25,000	*	6,250
Stephen Martin Liebmann	25,000	*	6,250
Martin Coburn	30,000	*	7,500
John Tissiman	50,000	*	12,500
Duncan J. MacLeod	50,000	*	10,000
Peter G. Allen	50,000	*	12,500
Samuel Lombard	450,000	*	50,000
Kieran O’Phelan	99,300	*	19,860
Brian Chard	66,666	*	16,666
Peter Lappin	50,000	*	12,500
William A. Jack	50,000	*	12,500
John David Reid Smith	450,000	*	112,500
Aristides Aresti	50,000	*	12,500
Mark James Tetley	32,000	*	8,000

	Shares Beneficially			Shares Beneficially
	Owned			Owned
	Before the Offering			After the Offering

Beneficial Owner	Shares	Percent	Shares Offered	Shares	Percent

Peter McBride and Brian Mellon, Tenants in Common	100,000	*	25,000
Anthony R. Banks	200,000	*	50,000
Harvin Kaumaya	24,260	*	6,065

*	Less than 1%.

(1)	Excludes three of our current directors who have resigned from our Board of Directors effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

(2)	Consists entirely of shares issuable upon the exercise of stock options that are exercisable within 60 days of September 15, 2005

(3)	Includes 1,437,501 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 15, 2005.

(4)	Consists entirely of shares issuable upon the exercise of stock options that are exercisable within 60 days of September 15, 2005.

(5)	Consists entirely of shares issuable upon the exercise of stock options that are exercisable within 60 days of September 15, 2005.

(6)	Includes 50,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 15, 2005.

(7)	Consists entirely of shares issuable upon the exercise of stock options that are exercisable within 60 days of September 15, 2005.

(8)	Includes 2,992,501 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 15, 2005 and excludes three of our current directors who have resigned from our Board of Directors effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

(9)	Includes 9,296,325 shares held by Sky Capital Enterprises, 824,700 shares issuable upon the exercise of a warrant held by Sky Capital LLC, 147,667 shares issuable upon the exercise of a warrant held by Sky Capital UK and 2,000,000 shares issuable upon the exercise of stock options held by Mr. Mandell that are exercisable within 60 days of September 15, 2005. Mr. Mandell is an officer, director and controlling stockholder of Sky Capital Enterprises and an officer, director and significant stockholder of Sky Capital Holdings, which owns directly or indirectly all of the capital stock of Sky Capital LLC and Sky Capital UK. Mr. Mandell shares voting and dispositive control over the shares held by Sky Capital Enterprise, Sky Capital LLC and Sky Capital UK.

(10)	Sky Capital Enterprises is controlled by Messrs. Mandell, Recca, Brigante and Fromm, as well as Alexander Duma and Larry Pressler, who are Sky Capital Enterprises’ directors.

(11)	Mr. McMillen will only be a selling stockholder if the overallotment option is exercised. If the overallotment option is exercised in full, Mr. McMillen will offer shares and, after the offering, will beneficially own shares or % of outstanding shares.

DESCRIPTION OF CAPITAL STOCK
      The following description of our capital stock gives effect to the amendment and restatement of our certificate of incorporation and bylaws, which will occur upon the closing of this offering, and the conversion of the 5,000,000 shares of preferred stock outstanding on September 15, 2005 into 5,000,000 shares of common stock, which will occur upon the closing of this offering.
      Upon the closing of this offering, our authorized capital stock will consist of                      shares of common stock, par value $.0001 per share, and       shares of preferred stock, par value $.0001 per share.
Common Stock
      As of September 15, 2005, 47,280,382 shares of our common stock were outstanding, held of record by 233 stockholders, excluding common stock issuable upon conversion of our convertible preferred stock. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Upon the completion of this offering, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividend declared by the Board. In the event of a liquidation, dissolution or winding up of the company, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Holders of our common stock have no preemptive, conversion or redemption rights. Each outstanding share of common stock is, and all shares of common stock to be outstanding after the completion of this offering will be, fully paid and nonassessable.
Preferred Stock
      As of September 15, 2005, 5,000,000 shares of our Series A preferred stock were outstanding, all of which were held of record by Sky Capital Enterprises. Upon the completion of this offering, those shares of Series A preferred stock will convert into 5,000,000 shares of our common stock. Following the completion of this offering and the filing of our amended and restated certificate of incorporation, we will have                      shares of undesignated preferred stock authorized for issuance. Our Board of Directors will have the authority, without further action by the stockholders, to issue preferred stock in one or more series. In addition, the Board may fix the rights, preferences and privileges of any preferred stock it determines to issue. Any or all of these rights may be superior to the rights of the common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. At present, we have no plans to issue any shares of preferred stock.
Warrants
      In 2004, in connection with certain financial advisory services provided to us, we issued a warrant to Morgan Keegan & Company, one of the underwriters of this offering, for the purchase of 674,520 shares of common stock at an exercise price of $1.50 per share. This warrant will expire one year from the completion of this offering.
      In 2004, we issued warrants for the purchase of an aggregate of 2,297,477 shares of our common stock, at an exercise price of $1.50 per share. These warrants expire on September 30, 2009.
Registration Rights
      We have entered into a registration rights agreement with Sky Capital Enterprises in which we have agreed to file a registration statement on Form S-1 for the registration of the distribution by Sky Capital Enterprises of up to two million shares of our common stock to Sky Capital Enterprises’ stockholders. We have agreed to use our best efforts to file the registration statement for the share distribution on the

181st day following the effectiveness of the registration statement of which this prospectus is a part and to cause the registration statement to become effective as soon as possible thereafter. We also have agreed with Sky Capital Enterprises that, if at any time after we become eligible to file a registration statement on Form S-3, but no more than once every twelve months, we receive a written request from Sky Capital Enterprises to register shares having an aggregate value of at least $5,000,000 for resale on Form S-3, we will use our best efforts to register on Form S-3 the resale of such shares by Sky Capital Enterprises. We also have agreed to give Sky Capital Enterprises piggyback registration rights that allow Sky Capital Enterprises, subject to certain exceptions, to include certain of their shares in registration statements filed by us for the sale of our own securities. Specifically, if we propose to register any of our securities under the Securities Act, Sky Capital Enterprises will be entitled to notice of the registration and, subject to certain exceptions, to include its shares of common stock in the registration. The registration rights that we have granted to Sky Capital Enterprises are subject to specified conditions and limitations, including in the case of the piggyback registration rights the right of the underwriters in an underwritten offering to limit the number of shares included in any such registration or to exclude shares from the registration entirely under certain circumstances. Sky Capital Enterprises will be required to pay some or all of the expense of the registration on Form S-1 relating to its distribution of shares of our common stock to Sky Capital Enterprises’ stockholders, while subject to certain exceptions we have agreed to pay all registration expenses relating to any piggyback registration and Form S-3 registration of Sky Capital Enterprises’ shares. These registration rights terminate upon the earlier of five years after the closing of this offering or the date upon which Sky Capital Enterprises no longer holds shares that may be registered under the agreement.
      In addition, we have agreed to give each of Mr. Mandell and Mr. McMillen piggyback registration rights with respect to all of the shares of our common stock they currently hold and all shares of common stock issued or issuable upon the conversion or exercise of any preferred stock or stock options they currently hold. If we propose to register any of our securities under the Securities Act, each of Mr. Mandell and Mr. McMillen will be entitled to notice of the registration and, subject to certain exceptions, to include shares of common stock in the registration. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters in an underwritten offering to limit the number of shares included in any such registration or to exclude shares from the registration entirely under certain circumstances. We have agreed to pay all registration expenses relating to any piggyback registration of Mr. Mandell’s or Mr. McMillen’s shares. These registration rights terminate upon the earlier of five years after the closing of this offering or the date upon which Mr. Mandell or Mr. McMillen no longer holds shares that may be registered under their respective agreements.
Delaware Anti-Takeover Law and Certain Provisions of Our Certificate of Incorporation and Bylaws

Delaware Law
      We will be subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder,” unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers, and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
      Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (i) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and (ii) the affiliates and associates of any such person. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Certificate of Incorporation and Bylaw Provisions
      Following the completion of this offering, our certificate of incorporation and bylaws will provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•	the approval of holders of 66 2/3% of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action;

•	our Board of Directors will be expressly authorized to make, alter or repeal our bylaws;

•	stockholders may not call special meetings of the stockholders or fill vacancies on the Board of Directors;

•	our Board of Directors will be divided into three classes of service with staggered three-year terms, meaning that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;

•	our Board of Directors will be authorized to issue preferred stock without stockholder approval;

•	directors may only be removed for cause by the holders of 66 2/3% of the shares entitled to vote at an election of directors; and

•	we will indemnify directors and certain officers against losses they may incur in connection with investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.
      These and other provisions contained in our certificate of incorporation and bylaws effective upon the completion of this offering could delay or discourage some types of transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.
Nasdaq National Market Listing
      We have applied for quotation of our common stock on the Nasdaq National Market under the trading symbol “GSEC.”
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is Registrar and Transfer Company. The transfer agent’s address is 10 Commerce Drive, Cranford, N.J. 07016.

SHARES ELIGIBLE FOR FUTURE SALE
      Prior to this offering, no public market existed for our common stock. If a trading market develops for our common stock, many of our current stockholders will have an opportunity to sell shares of our common stock that they own for the first time. Sales of substantial amounts of our common stock, or the perception that these sales could occur, could adversely affect market price for our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities.
      Upon the closing of this offering, we will have outstanding an aggregate of                      shares of our common stock, based upon the number of shares of common stock outstanding as of September 15, 2005 and assuming the conversion of all of our outstanding shares of preferred stock into 5,000,000 shares of common stock, no exercise of the underwriters’ over-allotment option, and no exercise of outstanding options or warrants. All of the shares of common stock sold in this offering by us and the selling shareholders will be freely tradeable in the public market, except for any shares sold to someone who is (i) our “affiliate,” as that term is defined in Rule 144 or (ii) subject to a lock-up agreement described below. All other shares will be “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered or if their resale qualifies for an exemption from registration described below under Rule 144 or Rule 701 under the Securities Act.
      As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701, the shares of our common stock, excluding the shares sold in this offering, will be available for sale in the public market as follows:

•	no shares will be eligible for sale on the date of this prospectus;

•	shares will be eligible for sale upon the expiration of the lock-up agreements, as more particularly and except as described below; and

•	shares will be eligible for sale, upon the exercise of vested options, upon the expiration of the lock-up agreements and subject to the restrictions of Rule 144 in the case of our affiliates, as more particularly and except as described below.
Lock-Up Agreements
      We, each of our directors who are continuing in office, advisory board members and officers named in the prospectus, who collectively own                 shares of our common stock, have agreed for a period of 360 days after the date of this prospectus, and the selling stockholders, directors who are resigning prior to the closing of this offering, and certain of our other stockholders, who collectively own                 shares of our common stock, have agreed for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares, whether any such aforementioned transaction is to be settled by delivery of the shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Morgan Keegan & Company, Inc. and Jefferies & Company, Inc. on behalf of the underwriters. In addition, if (1) during the last 17 days of the lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial lock-up period, then in each case the lock-up period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Morgan Keegan & Company, Inc. and Jefferies & Company, Inc., on behalf of the underwriters, waive, in writing, such extension; provided, further, however, that in no event shall any such extension be beyond the 32nd day following expiration of the initial lock-up period.

      In addition, C. Thomas McMillen, our former chief executive officer and former director, who will own            shares of common stock after the offering (assuming the exercise of the over-allotment in full), has also agreed not to sell shares during the initial lock-up period, except that he may sell in each of the three-month periods following expiration of the 180th day after the date hereof no greater than (1) two percent of the aggregate amount of shares outstanding or (2) twice the average weekly reported volume of trading of our shares on the Nasdaq National Market during the four calendar weeks preceding the sale. The shares held by Mr. McMillen will be freely tradeable in the public market 360 days after the closing of this offering assuming that the restricted period under the lock-up agreement has not been extended and that Mr. McMillen is not an affiliate of ours at that time.
Registration Rights Agreements
      We have entered into registration rights agreements with three of our stockholders regarding the registration of our securities held by them. See “Description of Our Capital Stock — Registration Rights” for descriptions of these agreements.
Rule 144
      In general, under Rule 144 under the Securities Act, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding, which will equal shares immediately after the closing of this offering; or

•	the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
      Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.
      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.
Rule 701
      Rule 701 permits resales of shares in reliance upon Rule 144 without compliance with some restrictions of Rule 144, including the holding period requirement. Our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. On the date 90 days after the effective date of this offering, options to purchase approximately                      shares of our common stock will be vested and exercisable and upon exercise and after expiration of the lock-up restrictions described above, may be sold pursuant to Rule 701.
Stock Options
      Promptly following the closing of this offering, we intend to file a registration statement on Form S-8 registering the sale of up to                      shares of common stock subject to                     options or other equity awards issued or reserved for future issuance under our 2005 Stock Plan. Shares registered under the registration statement on Form S-8 will be available for sale in the public market subject to certain vesting arrangements and exercise of outstanding options, the lock-up agreements described above and the restrictions of Rule 144 in the case of our affiliates.

MATERIAL U.S. TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF COMMON STOCK
      The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our common stock and you are not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation or partnership created or organized in or under the laws of the United States, or of any political subdivision of the U.S. other than such a partnership that is treated as foreign under U.S. Treasury regulations;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust, in general, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations.
      If you are an individual, you may be treated as a resident of the U.S. in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, being present in the U.S. for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.
      This discussion does not consider:

•	U.S. state or local or any non-U.S. tax consequences;

•	all aspects of U.S. federal income and estate taxes or specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position;

•	the tax consequences of a non-U.S. holder that is a partnership for U.S. federal income tax purposes;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, and traders in securities; and

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.
If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock or a partner with such partnership, you should consult your tax advisor.
      The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury regulations and administrative and judicial interpretations, all as of the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following summary assumes that you hold our common stock as a capital asset. Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends
      We do not anticipate paying cash dividends on our common stock in the foreseeable future. See “Dividend Policy.” In the event, however, that we pay dividends on our common stock, we will have to withhold a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to you to the extent such dividends are paid out of current or accumulated earnings and profits as determined for U.S. federal income tax purposes. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty.
      Generally, in order for us to withhold tax at a lower treaty rate, you must provide us with an Internal Revenue Service Form W-8BEN (or successor form) certifying your eligibility for the lower treaty rate and you may be required to satisfy certain other applicable certification and other requirements. In addition:

•	in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to partners and the partnership will be required to provide certain information;

•	in the case of common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust,” “foreign simple trust” or “foreign grantor trust” as defined in the U.S. Treasury regulations; and

•	look-through rules apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.
      A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its tax advisor regarding its status under these U.S. Treasury regulations and the certification requirements applicable to it.
      If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the U.S. Internal Revenue Service.
      If a dividend is effectively connected with your conduct of a trade or business in the U.S. or if an income tax treaty applies and the dividend is attributable to a permanent establishment maintained by you in the U.S., the dividend will be exempt from the U.S. federal withholding tax. In these cases, the dividend will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons and, if you are a foreign corporation, you may be subject to an additional branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.
Gain on Dispositions of Common Stock
      You generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•	you are an individual who holds our common stock as a capital asset and you are present in the U.S. for 183 days or more in the taxable year of the disposition and meet other requirements; in this case you may be subject to tax at a rate of 30% on such gains;

•	the gain is effectively connected with your conduct of a trade or business in the U.S. or, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the U.S.; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons and, if you are a foreign corporation, you may be subject to an additional branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock; in these cases, the gain will be taxed on a net income basis in the manner described in the bullet paragraph immediately above.

      Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a “U.S. real property holding corporation” generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a “U.S. real property holding corporation” for U.S. federal income tax purposes.
Federal Estate Tax
      Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.
Information Reporting and Backup Withholding Tax
      We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to you may be subject to U.S. backup withholding. You will be exempt from such backup withholding tax if you provide a Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder or otherwise establish an exemption.
      The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If you sell your shares of our common stock outside the U.S. through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the U.S. then the U.S. backup withholding and information reporting requirements generally (except as provided in the following sentence) will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the U.S., if you sell our common stock through a non-U.S. office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the U.S.

•	is a “controlled foreign corporation” for U.S. tax purposes; or

•	is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and various other conditions are met or you otherwise establish exemption.
      If you receive payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.
      You generally may obtain a refund of any amount withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the U.S. Internal Revenue Service.

UNDERWRITING
      Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Keegan & Company, Inc., and Jefferies & Company, Inc. are acting as representatives, have severally agreed to purchase, and we and the selling stockholders, other than the selling stockholder who is participating in the offering solely as part of the underwriters’ over-allotment option, have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares

Morgan Keegan & Company, Inc.
Jefferies & Company, Inc.
Thomas Weisel Partners LLC

Total

      The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
      The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $          a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.
      We and a selling stockholder have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                     additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ over-allotment option is exercised in full, the total price to the public would be $          , the total underwriters’ discounts and commissions would be $          and the total proceeds to us would be $          and the total proceeds to the selling stockholder who has given the underwriter an over-allotment option would be $                    . The total expenses of this offering, not including the underwriting discount, are estimated at $                    and are payable by us.
      The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.
      We, each of our directors who are continuing in office, advisory board members and officers named in the prospectus, who collectively own                 shares of our common stock, have agreed for a period of 360 days after the date of this prospectus, and the selling stockholders, directors who are resigning prior to the closing of this offering and certain of our other stockholders, who collectively own                 shares of our common stock, have agreed for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares, whether any such aforementioned transaction is to be settled by delivery of the shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Morgan Keegan & Company, Inc. and Jefferies & Company, Inc. on behalf of the underwriters. In addition, if (1) during the last 17 days of the lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial lock-up period, then in each case the lock-up period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Morgan Keegan & Company, Inc. and Jefferies & Company, Inc., on behalf of the underwriters, waive, in writing, such extension; provided, further, however, that in no event shall any such extension be beyond the 32nd day following expiration of the initial lock-up period.
      In addition, C. Thomas McMillen, our former chief executive officer and former director, who will own   shares of common stock after the offering (assuming the exercise of the over-allotment in full), has also agreed not to sell shares during the initial lock-up period, except that he may sell in each of the three-month periods following expiration of the 180th day after the date hereof no greater than (1) two percent of the aggregate amount of shares outstanding or (2) twice the average weekly reported volume of trading of our shares on the Nasdaq National Market during the four calendar weeks preceding the sale. The shares held by Mr. McMillen will be freely tradeable in the public market 360 days after the closing of this offering assuming that the restricted period under the lock-up agreement has not been extended and that Mr. McMillen is not an affiliate of ours at that time.
      In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.
      We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol “GSEC.”
      We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

      Morgan Keegan & Company, Inc. has provided financial advisory services to us in the past. Morgan Keegan & Company, Inc. currently owns 449,680 shares of our common stock and a warrant to purchase 674,520 shares of our common stock. The warrant has an exercise price of $1.50 per share and expires at the earlier of (i) three years of its issuance or (ii) one year following the date of this offering.
Pricing of the Offering
      Prior to this offering, there has been no public market for the shares of our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, sales, earnings and other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

LEGAL MATTERS
      DLA Piper Rudnick Gray Cary US LLP, Washington, D.C. will pass upon the validity of the common stock offered by this prospectus for us. King & Spalding LLP, Washington, D.C. is representing the underwriters in connection with this offering.
EXPERTS
      Eisner LLP, independent registered public accounting firm, have audited the financial statements of Global Secure Corp. at June 30, 2004 and 2005, and for the years ended June 30, 2004 and 2005 and the period from March 21, 2003 (inception) through June 30, 2003, as set forth in their report thereon appearing elsewhere herein. Eisner LLP also have audited, as set forth in their reports thereon appearing elsewhere herein, the financial statements of Global Secure Systems Corp. (formerly Virtual Alert, Inc.) at December 31, 2004 and 2003 and February 28, 2005 and for the two months ended February 28, 2005, for the years ended December 31, 2004 and 2003 and for the period February 1, 2002 through December 31, 2002; the financial statements of Global Secure Training Corp. (formerly HazTrain, Inc.) at December 18, 2003 and June 30, 2003 and for the period July 1, 2003 to December 18, 2003 and for the years ended June 30, 2003 and 2002; and the financial statements of Global Secure Safety (Filtered Air) Corp. (formerly Neoterik Health Technologies, Inc.) at April 15, 2003 and for the period June 1, 2002 to April 15, 2003 and for the year ended May 31, 2002. We have included the financial statements of Global Secure Corp. and the financial statements of the foregoing subsidiary companies in the prospectus and registration statement in reliance on the respective reports of Eisner LLP thereon, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (File Number 333-127490) under the Securities Act with respect to the shares of common stock we and the selling stockholders are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.
      Upon the closing of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.
      You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INDEX TO FINANCIAL STATEMENTS

Global Secure Corp. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F- 2
Consolidated Balance Sheets as of June 30, 2005 and 2004	F- 3
Consolidated Statements of Operations for the years ended June 30, 2005 and 2004 and for the period from March 21, 2003 (inception) through June 30, 2003	F- 4
Consolidated Statements of Changes in Stockholders’ Equity for the years ended June 30, 2005 and 2004 and for the period from March 21, 2003 (inception) through June 30, 2003	F- 5
Consolidated Statements of Cash Flows for the years ended June 30, 2005 and 2004 and for the period from March 21, 2003 (inception) through June 30, 2003	F- 6
Notes to Consolidated Financial Statements	F- 8
Pro Forma Unaudited Condensed Statement of Operations for the Year Ended June 30, 2005	F-31
Global Secure Systems Corp. (formerly Virtual Alert, Inc.)
Report of Independent Registered Public Accounting Firm	F-34
Balance Sheets as of December 31, 2004 and 2003 and February 28, 2005	F-35
Statements of Operations for the two months ended February 28, 2005, for the years ended December 31, 2004 and 2003 and for the period February 1, 2002 through December 31, 2002	F-36
Statements of Changes in Stockholders’ Equity for the two months ended February 28, 2005, for the years ended December 31, 2004 and 2003 and for the period February 1, 2002 through December 31, 2002	F-37
Statements of Cash Flows for the two months ended February 28, 2005, for the years ended December 31, 2004 and 2003 and for the period February 1, 2002 through December 31, 2002	F-38
Notes to Financial Statements	F-39
Global Secure Training Corp. (formerly HazTrain, Inc.)
Report of Independent Registered Public Accounting Firm	F-48
Balance Sheets as of December 18, 2003 and June 30, 2003	F-49
Statements of Operations for the period July 1, 2003 to December 18, 2003 and for the years ended June 30, 2003 and 2002	F-50
Statements of Changes in Stockholders’ Equity for the period July 1, 2003 to December 18, 2003 and for the years ended June 30, 2003 and 2002	F-51
Statements of Cash Flows for the period July 1, 2003 to December 18, 2003 and for the years ended June 30, 2003 and 2002	F-52
Notes to Financial Statements	F-53
Global Secure Safety (Filtered Air) Corp. (formerly Neoterik Health Technologies, Inc.)
Report of Independent Registered Public Accounting Firm	F-59
Balance Sheet as of April 15, 2003	F-60
Statements of Operations for the period June 1, 2002 to April 15, 2003 and for the year ended May 31, 2002	F-61
Statements of Changes in Stockholders’ equity for the period June 1, 2002 to April 15, 2003 and for the year ended May 31, 2002	F-62
Statements of Cash Flows for the period June 1, 2002 to April 15, 2003 and for the year ended May 31, 2002	F-63
Notes to Financial Statements	F-64

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Global Secure Corp. and Subsidiaries
      We have audited the accompanying consolidated balance sheets of Global Secure Corp. (formerly GlobalSecure Holdings Ltd.) and subsidiaries as of June 30, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended and for the period March 21, 2003 (inception) through June 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Secure Corp. and subsidiaries as of June 30, 2005 and 2004 and the consolidated results of its operations and its cash flows for the years then ended and for the period March 21, 2003 (inception) through June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.
Eisner LLP
New York, New York
September 14, 2005

GLOBAL SECURE CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,

	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$2,690,367	$2,876,966
Accounts receivable less allowance for doubtful accounts of $91,831 and $19,000	3,108,454	543,111
Inventory	957,137	689,034
Deferred offering costs	853,773
Prepaid expenses and other current assets	236,163	72,436

Total current assets	7,845,894	4,181,547
Restricted cash	500,000	500,000
Property and equipment, net	1,432,984	835,883
Goodwill	18,420,139	2,670,920
Intangible assets, net	5,206,802	1,941,882
Other assets	171,999	24,465

Total assets	$33,577,818	$10,154,697

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,091,577	$441,285
Accrued expenses	2,122,607	1,197,766
Deferred revenue	1,041,512	—
Amounts payable to sellers	1,867,000	—
Notes payable — current maturities	314,034	1,325,870
Capital lease obligations — current maturities	36,069	32,095

Total current liabilities	7,472,799	2,997,016

Long-term liabilities:
Notes payable, less current maturities	674,755	939,102
Capital lease obligations, less current maturities	8,087	44,039
Deferred income tax liability	114,400	111,500

Total long-term liabilities	797,242	1,094,641

Stockholders’ Equity
Capital stock — par value $.0001:
Preferred stock — 25,000,000 shares authorized:
Series A — Convertible, voting; 5,000,000 issued and outstanding; liquidation preference of $1,000,000	500	500
Common stock — 75,000,000 shares authorized; 47,276,882 and 25,194,382 shares issued and outstanding	4,727	2,519
Additional paid-in capital	34,640,681	10,426,031
Deferred compensation	(336,290)	(950,216)
Accumulated deficit	(9,001,841)	(3,415,794)

Total stockholders’ equity	25,307,777	6,063,040

Total liabilities and stockholders’ equity	$33,577,818	$10,154,697

See notes to consolidated financial statements

GLOBAL SECURE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

			Period From
			March 21,
			2003
			(Inception)
	Year Ended June 30,		Through
			June 30,
	2005	2004	2003

Revenues:
Software and service revenue	$8,374,376	$2,543,705	$—
Product revenue	3,546,968	2,584,137	547,576

Total revenues	11,921,344	5,127,842	547,576

Cost of revenues:
Cost of software and services sold	5,323,833	1,729,369	—
Cost of products sold	2,510,494	2,189,932	301,847

Total cost of revenues	7,834,327	3,919,301	301,847

Gross profit	4,087,017	1,208,541	245,729
Selling, general and administrative expense	9,607,325	4,447,352	385,805

Loss from operations	(5,520,308)	(3,238,811)	(140,076)
Interest income (expense), net	46,761	(159,096)	(21,206)

Loss before income tax and minority interest	(5,473,547)	(3,397,907)	(161,282)
Income tax (expense) benefit	(112,500)	115,979	—

Loss before minority interest	(5,586,047)	(3,281,928)	(161,282)
Minority interest	—	27,916	(500)

Net loss	$(5,586,047)	$(3,254,012)	$(161,782)

Net loss per common share — basic and diluted	$(0.13)	$(0.15)	$(0.01)

Weighted average common shares — basic and diluted	41,850,711	21,444,686	17,625,651

See notes to consolidated financial statements

GLOBAL SECURE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Period From March 21, 2003 (Inception) Through June 30, 2003 and for the
Years Ended June 30, 2004 and 2005

	Preferred Stock		Common Stock		Additional
					Paid-In	Deferred	Accumulated
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Total

Shares issued to founders in April 2003 in exchange for 250,000 shares of Sky Capital Enterprises, Inc.		$—	12,997,588	$1,300	$318,700	$—	$—	$320,000
Shares issued in connection with the acquisition of Neoterik Health Technologies, Inc. in April 2003			1,629,176	163	40,837			41,000
Shares issued in connection with merger with USA Secure Corp. in April 2003			3,900,000	390	97,110	(97,500)		—
Restricted shares issued to officer/employees for services in April 2003			900,000	90	21,910	(22,000)		—
Preferred shares issued to Sky Capital Enterprises, Inc. in May 2003	5,000,000	500			999,500			1,000,000
Amortization of deferred compensation						14,390		14,390
Net loss							(161,782)	(161,782)

Balance — June 30, 2003	5,000,000	$500	19,426,764	$1,943	$1,478,057	$(105,110)	$(161,782)	$1,213,608

Shares issued pursuant to note conversion			254,618	25	355,902			355,927
Shares issued in connection with the purchase of assets of CairnsAir, Inc. in August 2003			160,000	16	239,984			240,000
Shares issued in connection with the acquisition of HazTrain, Inc. in December 2003			300,000	30	449,970			450,000
Shares issued as employee compensation			629,167	63	943,689	(943,752)		—
Amortization of deferred compensation						174,896		174,896
Shares issued to consultant for services			11,500	1	17,249			17,250
Options granted to consultant for services					174,570			174,570
Options granted as compensation to employees					125,000	(125,000)		—
Shares forfeited			(1,950,000)	(195)	(48,555)	48,750		—
Shares issued in private placement, net of fees and expenses of $1,040,199			6,362,333	636	6,690,165			6,690,801
Net loss							(3,254,012)	(3,254,012)

Balance — June 30, 2004	5,000,000	$500	25,194,382	$2,519	$10,426,031	$(950,216)	$(3,415,794)	$6,063,040

Options granted to consultants for services					149,540			149,540
Stock issued in connection with the Virtual Alert, Inc. acquisition			5,333,333	533	6,506,133			6,506,666
Warrants issued to consultant for services					364,241	(364,241)		—
Shares issued to consultant for services			449,680	45	548,565	(548,610)		—
Amortization of deferred compensation						1,076,777		1,076,777
Shares issued in private placement, net of fees and expenses of $2,609,475			16,612,430	1,661	17,115,554			17,117,215
Forfeiture of shares held by employee			(300,000)	(30)	(449,970)	450,000		—
Cancellation of shares in connection with the acquisition of HazTrain			(12,943)	(1)	(19,413)			(19,414)
Net loss							(5,586,047)	(5,586,047)

Balance — June 30, 2005	5,000,000	$500	47,276,882	$4,727	$34,640,681	$(336,290)	$(9,001,841)	$25,307,777

See notes to consolidated financial statements

GLOBAL SECURE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Period From
			March 21, 2003
	Year Ended June 30,		(Inception)
			Through
	2005	2004	June 30, 2003

Cash flows from operating activities:
Net loss	$(5,586,047)	$(3,254,012)	$(161,782)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,340,975	427,864	4,011
Amortization of deferred compensation	1,076,777	174,896	14,390
Options granted to consultants for services	149,540	174,570	—
Provision for doubtful accounts	72,831	7,998	—
Common shares issued for services	—	17,250	—
Accretion of interest on notes payable	—	15,926	20,000
Deferred income tax benefit	(7,500)	(115,979)	—
Minority interest in results of Neoterik	—	(27,916)	500
Changes in operating assets and liabilities, net of effects of acquired businesses:	—
Accounts receivable	(193,513)	197,591	(114,826)
Inventory	(268,103)	(322,222)	(160,419)
Prepaid expenses	23,649	(34,910)	3,799
Deferred revenue	(675,192)	—	—
Accounts payable	1,223,027	(2,980)	37,676
Accrued expenses	(423,115)	745,174	18,222
Other assets	(5,662)	4,723	(21,997)

Net cash used in operating activities	(3,272,333)	(1,992,027)	(360,426)

Cash flows from investing activities:
Restricted cash	—	(500,000)	—
Additions to property and equipment	(598,374)	(337,819)	(21,562)
Deposits for equipment	(127,115)	—	—
Acquired intangibles	(246,590)	(50,761)
Acquisition of businesses, net of cash acquired of $1,029,162 in 2005 $42,307 in 2004 and $43,741 in 2003	(11,608,258)	(1,450,628)	43,741

Net cash (used in) provided by investing activities	(12,580,337)	(2,339,208)	22,179

Cash flows from financing activities:
Repayments of notes payable	(1,256,255)	(119,951)	—
Payments of capital lease obligation	(31,978)	(23,819)	(583)
Net proceeds from issuance of common stock	17,117,215	6,690,801	—
Proceeds from issuance of preferred stock	—	—	1,000,000
Advance from Sky Capital Enterprises, Inc.	—	750,000	—
Repayment of advance from Sky Capital Enterprise, Inc	—	(750,000)	—
Deferred offering costs	(162,911)	—	—

Net cash provided by financing activities	15,666,071	6,547,031	999,417

Net increase (decrease) in cash and cash equivalents	(186,599)	2,215,796	661,170
Cash and cash equivalents at beginning of period	2,876,966	661,170	—

Cash and cash equivalents at end of period	$2,690,367	$2,876,966	$661,170

Supplemental disclosure of cash flow information:
Cash paid for interest	$96,709	$136,479	$2,206

GLOBAL SECURE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Period From
			March 21, 2003
	Year Ended June 30,		(Inception)
			Through
	2005	2004	June 30, 2003

Supplemental disclosure of non-cash investing and financing activities:
Issuance of shares of common stock to founders In exchange for shares of Sky Capital Enterprises, Inc.			$320,000
Note payable issued in exchange for shares of Sky Capital Enterprises, Inc.			$320,000
Issuance of shares of common stock ($41,000) and exchange of shares of Sky Capital Enterprises, Inc. ($640,000) to acquire Neoterik Health Technologies, Inc.			$681,000
Issuance of shares of common stock in connection with merger with USA Secure Corp.			$97,500
Assets acquired under capital leases		$91,696
Note payable, including accrued interest, converted to common stock		$355,927
Issuance of common stock ($240,000), liabilities assumed ($48,429) and accrued obligation ($197,726) in connection with the acquisition of certain assets of CairnsAir, Inc.		$486,155
Issuance of common stock in connection with the acquisition of HazTrain, Inc.		$450,000
Issuance of notes payable in connection with the acquisition of HazTrain, Inc.		$1,000,000
Issuance of common stock in connection with the acquisition of Virtual Alert, Inc.	$6,506,666
Amounts payable to sellers in connection with the acquisition of Virtual Alert, Inc.	$1,867,000
Offering costs included in accounts payable ($419,936) and accrued expenses ($270,926)	$690,862
Liability incurred in connection with the acquisition of minority interest in subsidiary	$140,381
See notes to consolidated financial statements

GLOBAL SECURE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note A — Organization and Acquisitions
      Global Secure Corp. (“Global” or the “Company”) was incorporated under the laws of the State of Delaware on March 21, 2003 under the name GlobalSecure Ltd., and on June 24, 2003 changed its name to GlobalSecure Holdings Ltd. On July 5, 2005, its name was changed to Global Secure Corp. The Company provides integrated products and services focused on the needs of the critical incident response community, which consists of organizations involved in preparing for, responding to and recovering from acts of terrorism, natural disasters and other threats to public safety and health. For the period from March 21, 2003 (inception) through April 15, 2003, Global had no operations. The founding stockholders of Global are Sky Capital Enterprises Inc. (formerly known as Sky Venture Capital Inc. and referred to as “SCE”) and its stockholders.
      Contemporaneously with the transactions described below, on April 15, 2003, Global’s Chairman and Vice Chairman/ CEO and SCE (collectively the founding stockholders of Global) exchanged 86,396, 86,121 and 77,483 shares of Class A common stock of SCE (an aggregate of 250,000 shares) for 4,485,294, 4,470,588 and 4,041,706 shares of common stock of Global (an aggregate of 12,997,588 shares), respectively. The transaction was valued at $320,000, based on the fair value of the SCE common stock received of $1.28 per share, equivalent to proceeds of $.025 per share of the Company’s common stock.
      In April 2003, USA Secure Corp. (“USA Secure”), an inactive Delaware corporation, merged with Global. As a result, USA Secure’s sole shareholder, who was also the Vice Chairman/ CEO and a director of Global, received 3,900,000 shares of common stock of Global, which vest monthly over a 24-month period through March 31, 2005. Additionally, such shares are restricted for 36 months from the date of the merger. Such issuance has been accounted for as a compensation arrangement and has been valued at $97,500 ($.025 per share) in the accompanying consolidated financial statements. In February 2004, the Vice Chairman/ CEO’s employment terminated and, as a result, 1,950,000 shares were forfeited and the remaining unamortized deferred compensation of $48,750 was reversed to common stock and additional paid-in capital.
      On April 15, 2003, Global purchased from SCE 250,000 Class A SCE common shares for a convertible note in the principal amount of $375,000. The note was valued at $320,000 based on the fair value of the SCE stock received ($1.28 per share). (see Note J.)
      During the 2003 calendar year, Global acquired at a cost of $1,212,820, including legal fees of $31,820, approximately 91% of the outstanding common stock of Neoterik Health Technologies, Inc. (“Neoterik”) through a series of transactions described below. Neoterik is a manufacturer of filtered air respirators. On April 15, 2003, Global acquired $1,361,450 of debt owed by Neoterik to an individual who was a Global/ SCE director and a stockholder of Neoterik. As consideration, Global transferred 500,000 shares of common stock of SCE valued at $640,000 ($1.28 per share) and issued 250,000 shares of Global common stock valued at $6,250 ($0.025 per share). Additionally, Global purchased $113,447 and $24,470 of amounts owed by Neoterik to the Chief Executive Officer and President of Neoterik for 1,134,474 and 244,702 shares, respectively, of Global’s common stock valued at $34,750 ($0.025 per share). Global then received from Neoterik 14,993,670 shares of common stock in exchange for the acquired obligations. Global also agreed under a Stock Purchase Agreement (the “Agreement”) with Neoterik to purchase up to 5,000,000 shares of common stock of Neoterik prior to September 30, 2003 for a price of up to $500,000. In accordance with the Agreement, in April 2003, Global purchased 2,500,000 shares of common stock of Neoterik for a cash payment of $250,000. In July 2003 and August 2003, Global made additional investments of $125,000 each, and acquired an additional 1,565 shares of common stock of Neoterik representing the remaining number of authorized and unissued shares and increasing its ownership of Neoterik to approximately 91%. On April 15, 2005, a wholly owned subsidiary of the Company was merged with and into Neoterik, pursuant to which each share of Neoterik common

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note A — Organization and Acquisitions (continued)
stock not then owned by the Company was converted into the right to receive $.08 in cash for total additional consideration of $140,381. Neoterik thereby became a wholly-owned subsidiary of the Company.
      In May 2003, Global sold 5,000,000 shares of its Series A convertible preferred stock for $1,000,000 to SCE. The preferred stock is convertible into Global’s common stock on a one-for-one basis at any time (see Note N[1]).
      In June 2003, the Company commenced a private placement to raise a maximum of $30 million. Through June 30, 2004, approximately $6.7 million, net of expenses, was raised at an average price of $1.22 per share, and the Company issued 6,362,333 common shares. In September 2004, the Company completed its private placement and subsequent to June 30, 2004, the Company sold 16,612,430 additional common shares for net proceeds of approximately $17.1 million at an average price of $1.19 per share.
      In August 2003, the Company through a wholly owned subsidiary, GlobalSecure Safety Products, Inc. (“GSSP”), acquired certain assets including inventory, property and equipment, licenses, patents and trademarks from CairnsAir, Inc. (“Cairns”), a company that was insolvent and had ceased operations. Cairns had been in the business of supplying patented, self-contained breathing apparatus products and accessories. GSSP had acquired an aggregate of $1,441,763 of Cairns debt from two creditors for 160,000 shares of common stock of the Company valued at $240,000 ($1.50 per share), based on the subscription price for common shares in the private placement, and cash of $472,281. GSSP then exchanged the Cairns debt for the acquired assets. In addition, GSSP has agreed to pay one of the creditors up to $550,000 from the proceeds derived from royalties and sales of patent rights associated with certain acquired patents on the basis of 50% of amounts earned. Such contingent payments are being accounted for as additional purchase price. During the years ended June 30, 2005 and 2004, GSSP received proceeds of $493,180 and $396,000, which has been recorded as product revenue and increased the cost of the assets acquired by $246,590 and $198,000, respectively.
      In December 2003, the Company acquired for a purchase price of $2,942,935 all of the outstanding common stock of HazTrain, Inc. (“HazTrain”), a Company engaged in the business of developing and managing training programs and customized exercises for critical incident response applications and providing hazardous materials management services. The purchase price consisted of cash of $1,200,000, the issuance of four promissory notes in the aggregate amount of $1,292,935 and 300,000 shares of common stock of the Company valued at $450,000 ($1.50 per share). In December 2004, the Company cancelled 12,943 of the shares of common stock (valued at $19,414) and $19,928 of the promissory notes issued at acquisition and accordingly reduced the initial purchase price and goodwill by $39,342.
      In February 2005, Global acquired for a purchase price of $21,011,086 all of the issued and outstanding common stock of Virtual Alert, Inc. (“Virtual”), a California company which began operations in February 2002. Virtual provides a suite of software solutions focused on emergency preparedness, response and recovery and is the sole provider of data management, analysis, and dissemination services for the laboratory data communications program under the Biowatch program, a federally-funded airborne biological agent detection program administered by the Department of Homeland Security (“DHS”). The purchase price consisted of $12,000,000 in cash, legal fees and other acquisition costs of $637,420, $1,867,000 of post closing adjustments (which are unpaid as of June 30, 2005 and reported as amounts payable to sellers in the consolidated balance sheet) plus 5,333,333 newly issued shares of Global common stock valued at $6,506,666 ($1.22 per share). In addition, Global agreed to pay the sellers an earnout amount equal to six times Virtual’s EBITDA, as defined, achieved during the calendar year ending December 31, 2005, less $20,000,000, payable 60% in cash and 40% in Global common stock no later than April 15, 2006. Any amount paid will be accounted for as additional purchase price.

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note B — Summary of Significant Accounting Policies

[1] Basis of presentation and consolidation:
      The accompanying consolidated financial statements include the accounts of Global and its wholly-owned subsidiaries, Neoterik, GSSP, HazTrain and Virtual from their respective dates of acquisition.
      For the year ended June 30, 2004 and the period ended June 30, 2003, the separate ownership of Neoterik is reflected in the Company’s consolidated financial statements as minority interest. The minority interest represents approximately 9% of the outstanding common shares of Neoterik at June 30, 2004. In 2005, the Company acquired the minority interest and Neoterik became a wholly-owned subsidiary.
      All significant intercompany transactions and account balances have been eliminated in consolidation.

[2] Use of estimates:
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

[3] Revenue recognition:
      Revenue recognition is substantially governed by the requirements set forth by the Securities and Exchange Commission’s Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB 104”). Pursuant to SAB 104, revenue is recognized by the Company’s business segments when the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable, and (iv) collectibility is reasonably assured.

(a)	Global Secure Safety (“Safety”) Segment
      The Safety segment provides, develops, manufactures, and sells safety products that protect the critical incident responders and industrial users from harmful environment conditions. Revenue from sales is recognized when products have shipped and title has transferred.

(b)	Global Secure Training (“Training”) Segment
      The Training segment develops, and manages training programs and customized exercises for critical incident response applications and provides hazardous materials management services. Revenue is recognized when services have been rendered and payment has been contractually earned.

(c)	Global Secure Systems (“Systems”) Segment
      The Systems segment (which represents operations of Virtual) generates revenue from the sale of its Global Secure Response Manager (“GSRM”) software solutions and by providing systems integration services. Sales of the GSRM solutions may include (i) licensed software and communications applications; (ii) implementation, training and hosting services (iii) post-contract maintenance services and (iv) hardware. Systems integration services revenue is derived primarily from services provided under the federal BioWatch program in which the company is operating under a two-year cancelable subcontract which expires in February 2006 and may be extended at the subcontractor’s option through 2007.

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note B — Summary of Significant Accounting Policies (continued)
      Revenue recognition for sales of the GSRM software solutions and related services described below is governed by the requirements set forth by the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as modified.
      The Company’s implementation services are essential to the functionality of its software products when contracted for in conjunction with a software license agreement and accordingly, with respect to such arrangements, revenue is recognized as services revenue using the completed contract method of accounting pursuant to SOP 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts.” Under such method, revenue is not recognized separately for the software and services element of the arrangement. Using the completed contract method, all revenue from software and services and associated costs are deferred until completion of the implementation of the integrated system. Implementation services may include systems planning, design and implementation, customer-specific configurations and training. Implementation services are not available by other vendors and are generally sold under fixed price contracts.
      Post-contract customer maintenance includes the help desk support and rights to unspecified software upgrades and enhancements. Maintenance services begin upon acceptance of the integrated system, are separately priced and stated in the arrangements and are generally billed annually. The maintenance services are initially recorded as deferred revenue and recognized as services revenue ratably over the maintenance period. Vendor specific objective evidence (“VSOE”) of fair value for maintenance services is supported by renewal rates.
      Training and hosting revenue is recognized as the services are rendered. VSOE of fair value for hosting services is supported by renewal rates. VSOE of fair value for training is provided for by standalone sales.
      Under the BioWatch program, revenues from integration services which are provided on a time and materials basis are recognized as revenue as the work is performed.
      For the year ended June 30, 2005, the Company recognized approximately $1.9 million, or 16% of its revenues, from the sale of its software solutions and approximately $2.2 million, or 19% of its revenues, for integration services performed under the federal BioWatch program.

[4] Cash and cash equivalents:
      The Company considers all highly liquid, short-term investments with original maturities of three months or less to be cash equivalents. The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

[5] Accounts Receivable and Allowance for Doubtful Accounts:
      The Company reviews accounts receivable to assess its estimates of collectibility. Based on this historical experience and assessment, the Company has established a specific allowance for doubtful accounts.

[6] Software Development Expense
      Research and development expense related to the Systems segment consists of costs related to continued software development and product enhancements to existing software. Software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers.

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note B — Summary of Significant Accounting Policies (continued)

[7] Restricted cash:
      Restricted cash represents a deposit with a bank, which collateralizes a bank loan (see Note K).

[8] Inventory valuation:
      Inventory consists primarily of raw materials and is stated at the lower of cost (determined by the first-in, first-out method) or market.

[9] Property and equipment:
      Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets as follows:

Building and improvements	35 years
Production equipment	5 years
Furniture and fixtures	2 - 5 years
Vehicles	3 - 5 years
Leasehold improvements	The lesser of life of lease or useful lives

[10] Goodwill and other intangible assets:
      Goodwill represents the excess of the purchase price over the fair values assigned to the net assets acquired in business combinations. Goodwill is allocated to reporting units as of the acquisition date for the purposes of goodwill impairment testing. Goodwill of a reporting unit is tested for impairment at least annually as of March 31 or between annual tests if an event occurs or circumstances change that would indicate that the fair value of a reporting unit might be below its carrying amount. If goodwill is determined to be impaired, its carrying amount is written down to its implied fair value. For fiscal 2005, 2004 and 2003, it was determined that there was no goodwill impairment.
      Intangible assets other than goodwill consist of licensed patents, customer contracts and developed technologies. These assets are being amortized on a straight-line basis, over approximately one to five years, representing the estimated economic lives of the related assets.

[11] Accounting for the impairment of long-lived assets:
      Long-lived assets and intangible assets, other than goodwill, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use and eventual disposition of these assets. When any such impairment exists, the related assets will be written down to fair value.

[12] Income taxes:
      Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Any resulting net deferred tax asset is evaluated for recoverability and accordingly a valuation allowance may be established.

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note B — Summary of Significant Accounting Policies (continued)

[13] Stock-based compensation:
      The Company has a stock-based employee compensation plan, which is described more fully in Note O. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under the intrinsic value method provided by APB 25, no compensation expense is recognized if the exercise price of the Company’s employee stock options equals the fair value of the underlying stock on the date of grant. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

			Period from
			March 21, 2003
	Year Ended June 30,		(Inception)
			through
	2005	2004	June 30, 2003

Net loss, as reported	$(5,586,047)	$(3,254,012)	$(161,782)
Add: Stock-based employee compensation expenses included in reported net loss	62,500	14,583	—
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards	(3,586,820)	(40,852)	(359)

Pro forma net loss	$(9,110,367)	$(3,280,281)	$(162,141)

Loss per share basic and diluted — as reported	$(0.13)	$(0.15)	$(0.01)

Loss per share basic and diluted — pro forma	$(0.22)	$(0.15)	$(0.01)

      The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions and resulting in the following weighted average fair values of options granted during the period.

	Year Ended June 30,
			Period Ended
	2005	2004	June 30, 2003

Risk-free interest rates	3.76%	3.10%	2.27%
Expected lives	7.1 years	5 years	5 years
Expected volatility	73%	73%	73%
Expected dividend yields	0.00%	0.00%	0.00%
Weighted average fair value of options granted during the period	$0.82	$1.00	$0.01

[14] Financial instruments:
      The carrying amounts of the Company’s cash, accounts receivable, accounts payable, amounts due to sellers and notes payable approximate fair value as a result of the short-term nature of such assets or liabilities or with respect to notes payable — bank (see Note K) as a result of a variable interest rate.

[15] Leases:
      Leases which meet the criteria of SFAS No. 13 are classified as capital leases. Capital leased assets and related obligations are recorded at amounts equal to the lesser of the present value of minimum lease

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note B — Summary of Significant Accounting Policies (continued)
payments or the fair value of the leased assets at the lease inception. Interest expense is computed utilizing the interest method, which results in a constant effective yield over the term of the lease. Leases which do not meet the aforementioned criteria are classified as operating leases, and the related rentals are charged to expense as incurred.

[16] Net loss per common share:
      Basic loss per share is calculated by dividing net loss by the weighted average number of outstanding common shares during the year. As all potential common shares are anti-dilutive, their effects are not included in the calculation of diluted loss per share. Securities that could potentially dilute earnings per share in the future that were not included in the computation of diluted loss per share for the periods are summarized as follows:

	June 30,

	2005	2004	2003

Stock options	9,551,389	1,619,723	1,000,000
Stock warrants	2,971,997	636,233
Convertible preferred stock	5,000,000	5,000,000	5,000,000

	17,523,386	7,255,956	6,000,000

[17] Impact of recently issued accounting standards:

(a) SFAS 123R:
      In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”, which requires all share-based payments to employees, including grants of employee stock options (“SFAS 123R”), to be recognized in the income statement as an operating expense, based on their fair values. Pro forma disclosure is no longer an alternative. That cost will be recognized as compensation expense over the service period, which would normally be the vesting period of the options. SFAS No. 123R will be effective for the Company beginning October 1, 2005, however the company may elect to apply the method effective July 1, 2005 or to all prior periods. As a result of adopting SFAS 123R, the Company will recognize as compensation expense in its financial statements the unvested portion of existing options granted prior to the effective date and the cost of stock options granted to employees after the effective date based on the fair value of the stock options at grant date. Accordingly, the adoption of SFAS 123R’s fair value method could have a significant impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future and on whether the Company will elect to apply adoption retrospectively which has not yet been determined.

(b) SFAS 150:
      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. Statement No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have any effect on the Company’s financial position, results of operations or cash flows.

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note B — Summary of Significant Accounting Policies (continued)

(c) SFAS 151:
      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends ARB No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges. In addition, SFAS 151 requires that allocation of fixed production overhead to the cost of conversion be based on the normal capacity of the production facilities. The provision of SFAS 151 shall be effective for the Company beginning in fiscal 2006. The Company is currently evaluating whether this statement will have a material effect on its consolidated financial statements.

(d) SFAS 153:
      SFAS No. 153, “Exchanges of Nonmonetary Assets — an Amendment of APB Opinion No. 29” (“SFAS 153”) addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value accounting for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of an entity are expected to change significantly as a result of the exchange. This statement is effective beginning in fiscal 2006 and is not expected to have a significant impact on the Company’s financial statements.

(e) SFAS 154:
      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3”, (“FAS 154”), which requires a retrospective application to prior periods’ financial statements of changes in accounting principle for all periods presented. This statement replaces APB Opinion No. 20 which required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The provisions of FAS 154 are effective for fiscal years beginning after December 15, 2005.
Note C — Acquisitions
      The acquisitions of Neoterik, HazTrain, and Virtual were accounted for as purchase transactions, and the purchase price was allocated to the assets acquired and liabilities assumed based on their fair value. The excess of the purchase price over the fair value of net assets acquired or net liabilities assumed have been allocated to goodwill. The fair value of amortizable intangibles was based on independent valuations and was determined using an estimate of discounted future cash flows related to client contracts and replacement cost with respect to technology. Actual future cash flows from purchased technology and purchased client contracts could differ from estimated future cash flows.
      The Company amortizes intangibles over their estimated economic lives. While the Company believes it is unlikely that any significant changes to the useful lives of our tangible and intangible assets will occur in the near term, rapid changes in technology or changes in market conditions could result in revisions to such estimates that could materially affect the carrying value of these assets and the Company’s future operating results.

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note C — Acquisitions (Continued)
      The total purchase price of business combinations and the assets acquired by GSSP described in Note A was allocated as follows:

	Neoterik	GSSP	HazTrain	Virtual Alert

Current assets	$864,260	$161,419	$635,200	$3,661,199
Property and equipment	475,593	260,101	45,780	183,335
Intangible assets — licensed patents		783,780
Intangible assets — government contracts			1,700,000
Intangible assets — developed technologies				1,483,000
Intangible assets — contract backlog				2,650,000
Other assets	7,464			14,757
Deferred Revenue				(1,716,704)
Other current liabilities	(371,000)	(48,429)	(305,067)	(943,978)
Deferred tax liabilities	(111,500)		(115,979)
Other liabilities			(1,312,500)
Minority interest	(27,416)
Goodwill	375,419	—	2,256,159	15,679,477

Total	$1,212,820 (a)	$1,156,871	$2,903,593	$21,011,086

(a)	Excludes acquisition of 9% minority interest in April 2005 for $140,381 which resulted in an increase to goodwill, property and equipment and deferred tax liabilities of $109,084, $41,697 and $10,400, respectively.
      Goodwill related to Neoterik and to HazTrain is not expected to be deductible for tax purposes. In connection with the acquisition of Virtual, the Company intends to make an election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended, pursuant to which the purchase price of the acquired assets of Virtual is accorded basis for tax purposes. Accordingly, the goodwill related to the acquisition of Virtual will be deductible for tax purposes.
      The consolidated financial statements include the results of operations of the acquired entities from the dates of acquisition. The following unaudited pro forma information represents the Company’s consolidated results of operations as if the acquisition of HazTrain and Virtual had occurred on July 1, 2003 and includes certain adjustments, including additional amortization expense as a result of intangible assets arising from the acquisitions, the increase in interest expense related to notes payable issued as part of the purchase price and for fiscal 2004 an increase in the deferred tax benefit recognized. Pro forma weighted average shares outstanding reflect shares issued as partial consideration in the Virtual and HazTrain acquisitions plus shares sold for cash equal to the cash consideration paid in the Virtual acquisition as if such shares were outstanding at July 1, 2003. The pro forma effects of the acquisition of HazTrain and Virtual for the period ended June 30, 2003 is not being presented as such period is not comparable to the year ended June 30, 2004, as operations commenced on April 15, 2003. Pro forma

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note C — Acquisitions (Continued)
information does not purport to be indicative of operating results that would have been reported had the acquisition of HazTrain and Virtual actually occurred on July 1, 2003, or of future operating results:

	Year ended June 30,

	2005	2004

Total revenue	$17,930,771	$11,652,863
Net (loss)	(4,994,963)	(1,532,382)
Basic and diluted earnings per share	$(0.11)	$(0.04)
Weighted average shares outstanding	45,811,432	37,205,405
Note D — Concentration of Credit Risk
      Financial instruments that subject the Company to concentration of credit risk are cash, cash equivalents and accounts receivable. Cash equivalents consist principally of short-term money market funds. These instruments are short-term in nature and bear minimal risk. To date, the Company has not experienced losses on these instruments. The Company performs ongoing credit evaluations of its customers’ financial condition but does not require collateral to support customer accounts receivable.
Note E — Property and Equipment
      Property and equipment consist of the following:

	June 30,

	2005	2004

Land	$225,000	$225,000
Building and improvements	381,545	252,288
Production equipment	267,650	187,336
Office equipment and furniture	842,181	228,346
Vehicles	79,480	79,480

	1,795,856	972,450
Less accumulated depreciation	(362,872)	(136,567)

Property and equipment	$1,432,984	$835,883

      Office equipment and furniture includes equipment under capital leases of $104,289 in 2005 and $103,477 in 2004. Accumulated amortization related to equipment under capital leases amounted to $31,772 in 2005 and $7,476 in 2004.
      Depreciation and amortization expense for the years ended June 30, 2005 and 2004 and the period ended June 30, 2003 was $226,305, $132,556 and $4,011, respectively.

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note F — Goodwill
      The changes in the carrying amount of goodwill, by reportable segment, for 2005 and 2004 are as follows:

	Global Secure	Global Secure	Global Secure
	Training	Safety Products	Systems	Total

Balance at June 30, 2003	$—	$375,419	$—	$375,419
Goodwill acquired during year	2,295,501			2,295,501

Balance at June 30, 2004	2,295,501	375,419		2,670,920
Adjustment of purchase price consideration	(39,342)			(39,342)
Goodwill acquired during the period		109,084	15,679,477	15,788,561

Balance at June 30, 2005	$2,256,159	$484,503	$15,679,477	$18,420,139

Note G — Acquired Intangible Assets
      Information about acquired amortizable intangible assets as of June 30, 2005 and June 30, 2004 is as follows:

	Gross Carrying Amount		Accumulated Amortization		Weighed-Average
					Amortization
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004	Period

Licensed patents	$783,780	$537,190	$201,550	$88,290	5.6 Years
Developed technologies	1,483,000	—	98,868	—	5 Years
Contract backlog	2,650,000	—	488,506	—	2 Years
Government contracts	1,700,000	1,700,000	621,054	207,018	4.1 Years

	$6,616,780	$2,237,190	$1,409,978	$295,308

Aggregate amortization expense:
Year ended June 30, 2004		$295,308

Year ended June 30, 2005		$1,114,670

Intangible assets at
Estimated Aggregate Amortization Expense
for the Year Ending June 30,	June 30, 2005

2006	$2,237,832
2007	1,655,364
2008	693,383
2009	413,046
2010	207,177

$5,206,802

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note H — Accrued Expenses
      Accrued expenses consist of the following:

	June 30,

	2005	2004

Compensation	$828,020	$585,648
Professional fees	618,599	319,830
Interest	91,647	85,647
Accrued purchase price (Note A)	413,526	198,000
Income taxes	120,000	—
Other	50,815	8,641

	$2,122,607	$1,197,766

Note I — Deferred Revenue
      Deferred revenue at June 30, 2005, consists of unearned amounts received under maintenance agreements and amounts billed to customers under software implementation services arrangements of Virtual but not yet recognized as revenue. Substantially all of such amount existed at the date of acquisition. Revenue associated with maintenance agreements is recognized ratably over the terms of the agreements. Other deferred revenue amounts are recognized when the contracted service is accepted by the customer. As of June 30, 2005, no significant costs were incurred with respect to contracts in progress at such date.
Note J — Convertible Note to SCE
      On April 15, 2003, the Company, in exchange for 250,000 common shares of SCE, issued SCE a convertible promissory note (the “Note”) in the principal amount of $375,000 which was due on December 31, 2003 with interest payable at 5% per annum. The shares received were valued at fair value of $320,000, at $1.28 per share, and the Company recorded a debt discount of $55,000 which was being amortized to interest expense over the term of the Note. The Note was convertible into common stock of the Company upon closing of the sale of common stock through a private placement. The conversion price was the greater of $0.0029 or the price of the common stock sold in the private placement, subject to certain anti-dilution terms. On August 25, 2003, the principal amount of the Note, together with accrued interest of $6,927, was converted into 254,618 shares of common stock of the Company at a conversion price of $1.50 per share.
      For the year ended June 30, 2004 and the period ended June 30, 2003, the Company recorded interest expense on the Note of $15,927 and $19,000, respectively, including amortization of debt discount of $13,000 and $16,000, respectively. Unamortized debt discount of $26,000 at the date of conversion was charged to additional paid-in capital.

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note K — Notes Payable — Other
      The Company’s notes payable consist of the following:

	June 30,

	2005	2004

Notes payable — seller of HazTrain(1),(2),(3)	$—	$1,000,000
Note payable — bank(4)	936,055	1,197,625
Demand notes payable(5)	50,000	50,000
Note payable — shareholder	—	10,190
Other	2,734	7,157

Total	988,789	2,264,972
Less current maturities	314,034	1,325,870

Long-term maturities	$674,755	$939,102

(1)	Represents two notes dated December 18, 2003 in the principal amount of $250,000 and $750,000 due to the seller of HazTrain, both bearing interest at 5% payable monthly and due on the earlier of December 18, 2004 or the effective date of an initial public offering by the Company. The notes are collateralized by all of the issued and outstanding shares of HazTrain. The notes were repaid in December 2004.

(2)	In connection with the acquisition of HazTrain, the Company issued a note to the HazTrain, Inc. Employee Stock Ownership Plan (“HazTrain ESOP”) dated December 23, 2003 in the principal amount of $148,907 due December 23, 2004 with interest payable at maturity computed at the rate of 12% per annum through February 29, 2004 and thereafter at the rate of 18% per annum. The note was repaid in April 2004.

(3)	In connection with the acquisition of HazTrain, the Company issued a noninterest-bearing note dated December 18, 2003 to the seller in the principal amount of $144,028, which is to be repaid in an amount equal to 50% of the amount actually collected by the Company on HazTrain’s accounts receivable at the date of acquisition. The note was repaid in full during fiscal 2004.

(4)	Represents an obligation of HazTrain evidenced by a note dated December 18, 2003 in the original principal amount of $1,306,500 payable to National Corporation Bank due January 1, 2009 bearing interest at the prime rate plus 1% (7% at June 30, 2005 and 5% at June 30, 2004), which provides for monthly principal payments of $21,775 plus interest. The proceeds from the note were used by the Company to satisfy an obligation of HazTrain. The Company has guaranteed the note and has deposited $500,000 with the lender in a 12-month renewable certificate of deposit, which is pledged as collateral. Release of the collateral begins after December 18, 2005 at a rate of $100,000 annually. HazTrain is subject to certain loan covenants including requirements to maintain a current ratio of 1.0 to 1.0, measured quarterly, maintain a debt service coverage ratio, as defined, of 1.25 to 1.0, measured quarterly, limit distributions to the Company to excess cash flow, as defined, to 1.5 times debt service coverage, measured quarterly, and limit additional debt to $50,000. As of June 30, 2005, HazTrain was in compliance with its loan covenants.

(5)	Represents two unsecured demand notes of Neoterik to an individual lender in the amounts of $30,000 and $20,000, each bearing interest at a rate of 12% per annum. Accrued interest at June 30, 2005, June 30, 2004 was $91,647 and $85,647, respectively.

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note K — Notes Payable — Other (continued)
      As of June 30, 2005 annual principal maturities for all debt were as follows:

Year Ending
June 30,

2006	$314,034
2007	261,300
2008	261,300
2009	152,155

Total	$988,789

Note L — Capital Lease Obligations
      The Company leases office equipment pursuant to various lease agreements, which have been recorded as capital leases. As of June 30, 2005, future minimum lease payments under capitalized leases, which provide for effective annual interest rates that range from 4% to 27%, were as follows:

Year Ending
June 30,

2006	$39,496
2007	8,073

Total minimum lease payments	47,569
Less amounts representing interest	(3,413)

Total obligation under capital lease	44,156
Less current maturity of capital lease obligation	36,069

Long-term capital lease obligation	$8,087

Note M — Income Taxes
      The Company and its subsidiaries file a consolidated federal income tax return and separate state income tax returns.
      The Income tax (expense) benefit consists of:

	June 30,

	2005	2004	2003

Current tax expense
Federal	$—	$—	$—
State	(120,000)	—	—

Total current tax (Expense)	(120,000)	—	—
Deferred tax benefit
Federal	6,392	93,975	—
State	1,108	22,004	—

Total deferred tax benefit	7,500	115,979	—

Total tax (expense) benefit	$(112,500)	$115,979	$—

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note M — Income Taxes (continued)
      For the year ended June 30, 2004, the deferred income tax benefit is attributable to losses subsequent to the acquisition of HazTrain utilized to offset the net deferred tax liability of $115,979 recorded at the date of acquisition related to taxable temporary differences resulting from allocation of the purchase price. For the year ended June 30, 2005, the deferred income tax benefit is attributable to losses subsequent to the acquisition of Neoterik utilized to offset a portion of the deferred tax liability recorded at the date of acquisition.
      Reconciliation between the Company’s effective tax rate and the United States statutory rate is as follows:

	June 30,

	2005	2004	2003

Expected federal tax rate	(34.0)%	(34.0)%	(34.0)%
State tax, net of federal effect	2.2%	(5.0)%	(5.0)%
Tax benefit attributable to loss incurred in 2004 by the Company prior to acquisition date recognized through adjustment of HazTrain purchase price allocation	—	13.1%	—
Losses for which no benefit has been recognized	33.5%	20.5%	39.0%
Non-deductible items and other	.4%	2.0%	—

Effective tax rate	2.1%	(3.4)%	—

      The following is a summary of the significant components of the Company’s deferred tax assets and liabilities:

	June 30,

	2005	2004

Deferred tax assets:
Net operating loss carryforwards	$2,663,120	$1,313,021
Intangible assets	120,389	27,312
Stock based compensation	632,252	68,082
Other	100,693	10,630

	3,516,454	1,419,045
Valuation allowance	(3,002,129)	(696,244)

	$514,325	$722,801

Deferred tax liabilities:
Intangible assets	$(420,789)	$(586,881)
Property and equipment	(155,337)	(168,522)
Excess of assets over liabilities resulting from use of cash basis for tax purposes	(52,599)	(78,898)

	$(628,725)	$(834,301)

Net deferred tax liability	$(114,400)	$(111,500)

      A valuation allowance has been recorded to offset the related deferred tax assets due to uncertainty of realizing the future tax benefit.

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note M — Income Taxes (continued)
      At June 30, 2005, the Company, had a consolidated net operating loss carryforward for tax purposes of approximately $6.8 million, which will expire at various dates principally from 2023 through 2025. The Company’s ability to utilize its net operating loss carryforward in future periods may be subject to an annual limitation for changes in ownership pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.
Note N — Stockholders’ Equity

[1] Preferred stock:
      The Company is authorized to issue 25,000,000 shares of preferred stock, par value $0.0001 per share, which may be issued in series and shall have such rights, powers and preferences as will be determined by the Board of Directors upon creation of the series of preferred stock.
      In May 2003, the Company issued 5,000,000 shares of its Series A preferred stock (the “Preferred Shares”) to SCE for cash proceeds of $1,000,000, approximately $0.20 per share.
      Each Preferred Share is immediately convertible into one share of the Company’s common stock, subject to adjustment under certain circumstances. The Preferred Shares automatically convert (i) at such time as the Company has raised a minimum of $2.0 million from persons who are not existing customers of Sky Capital LLC, an affiliated entity, or existing shareholders of the Company, or (ii) if the Company commences a private placement with Sky Capital LLC as a selling agent and Sky Capital LLC does not raise at least $2 million from persons who are its customers, or (iii) upon closing of a public offering of at least $2 million.
      The holders of Preferred Shares are entitled to dividends when, as and if declared by the Board of Directors. The Preferred Shares are entitled to one vote, together with the outstanding common stock of the Company, as a single class on all matters submitted to a vote of the holders of common stock, as if the Preferred Shares had been converted into new shares of common stock. In the event of liquidation, dissolution or winding up of the Company, the preferred stockholders are entitled to receive, after payment of liabilities and satisfaction of any then existing rights of any holders of capital stock but before the holders of common stock or any shares of capital stock junior to the Preferred Shares have been paid, $0.20 per Preferred Share subject to adjustment for stock splits and dividends in certain other circumstances, plus accrued but unpaid preferred dividends. Series A preferred stockholders have the right to elect a majority of the Company’s Board of Directors.

[2] Common stock:
      In June 2003, Global appointed Sky Capital LLC, an affiliate of SCE, and Cardinal LLC, both non-exclusive sales agents, to assist Global in identifying prospective accredited investors to offer a minimum of six units (each unit consisting of 100,000 shares of the Company’s common stock) and a maximum of 200 units at an initial subscription price of $150,000 per unit. Under the agreement, Global is to pay i) a sales fee of 10% of the gross proceeds, ii) a non-accountable expense allowance equal to 3% of the gross proceeds and iii) a warrant to purchase at $1.50 per share, 10% of the aggregate number of shares sold by Global to the investors, expiring five years from the date of issuance. The sales agency agreement will terminate on or before the earliest to occur of the closing of the sale of the maximum offering or the termination of the agreement by either party.
      In fiscal 2004, the Company sold 6,362,333 common shares in a private placement for gross proceeds of $7,731,000. In connection with that private placement, the Company paid commissions to Sky Capital

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note N — Stockholders’ Equity (continued)
LLC and other offering expenses totaling $1,040,199 and issued 636,233 warrants to Sky Capital LLC with an exercise price of $1.50 per share which expire in 2009.
      In September 2004, the Company completed its private placement and in the year ended June 30, 2005, the Company sold 16,612,430 additional common shares for gross proceeds of $19,726,690. In connection therewith, the Company paid commissions and other expenses totaling $2,609,475 and has a commitment to issue 1,661,243 warrants to Sky Capital LLC and affiliates with an exercise price of $1.50 which expire in 2009.
      On August 3, 2004, Global issued to Morgan Keegan & Company, Inc. (“Morgan Keegan”) as a fee for services to be performed through July 31, 2005 449,680 shares of Global’s common stock valued at $548,610, and a warrant to purchase 674,520 shares of Global common stock. The warrant which has been valued at $364,241, has an exercise price of $1.50 per share and expires at the earlier of (i) three years after its issuance or (ii) one year following the date of an initial public offering in which Morgan Keegan serves as either the book-running manager or as managing underwriter. The value of the shares of common stock and warrants issued to Morgan Keegan is being charged to expense over the period ending July 31, 2005.
Note O — Stock Incentive Plan
      In April 2003, the Company’s stockholders approved the GlobalSecure Ltd. 2003 Stock Incentive Plan (the “Plan”). The Plan terminates March 31, 2013. The Plan provides for the granting of restricted common stock, stock appreciation rights, performance awards and common stock options. The aggregate number of shares that may be issued under all awards under the Plan shall not exceed 5,000,000. Presently, the term of each option and option exercise price is determined by the compensation committee of the Board of Directors (the “Committee”). Notwithstanding the Committee’s price determination, the exercise price of stock options shall not be less than 100% (110% for a participant who at the time of the grant owns more than 10% of the combined voting power of all classes of stock) of the fair market value of a share on the date of grant of such options. All incentive stock options shall expire no later than 10 years after the date of the grant (five years for a participant who at the time of grant owns more than 10% of the combined voting power of all classes of stock). The Committee will determine the vesting schedule at the grant date. In absence of such vesting schedule, 25% of the options will vest on the last day of the second full calendar quarter after the calendar quarter which includes date of grant and the remainder shall vest pro rata at the end of each of the next six calendar quarters. The grant price of a stock appreciation right shall be as specified by the Committee, which price shall be no less than 100% of the fair market value of the Company’s common stock on the date of grant.
      In May 2005, the Board of Directors approved the Global Secure Holdings, Ltd. 2005 Stock Incentive Plan (the “2005 Plan”) which amends the 2003 stock incentive plan. The 2005 Plan terminates in May 2015. The 2005 Plan provides for the same types of awards as the 2003 Plan. The aggregate number of shares that may be issued for all awards under the 2005 Plan shall not exceed 15% of the number of shares of common stock issued and outstanding as of such date, less the number of shares issued pursuant to or subject to outstanding awards under the 2005 Plan on such date. The number of shares of common stock issuable pursuant to incentive stock options is limited to 5,000,000.

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note O — Stock Incentive Plan (continued)
      A summary of activity under the Company’s Plan and other options granted outside the Plan as of June 30, 2005, 2004 and 2003, and changes during the years ended June 30, 2005 and 2004 and the period ended June 30, 2003 is as follows:

	Year Ended			Year Ended		Period Ended
	June 30, 2005			June 30, 2004		June 30, 2003

			Weighted		Weighted		Weighted
			Average		Average		Average
			Exercise		Exercise		Exercise
	Shares		Price	Shares	Price	Shares	Price

Options outstanding at the beginning of the period	1,619,723		$0.68	1,000,000	$0.30	—
Options granted	8,767,500	(1)	$1.56	685,000	$1.32	1,000,000	$0.30
Options forfeited	(835,834)		$0.47	(65,277)	$1.50	—

Options outstanding at end of period	9,551,389		$1.50	1,619,723	$0.68	1,000,000	$0.30

Options exercisable at end of period	5,288,263		$1.38	741,807	$0.72	227,083	$0.87

(1)	Includes non-qualified options to purchase 3,600,000 common shares granted to directors, certain of which were founding stockholders, at a weighted average exercise price of $1.55 per share of which 3,100,000 are immediately exercisable and 500,000 are exercisable upon the resignation of the directors. The options expire in August 2009 through May 2015.
      Summarized information about the Company’s stock options outstanding and exercisable at June 30, 2005 is as follows:

	Outstanding			Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
	Number of	Remaining	Exercise	Number of	Exercise
Option Price	Shares	Life	Price	Shares	Price

$0.10	85,000	2.8 years	$0.10	63,750	$0.10
$0.25	150,000	2.8 years	$0.25	150,000	$0.25
$1.00	325,000	3.5 years	$1.00	225,000	$1.00
$1.22	4,240,000	4.2 years	$1.22	3,057,917	$1.22
$1.25	200,000	4.1 years	$1.25	50,000	$1.25
$1.50	1,108,889	4.1 years	$1.50	458,263	$1.50
$2.00	3,442,500	9.9 years	$2.00	1,283,333	$2.00

	9,551,389	6.2 years	$1.50	5,288,263	$1.38

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note O — Stock Incentive Plan (continued)
      Information regarding stock options granted during the quarters ended September 30, 2004, December 31, 2004, March 31, 2005 and June 30, 2005 is summarized as follows:

				Intrinsic
		Exercise	Fair Value	Value
	Number of	Price	Per Share	Per Share
	Options	(Weighted	(Weighted	(Weighted
Grants Made During Quarter ended	Granted	Average)	Average)	Average)

September 30, 2004	4,290,000	$1.22	$1.20	$—
December 31, 2004	—	—	—	$—
March 31, 2005	1,025,000	$1.45	$1.20	$—
June 30, 2005	3,452,500	$2.00	$1.20	$—

	8,767,500

      The exercise price of the stock options granted during the period July 1, 2004 through June 30, 2005 was based on a contemporaneous common stock private placement that took place between June 2003 and September 2004 with more than 200 independent investors, in which the average price paid for one share of common stock was $1.20. The fair value of the common stock underlying the options granted during the period from July 1, 2004 through June 30, 2005 was equal to the average price of the common shares sold in the private placement. The exercise price of all the options granted during this period was contemporaneously set by the board of directors with input from management. The board set the exercise price of each grant at a price that was not less than the fair value of the common shares.
      At June 30, 2005, the Company had 3,490,144 shares available for grant under the Plan.
      During fiscal 2005, 2004 and 2003, the Company granted options to purchase 425,000, 225,000 and 75,000 common shares, respectively, for consulting services rendered. The options vested over varying periods and resulted in consulting expense of $149,540 and $174,570 in fiscal 2005 and fiscal 2004, respectively.
      During fiscal 2004, the Company granted 250,000 options to employees with an exercise price below the then current fair value of the stock underlying those options. This difference resulted in deferred compensation of $125,000, of which $14,583 and $62,500 have been charged to operations during the years ended June 30, 2004 and 2005, respectively.
      In April and May 2003, the Company issued 875,000 and 25,000 restricted shares to employees for services rendered, valued at $21,000 and $1,000, respectively, or approximately $0.025 per share. Such restricted shares include 850,000 awarded to officers of the Company where the Company has an option to repurchase the shares if such officers’ employment is terminated prior to March 31, 2005, provided that such options will result in 25,000 shares vesting for each full calendar month the officers are employed with the Company. No such shares were re-purchased by the company.
      In fiscal 2004, the Company issued 11,500 common shares to consultants for services. The shares were valued at $1.50 per share resulting in consulting expense of $17,250.
      In fiscal 2004, the Company issued 329,167 common shares to employees as additional compensation, of which 4,167 shares vested immediately and the balance vests ratably over 24 months. These shares have been valued at $493,752, approximately $1.50 per share. For the years ended June 30, 2004 and June 30, 2005, $112,502 and $246,875, respectively, has been recorded as compensation expense.
      In December 2003, the Company issued 300,000 common shares, to an employee, which vest over three years based on the achievement of performance goals. The value of the shares, at issue date, of

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note O — Stock Incentive Plan (continued)
$450,000 has been recorded as deferred compensation. However, due to the conditional nature of such shares, no compensation expense was recognized. During the year ended June 30, 2005, all 300,000 shares were forfeited and unamortized deferred compensation relating to such shares of $450,000 was reversed to common stock and paid-in capital.
      Neoterik maintains a stock option plan for certain of its employees for the granting of stock options to purchase shares of its common stock. Options outstanding under the plan at the date of acquisition were not assumed by the company. The following is a summary of activity with respect to outstanding options:

		Weighted Average
		Exercise Price

Options outstanding at April 15, 2003, date of acquisition	625,939	$0.19
Options cancelled	(519,439)	$0.40

Options outstanding at June 30, 2003 and June 30, 2004	106,500	$0.19
Options cancelled	(106,500)	$0.19

Options outstanding at June 30, 2005	—

Note P — Commitments
      At June 30, 2005, the Company is obligated for future minimum rental payments under various leases for its premises, which expire through 2011, as follows:

Year Ending June 30,

2006	$541,358
2007	504,777
2008	462,313
2009	471,376
2010	139,865
Thereafter	90,617

$2,210,306

      Rent expense for the years ended June 30, 2005 and 2004 and the period ended June 30, 2003 was approximately $289,356, $122,786 and $5,649, respectively.
Note Q — Related Party Transactions
      In April 2003, the Company entered into a service agreement with SCE whereby SCE provided the Company with certain administrative services, including accounting, legal, investor relations and information technology. The services agreement provides that the Company pay SCE a fixed fee of $96,000 per year payable in equal monthly payments plus out-of-pocket expenses incurred by SCE in performing the services for the Company. In June 2004, the agreement was amended to provide for increased fees of $12,500 per month. During the years ended June 30, 2005 and 2004 and the period ended June 30, 2003, the Company incurred service fees of $130,500, $100,500 and $16,000, respectively. On June 30, 2005 and June 30, 2004, the outstanding balance due to SCE for such services was $0 and $12,500, respectively, and is included in accrued expenses. The agreement was terminated by mutual agreement in May 2005.

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note Q — Related Party Transactions (continued)
      In August 2003, Global borrowed $750,000 from SCE, which it repaid in installments through May 2004. Interest on the loan was $22,334.
      During fiscal 2004, the Company raised gross proceeds of approximately $7.7 million as part of a private placement of common stock. The Company paid Sky Capital LLC (“Sky”), an affiliate of SCE, approximately $1,005,000, or 13%, in commissions associated with the transaction. The Company also issued Sky warrants to purchase an aggregate of 636,233 shares of the Company’s common stock at an exercise price of $1.50 per share, valued at $433,913 which expire in 2009.
      During fiscal 2005, the Company sold 16,612,430 additional common shares for gross proceeds of approximately $19.7 million. The Company paid Sky and its affiliates $2,405,607 in commissions associated with the transaction and has a commitment to issue 1,661,243 warrants with an exercise price of $1.50 per share, valued at $966,293 which expire in 2009.
      See Notes A and O for additional related party transactions.
Note R — Reportable Business Segments
      The Company has three business segments consisting of Training, Safety and Systems. The Training segment consists of providing environmental health and safety training, hazardous materials management services and counter-terrorism training for homeland security applications. Clients include large and small businesses and government agencies, primarily the U.S. Department of Defense and the U.S. Department of Justice. The Safety segment provides, develops, manufactures and sells respirators and safety equipment, including patented self-contained-breathing-apparatus (“SCBA”) products and accessories, and licenses SCBA technology to third parties. The Systems segment generates revenues from the sale of its Global Secure Response Manager software solutions and by providing systems integration services.
      Information with respect to business segments follows:

			Period from
			March 21, 2003
	Year Ended June 30,		(Inception)
			through
	2005	2004	June 30, 2003

Revenue:
Training	$4,195,674	$2,543,705	$—
Safety	3,546,968	2,584,137	547,576
Systems	4,178,702	—	—

Consolidated revenue	$11,921,344	$5,127,842	$547,576

Operating (loss) income:
Training	$291,935	$310,018	$—
Safety	(1,407,237)	(1,230,634)	6,019
Systems	11,950	—	—
Corporate(1)	(4,416,956)	(2,318,195)	(146,095)

Consolidated operating loss	$(5,520,308)	$(3,238,811)	$(140,076)

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note R — Reportable Business Segments (continued)

			Period from
			March 21, 2003
	Year Ended June 30,		(Inception)
			through
	2005	2004	June 30, 2003

Depreciation and amortization:
Training	$432,243	$213,609	$—
Safety	250,148	210,379	3,895
Systems	625,854	—	—
Corporate	32,730	3,876	116

	$1,340,975	$427,864	$4,011

Total assets:
Training	$4,395,334	$4,575,130	$—
Safety	3,439,613	2,476,220	1,518,980
Systems	23,260,930	—	—
Corporate(2)	2,481,941	3,103,347	600,358

	$33,577,818	$10,154,697	$2,119,338

Capital expenditures:
Training	$22,200	$—	$—
Safety	206,596	325,629	—
Systems	115,534	—	—
Corporate	254,044	12,190	21,562

	$598,374	$337,819	$21,562

(1)	Consists of unallocated administrative expenses.

(2)	Consists primarily of cash and cash equivalents and in 2005, deferred offering costs.

      All revenues are derived from customers located in the United States and all long-lived assets are located in the United States.
      Approximately $2,142,000 or 18%, $1,148,000 or 22%, and $0 or 0%, of revenue for 2005, 2004 and 2003, respectively, was generated by providing materials management services to the U.S. Department of Defense and approximately $973,000 or 8%, $664,000 or 13%, and $0 or 0%, of revenue for 2005, 2004 and 2003, respectively, was generated by providing terrorism forensic training services to agents of the U.S. Department of Justice. Revenues from such customers are included in the Training segment. Product revenues for the Company’s largest commercial distributor represented $647,000 or 5%, $533,000 or 10% and $269,000 or 49% of revenue for 2005, 2004 and 2003, respectively. Such revenues are included in the Company’s Safety segment. Approximately $2,230,000 or 19% of revenue for 2005 was generated by providing systems integration services under the federal Biowatch program under the Company’s subcontract. Such revenues are included in the Company’s Systems segment. No other customers accounted for more than 10% of revenues during 2005, 2004 and 2003.
Note S — Employee Pension Plan
      Effective May 2005, the Company established a 401(k) plan that allows eligible employees to contribute up to 15% of their salary. The Company has total discretion about whether to make an

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note S — Employee Pension Plan (continued)
employer contribution to the plan and the amount of the employer contribution. No employer contributions were made in fiscal 2005.
Note T — Subsequent Events
      Subsequent to June 30, 2005 through August 10, 2005, the Company granted 3,102,500 stock options under the 2005 Plan and outside of the Plan to its employees and directors at an average exercise price of $2.00 per share.
      On August 9, 2005, the Company entered into a line of credit arrangement in the amount of $1,500,000 with SCE. Under the arrangement, the Company may borrow up to $1,000,000 on or after August 22, 2005 and the remainder of the $1,500,000 not previously funded on or after September 21, 2005. The line of credit expires upon the earlier of (i) July 1, 2006 or (ii) the closing date of the Company’s initial public offering. Borrowings under the line of credit bear interest at a rate of 8% per annum. The facility contains only negative covenants. As of September 14, 2005, the Company had borrowed $1.0 million under the facility.

GLOBAL SECURE CORP. AND SUBSIDIARIES
Pro Forma Unaudited Condensed Statement of Operations for the Year Ended June 30, 2005
      The following pro forma condensed consolidated statement of operations gives effect to the acquisition of Virtual Alert, Inc. (acquired in February 2005) (the “Acquired Company”) as if such transaction had occurred on July 1, 2004. In addition, the pro forma net loss per share gives effect to the assumed conversion of 5,000,000 shares of Series A Convertible Preferred Stock into 5,000,000 shares of Global Secure (the “Company”) Common Stock which automatically will occur upon the consummation of an initial public offering. The pro forma information is based on the historical financial statements of the Company and the Acquired Company giving effect to the assumptions and adjustments in the accompanying notes to the pro forma statement of operations.
      The pro forma statement should be read in conjunction with the historical financial statements of the Company and the Acquired Company included elsewhere in this prospectus. The pro forma statement is not necessarily indicative of what the actual results of operations would have been had the transaction occurred at July 1, 2004 nor do they purport to indicate the results of future operations.

GLOBAL SECURE CORP. AND SUBSIDIARIES
PRO FORMA UNAUDITED CONDENSED STATEMENT OF OPERATIONS
Year Ended June 30, 2005

The	Virtual Alert,	Pro Forma	Pro-forma As
Company(a)	Inc.(b)	Adjustments	Adjusted

Revenues:
Software and service revenue(c)	$8,374,376	$6,009,427	$—	$14,383,803
Product revenue	3,546,968	—	—	3,546,968

Total revenues	11,921,344	6,009,427	17,930,771

Cost of revenues:
Cost of software and services sold(c)	5,323,833	3,020,221	$198,000	(A)	$8,542,054
Cost of products sold	2,510,494	—	—	2,510,494

Total cost of revenues	7,834,327	3,020,221	198,000	11,052,548

Gross profit	4,087,017	2,989,206	(198,000)	6,878,223
Selling, general and administrative expense	9,607,325	2,140,728	—	11,748,053

Loss from operations	(5,520,308)	848,478	(198,000)	(4,869,830)
Interest income (expense), net	46,761	16,745	—	63,506

Loss before income tax and minority interest	(5,473,547)	865,223	(198,000)	(4,806,324)
Income tax (expense) benefit	(112,500)	(11,358)	(64,781	)(C)	(188,639)

Loss before minority interest	(5,586,047)	853,865	(262,781)	(4,994,963)
Minority interest	—	—	—	—

Net loss	$(5,586,047)	$853,865	$(262,781)	$(4,994,963)

Net loss per common share — basic and diluted	$(0.13)	$(0.10)

Weighted average common shares — basic and diluted	41,850,711	50,811,432	(B)

(a)	The Company represents Global Secure Corp and Global Secure Safety and Global Secure Training from the period July 1, 2004 through June 30, 2005 and Global Secure Systems (formerly Virtual Alert, Inc) for the period March 1, 2005 through June 30, 2005.

(b)	Represents operations for the period July 1, 2004 through February 28, 2005.

(c)	Prior to the acquisition of Virtual Alert, Inc. the company did not have related software and services revenue from the sale of the Global Secure Response Manager software solutions. The pro forma results reflect software and services revenue associated with the Global Secure Response Manager software solution.

GLOBAL SECURE CORP. AND SUBSIDIARIES
NOTES TO PRO FORMA UNAUDITED CONDENSED STATEMENT OF OPERATIONS
Year Ended June 30, 2005

(A)	Represents amortization expense for the period on the acquired developed technology of Virtual Alert, Inc. valued at $1,483,000 less amortization expense recorded in historical Company financial statements. No amortization has been provided for contract backlog arising on the Virtual Alert, Inc. acquisition for the period prior to acquisition as the pro-forma financial statements do not reflect any revenues associated with the contract backlog prior to acquisition.

(B)	Includes (1) 5,000,000 shares on assumed conversion of preferred stock which will automatically occur upon the consummation of an initial public offering and (2) 5,333,333 shares issued as partial consideration in the Virtual Alert, Inc. acquisition instead of the 1,787,546 weighted average shares used in the historical calculation plus 12,135,749 shares sold for cash in the Company’s private offering equal to the cash consideration paid in the Virtual Alert, Inc. acquisition which was funded from the private placement instead of the 11,720,815 weighted average shares used in the historical calculation with respect to such transactions.

(C)	Represents additional state income taxes as if Virtual Alert were taxable as a C-corporation for the period prior to acquisition instead of at a reduced rate for S-corporations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
Global Secure Systems Corp.
      We have audited the accompanying balance sheets of Global Secure Systems Corp. (formerly known as Virtual Alert, Inc.) as of February 28, 2005 and December 31, 2004 and 2003 and the related statements of operations, stockholders’ equity and cash flows for the two months ended February 28, 2005, for the years ended December 31, 2004 and 2003 and for the period February 1, 2002 (commencement of operations) through December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Secure Systems Corp. as of February 28, 2005 and December 31, 2004 and 2003 and the results of its operations and its cash flows for the two months ended February 28, 2005, for the years ended December 31, 2004 and 2003, and for the period February 1, 2002 (commencement of operations) through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.
Eisner LLP.
New York, New York
April 1, 2005, except for Note A[1]
as to which the date is May 24, 2005.

GLOBAL SECURE SYSTEMS CORP.
(formerly known as Virtual Alert, Inc.)
BALANCE SHEETS

		December 31,
	February 28,
	2005	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$1,029,162	$851,426	$2,528,677
Accounts receivable	2,444,661	3,353,243	921,513
Prepaid expenses and other	187,376	269,627	109,945
Deferred tax asset	5,155		7,956

Total current assets	3,666,354	4,474,296	3,568,091

Furniture and equipment, net	183,335	163,089	145,776
Other long-term assets	38,393	43,890	56,055

Total non-current assets	221,728	206,979	201,831

	$3,888,082	$4,681,275	$3,769,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$943,978	$952,098	$73,826
Deferred revenue	1,716,704	2,104,453	1,378,157
Deferred tax liability		3,655

Total liabilities	2,660,682	3,060,206	1,451,983

Commitments (Note H)
Stockholders’ equity:
Preferred stock: no par value; authorized 2,000,000 shares; no shares issued
Common stock: par value $.01; authorized 15,000,000 shares; 5,035,851, 5,035,851, and 4,735,000 shares issued and outstanding in 2005, 2004 and 2003, respectively	50,359	50,359	47,350
Additional paid-in capital	553,184	553,184	232,650
Retained earnings	919,708	1,313,877	2,037,939
Notes receivable	(295,851)	(296,351)

Total stockholders’ equity	1,227,400	1,621,069	2,317,939

	$3,888,082	$4,681,275	$3,769,922

See notes to financial statements

GLOBAL SECURE SYSTEMS CORP.
(formerly known as Virtual Alert, Inc.)
STATEMENTS OF OPERATIONS

				February 1, 2002
				(Commencement
	Two Months			of Operations)
	Ended	Year Ended December 31,		Through
	February 28,			December 31,
	2005	2004	2003	2002

Revenue	$1,863,204	$5,867,052	$5,463,372	$279,154
Cost of revenue	943,788	2,459,527	1,762,120	71,347

Gross profit	919,416	3,407,525	3,701,252	207,807

Operating expenses:
Selling, general and administrative	352,302	1,431,993	830,189	124,117
Research and development	135,623	1,079,099	677,866	224,482

Total operating expenses	487,925	2,511,092	1,508,055	348,599

Income (loss) from operations	431,491	896,433	2,193,197	(140,792)
Interest income	4,829	27,237	16,236	332

Income (loss) before taxes	436,320	923,670	2,209,433	(140,460)
Income tax expense	6,721	14,060	29,507	1,527

Net income (loss)	$429,599	$909,610	$2,179,926	$(141,987)

Pro forma (unaudited) — Note K:
Income (loss) before taxes as shown above	$436,320	$923,670	$2,209,433	$(140,460)
Provision for federal and state income taxes assuming computation as if company were taxable as a C-corporation	174,528	369,468	824,163

Pro forma net income (loss)	$261,792	$554,202	$1,385,270	$(140,460)

See notes to financial statements

GLOBAL SECURE SYSTEMS CORP.
(formerly known as Virtual Alert, Inc.)
STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional	Retained
			Paid-In	Earnings	Notes
	Shares	Amount	Capital	(Deficit)	Receivable	Total

Common stock issued to founders	4,500,000	$45,000	$0			$45,000
Common stock issued for cash ($1.00 per share)	235,000	2,350	232,650			235,000
Options issued to employees			21,458			21,458
Net loss				$(141,987)		(141,987)

Balance at December 31, 2002	4,735,000	47,350	254,108	(141,987)	$0	159,471
Options issued to employee			38,735			38,735
Options purchased from employee			(60,193)			(60,193)
Net income				2,179,926		2,179,926

Balance at December 31, 2003	4,735,000	47,350	232,650	2,037,939	0	2,317,939
Options issued to employee			4,500			4,500
Exercise of stock options with notes	300,851	3,009	316,034		(296,351)	22,692
Net income				909,610		909,610
Distributions to shareholders				(1,633,672)		(1,633,672)

Balance at December 31, 2004	5,035,851	50,359	553,184	1,313,877	(296,351)	1,621,069
Principal repayment on note receivable					500	500
Net income				429,599		429,599
Distributions to shareholders				(823,768)		(823,768)

Balance at February 28, 2005	5,035,851	$50,359	$553,184	$919,708	$(295,851)	$1,227,400

See notes to financial statements

GLOBAL SECURE SYSTEMS CORP.
(formerly known as Virtual Alert, Inc.)
STATEMENTS OF CASH FLOWS

				February 1, 2002
				(Commencement
	Two Months			of Operations)
	Ended	Year Ended December 31,		Through
	February 28,			December 31,
	2005	2004	2003	2002

Cash flows from operating activities:
Net income (loss)	$429,599	$909,610	$2,179,926	$(141,987)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,675	94,176	62,684	26,259
Deferred taxes	(8,810)	11,611	(7,956)
Compensation arising from option grants to employees		27,192	55,455	21,458
Purchase of options from employee			(76,913)
Changes in operating assets and liabilities:
Accounts receivable	908,582	(2,431,730)	(921,513)
Prepaid and other	83,581	(171,797)	(21,048)	(92,149)
Accounts payable and accrued expenses	(8,120)	878,272	59,888	13,938
Deferred revenue	(387,749)	726,296	1,170,548	207,609

Net cash provided by operating activities	1,036,758	43,630	2,501,071	35,128

Cash flows from investing activities:
Acquisition of furniture and equipment	(35,754)	(87,209)	(124,873)	(62,649)
Purchase of license				(100,000)

Net cash used in investing activities	(35,754)	(87,209)	(124,873)	(162,649)

Cash flows from financing activities:
Proceeds from sale of common stock				280,000
Principal repayment on note receivable	500
Distributions to shareholders	(823,768)	(1,633,672)

Net cash (used in) provided by financing activities	(823,268)	(1,633,672)		280,000

Net increase (decrease) in cash and cash equivalents	177,736	(1,677,251)	2,376,198	152,479
Cash and cash equivalents at beginning of period	851,426	2,528,677	152,479

Cash and cash equivalents at end of period	$1,029,162	$851,426	$2,528,677	$152,479

Noncash investing and financing activities:
Stock options exercised with note		$296,351
Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes		$72,306	$800	$800
See notes to financial statements

GLOBAL SECURE SYSTEMS CORP.
(formerly known as Virtual Alert, Inc.)
NOTES TO FINANCIAL STATEMENTS
February 28, 2005 and December 31, 2004, 2003 and 2002
Note A — The Company and Summary of Significant Accounting Policies

[1]	The Company:
      Virtual Alert, Inc. (“Virtual”) was incorporated in the state of California in November 2001 and began operations in February 2002. On May 24, 2005, Virtual changed its name to Global Secure Systems Corp. (the “Company”). The Company provides a suite of software and communications solutions focused on emergency preparedness and response management which represents its sole business segment. The principal component of the Company’s product offerings is its BioTerrorism Readiness Suite (“BTRS”), which the Company currently markets as Global Secure Response Manager (“GSRM”), a web-based software platform that enables real-time collaboration and communication among federal, state and local emergency management and homeland security professionals. The Company is also a provider of data management, analysis, and dissemination services under the federal BioWatch program funded by the Department of Homeland Security, through a subcontract with A-TEK, Inc. (“A-TEK”), which began in August 2004.

[2]	Use of estimates:
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

[3]	Revenue recognition:
      The Company generates revenue from the sale of its BTRS solutions and by providing data management, analysis, and dissemintation systems integration services. Sales of the BTRS solutions include: (i) licensed software and communications applications; (ii) hardware; (iii) implementation, training and hosting services; and (iv) maintenance. Systems integration services revenue is derived primarily from services provided under the federal BioWatch program in which the Company is operating under a two-year cancelable subcontract with A-Tek which expires in February 2006 and may be extended at A-Tek’s option through February 2007. Revenue in 2005 and 2004 relating to this subcontract amounted to $1,141,526 and $1,741,037, respectively.
      Revenue recognition is substantially governed by the requirements set forth by the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB 104”) and by the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as modified.
      Revenue is generally recognized when:

•	Persuasive evidence of an arrangement exists: We consider a non-cancelable agreement signed by both the Company and the customer and binding purchase orders from the customer to be evidence of an arrangement. For services provided under the federal BioWatch program, we consider a work authorization issued by the contracting agency to be evidence of an arrangement.

•	Contracts are completed or services have been rendered.

•	The fee is fixed or determinable: We consider the fees to be fixed or determinable if the fee is not subject to refund or adjustment and is payable within twelve months of the agreement date. If the

GLOBAL SECURE SYSTEMS CORP.
(formerly known as Virtual Alert, Inc.)
NOTES TO FINANCIAL STATEMENTS  — (Continued)
February 28, 2005 and December 31, 2004, 2003 and 2002
Note A — The Company and Summary of Significant Accounting Policies (continued)

arrangement fee is not fixed or determinable, we recognize the revenue as amounts become due and payable.

•	Collection is probable: We perform a credit review for all significant transactions at the time the arrangement is executed to determine the credit-worthiness of the customer. Collection is deemed probable if we expect that the customer will be able to pay amounts under the arrangement as they become due. If we determine that collection is not probable, we defer recognition of the revenue until collection.
      Our customer arrangements typically contain multiple elements including software, maintenance and implementation services. Other elements that are sold separately include training and hosting (or co-location) services.
      Our implementation services are essential to the functionality of our software products when contracted for in conjunction with a software license agreement and accordingly, with respect to such arrangements, revenue is recognized utilizing contract accounting and is therefore not recognized separately for the software and service elements of the arrangement. Implementation services include project management, systems planning, design and implementation, customer-specific configurations and training. Implementation services are not available from other vendors and are generally sold under fixed price contracts. Implementation services and software license elements are recognized as revenue using the completed contract method of accounting pursuant to SOP 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts.” Using the completed contract method, all revenue and associated costs are deferred until final acceptance of the integrated system.
      Under the A-TEK subcontract, revenues from services which are provided on a time and materials basis are recognized as the work is performed.
      Maintenance revenue includes post-contract maintenance and the rights to unspecified software upgrades and enhancements. Maintenance services begin upon acceptance of the integrated system and are separately priced and stated in our arrangements. Customer maintenance is generally billed annually, initially recorded as deferred revenue and recognized as maintenance revenue ratably over the maintenance period. Vendor Specific Objective Evidence of fair value for maintenance services is typically provided by renewal rates.
      Training and hosting revenue is recognized as the services are rendered.

[4]	Cash and cash equivalents:
      The Company considers all highly liquid short-term investments with a maturity of three months or less at the date of purchase to be cash equivalents.
      The Company maintains cash balances in various financial institutions. Management periodically evaluates the credit worthiness of such institutions.

[5]	Accounts receivable:
      Accounts receivable consists primarily of amounts due from state governments, public health agencies and A-Tek. As of February 28, 2005, the Company has not experienced any credit losses and does not anticipate incurring such losses; accordingly, no allowance for doubtful accounts has been provided as of such date or as of December 31, 2004 and 2003.

GLOBAL SECURE SYSTEMS CORP.
(formerly known as Virtual Alert, Inc.)
NOTES TO FINANCIAL STATEMENTS  — (Continued)
February 28, 2005 and December 31, 2004, 2003 and 2002
Note A — The Company and Summary of Significant Accounting Policies (continued)

[6]	Furniture and equipment:
      Furniture and equipment are recorded at cost less accumulated depreciation. Depreciation is provided using the straight-line method over estimated useful lives of three years for computer equipment and five years for furniture and fixtures and office equipment.

[7]	Income taxes:
      The Company has elected to be taxed as an S-corporation for federal and state income tax purposes. Federal and state income taxes on the Company’s taxable income are the responsibility of the individual stockholders. Accordingly, no provision for such taxes is included in the accompanying financial statements except for a California corporate income tax at the rate of 1.5% to which S-corporations are subject. The Company is on a cash basis for tax purposes.
      The Company provides for California income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” which requires deferred tax assets and liabilities to be recognized for the future tax consequences attributable to net operating loss carryforwards and for differences between the financial statement carrying amounts and tax bases of assets and liabilities. Deferred tax assets are reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

[8]	Research and development:
      Research and development costs consist primarily of salaries and other personnel-related costs and third-party services. The Company maintains a research and development staff to enhance its products and to develop new products. In accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed,” software costs are expensed as incurred until technological feasibility of the software is determined, after which any additional costs are capitalized. The Company has expensed all software development costs because the establishment of technological feasibility of products and their availability for sale have substantially coincided.

[9]	Fair value of financial instruments:
      At February 28, 2005 and December 31, 2004 and 2003, the fair value of all of the Company’s financial instruments approximated carrying value due to their relatively short maturity.

[10]	Stock-based compensation:
      The Company accounts for stock-based employee compensation under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The following

GLOBAL SECURE SYSTEMS CORP.
(formerly known as Virtual Alert, Inc.)
NOTES TO FINANCIAL STATEMENTS  — (Continued)
February 28, 2005 and December 31, 2004, 2003 and 2002
Note A — The Company and Summary of Significant Accounting Policies (continued)
table illustrates the effect on net income (loss) as if the fair value based method provided for in SFAS No. 123 had been applied to all awards:

	2005	2004	2003	2002

Net income (loss), as reported	$429,599	$909,610	$2,179,926	$(141,987)
Addback:
Stock-based employee compensation expense determined under APB No. 25 for all awards, net of related tax effects		27,192	55,455	21,458
Deduct:
Stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects		(3,103)	(57,901)	(17,136)

Pro forma net income (loss)	$429,599	$933,699	$2,177,480	$(137,665)

      The weighted average fair values at date of grant for options granted during 2004, 2003 and 2002 was $0.62, $0.72 and $0.05 per option, respectively. There were no options granted during the two months ended February 28, 2005. The fair value of options at date of grant was estimated using the Black-Scholes option pricing model with a near zero volatility utilizing the following assumptions:

	2004	2003	2002

Risk-free interest rates	2.99%	1.77% to 2.22%	2.27% to 2.61%
Expected option life in years	5	3	3
Expected stock price volatility	0	0	0
Expected dividend yield	7%	7%	7%

[11]	New accounting pronouncements:
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123R, “Share-Based Payment” (“SFAS 123R”), which requires companies to measure and recognize compensation expense for all stock-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair value. Pro forma disclosure is no longer an alternative. That cost will be recognized as compensation expense over the service period, which would normally be the vesting period. SFAS 123R will be effective for the Company beginning January 1, 2006. As permitted under SFAS No. 123 the Company currently accounts for share-based payments to employees using the APB Opinion No. 25 intrinsic value method. Accordingly, the adoption of SFAS No. 123R’s fair value method could have a significant impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position. The impact of adoption of SFAS No. 123R cannot be predicted at this time, because it will depend on levels of share-based payments in the future.

GLOBAL SECURE SYSTEMS CORP.
(formerly known as Virtual Alert, Inc.)
NOTES TO FINANCIAL STATEMENTS  — (Continued)
February 28, 2005 and December 31, 2004, 2003 and 2002
Note B — Furniture and Equipment
      Furniture and equipment consists of the following:

				Estimated
				Useful
	2005	2004	2003	Life

Computer equipment	$292,110	$256,356	$181,690	3 years
Furniture and fixtures and office equipment	18,375	18,375	5,832	5 years

	310,485	274,731	187,522
Less accumulated depreciation	(127,150)	(111,642)	(41,746)

	$183,335	$163,089	$145,776

      Depreciation expense was $15,508, $69,896, $37,684, and $4,062 in 2005, 2004, 2003 and 2002, respectively.
Note C — Deferred Revenue
      Deferred revenue consists of unearned amounts received under maintenance agreements and amounts billed to customers under implementation services arrangements but not yet recognized as revenue. Revenue associated with maintenance agreements is recognized ratably over the terms of the support contracts. Other deferred revenue amounts are recognized when the contracted service is accepted by the customer. As of February 28, 2005 and December 31, 2004 and 2003, no significant costs were incurred with respect to contracts in progress at such dates.
Note D — Accounts Payable and Accrued Expenses
      Accounts payable and accrued expenses consist of the following:

	2005	2004	2003

Payroll and related benefits	$105,598	$105,078	$25,569
Professional fees	88,000	168,039	5,100
Contract labor	678,069	618,059
Income taxes			37,390
Other	72,311	60,922	5,767

	$943,978	$952,098	$73,826

Note E — Stock Options
      The Company’s 2002 Equity Incentive Plan (the “Plan”), approved by the shareholders in October 2002, provides additional compensation incentives for high levels of performance and productivity by management and other key employees in addition to directors, consultants, advisors and independent contractors. Up to 2,000,000 common shares may be issued under the Plan and may be issued as either incentive stock options, nonqualified stock options, or restricted common stock. The Plan shall terminate no later than October 2012. Options may be granted for a period of up to ten years.

GLOBAL SECURE SYSTEMS CORP.
(formerly known as Virtual Alert, Inc.)
NOTES TO FINANCIAL STATEMENTS  — (Continued)
February 28, 2005 and December 31, 2004, 2003 and 2002
Note E — Stock Options (continued)
      Option activity under the Plan and other non-plan option grants is summarized as follows:

		Weighted
		Average
		Exercise
	Shares	Price

Options outstanding at February 1, 2002	0
Granted	319,693	$0.93

Options outstanding at December 31, 2002	319,693	$0.93
Granted	43,039	$0.10
Cancelled	(66,881)	$0.10

Options outstanding at December 31, 2003	295,851	$1.00
Granted	95,000	$0.95
Exercised	(300,851)	$0.99

Options outstanding at December 31, 2004	90,000	$1.00
Cancelled	(90,000)	$1.00

Options outstanding at February 28, 2005	0

      During 2002 and 2003, the Company granted to employees options to purchase 23,842 and 43,039 common shares, respectively, with an exercise price ($.10 per share) below the then fair value of the stock underlying those options ($1.00 per share). The options vested on grant and resulted in compensation expense of $21,458 and $38,735 in 2002 and 2003, respectively, with a corresponding credit to additional paid-in capital. In 2003, 66,881 of such options were purchased by the Company for $76,913 ($1.15 per share) resulting in additional compensation expense with respect to those options of $16,720 ($.25 per share) and a reduction to paid-in capital of $60,193 representing the earlier measure of compensation with respect to such options.
      In 2002, the Company granted to employees conditional options to purchase 942,500 common shares at $.10 per share. The options vest 45 days prior to the date set for a change in control of the Company or the sale of substantially all of the Company’s assets. Due to the conditional nature of such options, no compensation expense was recognized in connection with the grant and such options are not reflected in the above table. In January 2004, the Company accelerated the vesting terms for 5,000 of such options resulting in compensation expense of $4,500 with a corresponding credit to additional paid-in capital. In January 2005, the Company and certain employees who were principal shareholders and founders agreed to cancel the remaining 937,500 conditional options in contemplation of the transaction discussed in Note J.
      In February 2005, the Company purchased 90,000 options outstanding under the Plan from option-holders for an aggregate of $30,000, which was charged to operations as compensation expense.
      In January 2004, an officer and a director of the Company exercised options granted to them by delivering promissory notes to the Company in consideration for the exercise price. The notes, in the amounts of $295,851 and $500, respectively, bear interest at 2% and are due together with the accrued interest thereon on January 2, 2008 and January 2, 2006, respectively. The notes, which are recourse, are collateralized by common stock of the Company and other personal property. The notes have been presented as a reduction of stockholders’ equity in the balance sheets. Because the notes bear interest at a rate below the market rate at date of exercise, the Company recorded a charge to operations of $22,692,

GLOBAL SECURE SYSTEMS CORP.
(formerly known as Virtual Alert, Inc.)
NOTES TO FINANCIAL STATEMENTS  — (Continued)
February 28, 2005 and December 31, 2004, 2003 and 2002
Note E — Stock Options (continued)
representing the difference between the fair value of the Company’s common stock ($1.00 per share) on the exercise date and the fair value of the notes ($273,659).
Note F — Income Taxes
      Income tax expense (benefit) related to California income taxes consists of the following:

				February 1,
				2002
	Two			(Commencement
	Months	Year Ended		of Operations)
	Ended	December 31,		Through
	February 28,			December 31,
	2005	2004	2003	2002

State:
Current	$15,531	$2,449	$37,463	$1,527
Deferred	(8,810)	11,611	(7,956)

Total provision	$6,721	$14,060	$29,507	$1,527

      The tax effects of significant items comprising the Company’s deferred tax assets and liabilities are as follows:

		December 31,
	February 28,
	2005	2004	2003

Deferred tax assets (liabilities):
Excess of liabilities over assets (assets over liabilities) resulting from use of cash basis for tax purposes	$5,155	$(3,655)	$7,956
      Management believes that it is more likely than not that the deferred tax asset will be realized, and therefore no valuation allowance has been provided.
Note G — Related Party Transactions
      In February 2002, the Company purchased two software licenses from a firm owned by a shareholder of the Company (the “Seller”) for $100,000. Under the terms of the sale agreements, the Company was obligated to pay royalties on license sales through December 31, 2005 in consideration for development and technical support provided by the Seller. The agreement was terminated effective January 1, 2004. Royalties amounted to $526,424 and $21,150 in 2003 and 2002, respectively. The software license, which is being amortized on a straight-line basis over four years, resulted in amortization of $4,167, $24,280, $25,000, and $22,197 in 2005, 2004, 2003 and 2002, respectively.
      During 2005, 2004, 2003 and 2002, contract services related to the Biowatch program and development activities totaling $83,424, $541,361, $309,639 and $117,441, respectively, were provided by a firm owned by a principal shareholder of the Company. At February 28, 2005 and December 31, 2004, accounts payable and accrued expenses included $166,673 and $181,034, respectively, related to these services.
      During 2005 and 2004, two principal shareholders of the Company provided consulting and other professional services which totaled $734 and $349,728, respectively. At February 28, 2005 and

GLOBAL SECURE SYSTEMS CORP.
(formerly known as Virtual Alert, Inc.)
NOTES TO FINANCIAL STATEMENTS  — (Continued)
February 28, 2005 and December 31, 2004, 2003 and 2002
Note G — Related Party Transactions (continued)
December 31, 2004, accounts payable and accrued expenses include $86,000 and $166,000, respectively, related to these services.
      Rent expense for office space aggregating $8,266, $36,940 and $2,106 was paid to two principal shareholders of the Company in 2005, 2004 and 2003, respectively, pursuant to month to month lease agreements.
Note H — Commitments
      At February 28, 2005, rental commitments for the remaining terms of noncancelable leases, which relate to office space, expire at various dates through 2009. Under these leases, minimum annual commitments are as follows:

Year Ending December 31,

2005 (March 1 — December 31)	$120,956
2006	149,674
2007	150,405
2008	154,917
2009	132,309

$708,261

      Under the lease agreements, the Company is responsible for certain maintenance costs, taxes and insurance. Rent expense for the periods in 2005, 2004, 2003 and 2002 amounted to $31,504, $92,186, $47,165 and $10,858, respectively.
Note I — Concentration of Credit Risk, Major Customers and Major Vendors
      The Company’s largest customers for 2005, 2004, 2003 and 2002 represent the following percentages of revenue:

	2005	2004	2003	2002

Customer A	61%	30%
Customer B	10%	19%	26%
Customer C			11%	100%
Customer D			17%
Customer E			14%
      At February 28, 2005 and December 31, 2004 and 2003 two, three and four customers accounted for 77%, 84% and 84%, respectively, of accounts receivable.
      During 2005, 2004 and 2003, two vendors accounted for $336,709, $760,721 and $74,237, respectively, of contracted services which is included in cost of revenue. At February 28, 2005 and December 31, 2004 and 2003, $287,243, $342,114 and $0 was owed to these vendors which is included in accounts payable and accrued expenses.

GLOBAL SECURE SYSTEMS CORP.
(formerly known as Virtual Alert, Inc.)
NOTES TO FINANCIAL STATEMENTS  — (Continued)
February 28, 2005 and December 31, 2004, 2003 and 2002
Note J — Sale of Company
      On February 28, 2005, Global Secure Holdings Ltd. (“Global”) acquired all of the issued and outstanding common stock of the Company from its shareholders. The purchase price consisted of $12,000,000 in cash plus 5,333,333 newly issued shares of Global common stock. In addition, Global agreed to adjust the purchase price for the amount of the Company’s working capital, as defined, and pay the Sellers an earnout amount equal to six times the Company’s earnings before interest, taxes, depreciation and amortization, as defined, achieved during the fiscal year ending December 31, 2005, less $20,000,000, payable 60% in cash and 40% in Global common stock no later than April 15, 2006.
Note K — Pro Forma Presentation (Unaudited)
      The Company has elected to be taxed as an S–corporation for federal and state income tax purposes and accordingly, other than California income taxes at a reduced rate for S-corporations, no provision for such taxes are included in the financial statements. Pro forma net income (loss) is presented on the accompanying statements of operations as if the Company were taxable as a C–corporation and provided for federal and state income taxes

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Global Secure Training Corp.
      We have audited the accompanying balance sheets of Global Secure Training Corp. (formerly HazTrain, Inc.) as of December 18, 2003 and June 30, 2003 and the related statements of operations, changes in capital deficit and cash flows for the period July 1, 2003 to December 18, 2003 and for the years ended June 30, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Global Secure Training Corp. as of December 18, 2003 and June 30, 2003 and the results of its operations and its cash flows for the period July 1, 2003 to December 18, 2003 and for the years ended June 30, 2003 and 2002 in conformity with U.S. generally accepted accounting principles.
Eisner LLP
New York, New York
May 12, 2005, except for Note A[1]
as to which the date is June 9, 2005

GLOBAL SECURE TRAINING CORP.
(formerly HazTrain, Inc.)
BALANCE SHEETS

	December 18, 2003	June 30, 2003

ASSETS
Current assets:
Cash and cash equivalents	$43,571	$136,024
Accounts receivable	591,629	620,964

Total current assets	635,200	756,988
Furniture and equipment, net	11,575	16,700
Deferred taxes	73,669	46,528

	$720,444	$820,216

LIABILITIES AND CAPITAL DEFICIT
Current liabilities:
Accounts payable	$218,241	$46,798
Accrued expenses	86,826	161,341
Deferred taxes	105,197	161,002
Current maturities of notes payable	150,000	150,000

Total current liabilities	560,264	519,141
Long-term liabilities:
Notes payable, less current maturities	1,150,000	1,212,500

Total liabilities	1,710,264	1,731,641

Commitments and contingencies

CAPITAL DEFICIT
Common stock no par value; authorized 500,000 shares; 500,000 shares issued and outstanding in 2003 and 2002
Additional paid-in capital	1,000	1,000
Retained earnings	337,813	477,804
Unearned ESOP shares	(1,328,633)	(1,390,229)

Total capital deficit	(989,820)	(911,425)

	$720,444	$820,216

See notes to financial statements

GLOBAL SECURE TRAINING CORP.
(formerly HazTrain, Inc.)
STATEMENTS OF OPERATIONS

	July 1, 2003	Year Ended June 30,
	to
	December 18, 2003	2003	2002

Service income	$1,702,627	$3,806,928	$3,331,840
Cost of services	1,124,472	2,446,496	1,713,885

Gross profit	578,155	1,360,432	1,617,955

Operating expenses:
Selling, general and administrative	762,344	1,260,248	1,298,043

(Loss) income before interest and income tax	(184,189)	100,184	319,912
Interest expense	(26,047)	(58,072)	(350)

(Loss) income before income tax	(210,236)	42,112	319,562
Income tax (benefit) expense	(77,993)	118,888

Net (loss) income	$(132,243)	$(76,776)	$319,562

Pro Forma (Unaudited) Note J
Income before tax as shown above		$42,112	$319,562
Provision (benefit) for federal and state income taxes assuming computation as if the Company were taxable as a C-Corporation as of July 1, 2001		16,888	124,870

Pro Forma net income		$25,224	$194,692

See notes to financial statements

GLOBAL SECURE TRAINING CORP.
(Formerly HazTrain, Inc.)
CHANGES OF CAPITAL DEFICIT
For the Periods Ended July 1, 2003 to December 18, 2003 and
for the Years Ended June 30, 2003 and 2002

	Common	Additional		Unearned
	Stock	Paid-in	Retained	ESOP
	Shares	Capital	Earnings	Shares	Total

Balance — June 30, 2001	500,000	$1,000	$268,772		$269,772
Dividend distribution			(26,851)		(26,851)
Net income			319,562		319,562

Balance — June 30, 2002	500,000	1,000	561,483		562,483
Acquisition of 245,000 shares of common stock by the ESOP Trust from the stockholder from the proceeds of loan to Trust from HazTrain, Inc.				$(1,500,000)	(1,500,000)
ESOP shares allocated, and committed to be released for allocation, to employee accounts for services rendered			(11,317)	109,771	98,454
Tax benefit related to the excess of cost over fair value of ESOP shares committed to be released			4,414		4,414
Net loss			(76,776)		(76,776)

Balance — June 30, 2003	500,000	1,000	477,804	(1,390,229)	(911,425)
ESOP shares allocated, and committed to be released for allocation, to employee accounts for services rendered			(12,701)	61,596	48,895
Tax benefit related to the excess of cost over fair value of ESOP shares committed to be released			4,953		4,953
Net loss			(132,243)		(132,243)

Balance — December 18, 2003	500,000	$1,000	$337,813	$(1,328,633)	$(989,820)

See notes to financial statements

GLOBAL SECURE TRAINING CORP.
(Formerly HazTrain, Inc.)
STATEMENTS OF CASH FLOWS

	July 1, 2003	Year June 30,
	to
	December 18, 2003	2003	2002

Cash flows from operating activities:
Net (loss) income	$(132,243)	$(76,776)	$319,562
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	5,125	12,300	13,528
ESOP benefit expense	48,895	98,454
Deferred income taxes	(77,993)	118,888
Changes in:
Accounts receivable	29,335	(17,453)	(304,246)
Accounts payable and accrued expenses	96,928	(204,821)	238,214
Other		82,607	(71,866)

Net cash (used in) provided by operating activities	(29,953)	13,199	195,192

Cash flows from investing activities:
Proceeds on disposal of fixed assets			51,184

Cash flows from financing activities:
Proceeds from note payable		1,500,000
Repayment of note payable	(62,500)	(137,500)
Loan to the ESOP Trust		(1,500,000)
Distributions to stockholder			(26,851)

Net cash used in financing activities	(62,500)	(137,500)	(26,851)

Net (decrease) increase in cash and cash equivalents	(92,453)	(124,301)	219,525
Cash and cash equivalents — beginning of period	136,024	260,325	40,800

Cash and cash equivalents — end of period	$43,571	$136,024	$260,325

Supplementary Cash Flow Disclosure:
Interest paid	$26,072	$58,072	—
See notes to financial statements

GLOBAL SECURE TRAINING CORP.
(formerly HazTrain, Inc.)
NOTES TO FINANCIAL STATEMENTS
December 18, 2003 and June 30, 2003 and 2002
Note A — The Company and a Summary of Significant Accounting Policies
     [1]     The Company:
      Global Secure Training Corp. (the “Company” or “GSTC”) was incorporated under the laws of the state of Maryland on June 1, 1983 under the name of HazTrain, Inc and on June 9, 2005 changed its name to Global Secure Training Corp. The Company develops and manages training programs and customized exercises for critical incident response applications. Additionally, the Company provides hazardous materials management services for the United States Navy.
     [2]     Use of estimates:
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include the allowance for doubtful accounts, ESOP expense and the income tax valuation allowance.
     [3]     Revenue recognition:
      The Company recognizes revenue from training, exercises and hazardous materials management services when (i) there is persuasive evidence of an arrangement; (ii) the fee is fixed or determinable; (iii) services have been rendered and payment has been contractually earned; and (iv) collectibility of the related receivable is reasonably assured.
     [4]     Cash and cash equivalents:
      The Company considers all highly liquid short-term investments with a maturity of three months or less at the date of purchase to be cash equivalents.
      The Company maintains cash balances in various financial institutions. Management periodically evaluates the credit worthiness of such institutions.
     [5]     Accounts receivable:
      The Company grants credit to certain customers who meet the Company’s pre-established credit requirements. The Company does not require collateral when trade credit is granted to customers. GSTC reviews accounts receivable to assess its estimates of collectibility. As of December 18, 2003, the Company has not experienced any credit losses and does not anticipate incurring such losses based on its assessment. Accordingly, no allowance for doubtful accounts has been established as of such date or as of June 30, 2003. The Company reevaluates its policy and may adjust it as more information about the ultimate collectibility of accounts receivable becomes available. Circumstances that could impact the Company assessment and thus the establishment of a reserve for bad debt may include changes in clients’ liquidity and credit quality, other factors negatively impacting a client’s ability to pay its obligations as they come due, and the quality of the Company’s collection efforts.

GLOBAL SECURE TRAINING CORP.
(formerly HazTrain, Inc.)
NOTES TO FINANCIAL STATEMENTS
December 18, 2003 and June 30, 2003 and 2002 — (Continued)
Note A — The Company and a Summary of Significant Accounting Policies (continued)
     [6]     Furniture and equipment:
      Furniture and equipment are recorded at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Principal useful lives are: computer and office equipment — 3 years; furniture and fixtures — 5 years.
     [7]     Income taxes:
      The Company provides for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” which requires deferred tax assets and liabilities to be recognized for the future tax consequences attributable to net operating loss carryforwards and for differences between the financial statement carrying amounts and tax bases of assets and liabilities. Deferred tax assets are reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.
     [8]     Fair value of financial instruments:
      At December 18, 2003 and June 30, 2003, the fair value of all of the Company’s financial instruments approximated carrying value. The Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair value due to their relatively short maturity. The Company’s note payable approximates fair value as a result of the variable interest rate.
     [9]     Employee Stock Ownership Plan:
      The Company accounts for its employee stock ownership plan in accordance with the AICPA’s Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” (see Note D).
Note B — Furniture and Equipment
      Furniture and equipment at cost less accumulated depreciation as of December 18, 2003 and June 30, 2003 are summarized as follows:

			Estimated
	December 18,	June 30,	Useful
	2003	2003	Life

Furniture and fixtures	$15,319	$15,319	5 years
Machinery and equipment	59,569	59,569	5 years
Vehicles	71,280	71,280	5 years

	146,168	146,168
Less accumulated depreciation	(134,593)	(129,468)

	$11,575	$16,700

      Depreciation expense was $5,125, $12,300, and $13,528 for the period ended December 18, 2003 and the years ended June 30, 2003 and 2002, respectively.

GLOBAL SECURE TRAINING CORP.
(formerly HazTrain, Inc.)
NOTES TO FINANCIAL STATEMENTS
December 18, 2003 and June 30, 2003 and 2002 — (Continued)
Note C — Accrued Expenses
      Accrued expenses consist of payroll and related benefits.
Note D — Employee Stock Ownership Plan
      In July 2002, an employee stock ownership plan (“ESOP”) with a July 1, 2002 effective date was established. The ESOP covers all eligible employees as defined in the plan. Each year, the Company may contribute any amount at its discretion, provided that such amount for each year is sufficient to make payments due for that year under the ESOP Loan referred to below. The contributions may be made in cash or in such other property as is acceptable to the trustee of the ESOP.
      An ESOP Trust (the “Trust”) was established as part of the plan to receive contributions of cash and property. The cash is generally used to purchase the Company’s stock or repay the loan that had previously been incurred to purchase Company stock.
      On July 19, 2002 the Company borrowed $1,500,000 from a financial institution and correspondingly made a loan of $1,500,000 to the Trust (the “ESOP loan”). The Trust used these proceeds to purchase 245,000 outstanding shares of common stock of the Company.
      The ESOP loan and the related acquisition of the common stock, which will be allocated to employees for services to be rendered, are shown in the accompanying balance sheet as a reduction of stockholders’ equity (unearned ESOP shares). The ESOP loan is payable in annual installments plus interest at 5.0%, for 15 years commencing on December 31, 2002. The first installment of $33,333 and each subsequent installment of $100,000 thereafter is to be repaid from dividends received on the common stock plus annual contributions by the Company. The shares purchased are pledged as collateral for the ESOP loan and as the ESOP loan is repaid, shares are released from collateral and allocated to employees’ accounts based on the proportion of debt service paid during the year. As shares are committed to be released for employee services rendered during the year, compensation expense is recorded equal to the estimated fair value of such shares and unearned ESOP shares are reduced. Dividends on allocated shares used to repay the ESOP loan are recorded as a reduction of retained earnings with a corresponding reduction of unearned ESOP shares. Dividends on unallocated shares and contributions used to pay the ESOP loan as well as principal repayments and interest on the ESOP loan are not recorded in the Company’s financial statements.
      For the period ended December 18, 2003 and the year ended June 30, 2003, compensation expense of $48,895 and $98,454, respectively, was recognized for shares committed to be released.
      The ESOP shares as of December 18, 2003 and June 30, 2003 were as follows:

	December 18,	June 30,
	2003	2003

Allocated shares	17,929	7,821
Shares released for allocation	10,061	10,108
Unreleased shares	217,010	227,071

Total ESOP shares	245,000	245,000

Fair value of unreleased shares	$1,154,493	$1,246,620

      In December 2003, the ESOP was terminated upon the sale of the Company to Global Secure Corp (formerly GlobalSecure Holdings Ltd) (see Note K). Upon termination, the ESOP surrendered the

GLOBAL SECURE TRAINING CORP.
(formerly HazTrain, Inc.)
NOTES TO FINANCIAL STATEMENTS
December 18, 2003 and June 30, 2003 and 2002 — (Continued)
Note D — Employee Stock Ownership Plan (continued)
217,010 unallocated shares and the participants sold the 27,990 allocated shares to Global Secure Corp at a price of $5.32 per share. In consideration for the surrender of the unreleased shares, the Company released the Trust from its obligations under the ESOP Loan.
Note E — Note Payable
      The Company has a note payable to a financial institution which was incurred in connection with the establishment of the ESOP referred to in Note D above. The note bears interest at LIBOR plus 3% per annum, and is being repaid in principle installments of $12,500 per month, plus interest. The note is collateralized by substantially all of the Company’s assets and is guaranteed by a shareholder. In December 2003, the note was refinanced in connection with the transaction discussed in Note K.

	December 18,	June 30,
	2003	2003

Note payable	$1,300,000	$1,362,500
Less: current maturities	150,000	150,000

Long-term maturities	$1,150,000	$1,212,500

Note F — Income Taxes
      Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes primarily relate to temporary differences between the carrying amounts of assets and liabilities in the financial statements and their tax basis. Such differences primarily result from the Company’s use of the cash basis for reporting taxable income as compared with the accrual basis for financial reporting purposes.
      Prior to July 1, 2002, the Company had elected to be treated as an S-corporation for federal and state income tax purposes. Accordingly, federal and state income taxes were the responsibility of the Company’s stockholder and no provision for such taxes were included in the financial statements. In connection with the establishment of the ESOP described in Note D, the Company became a C-corporation which is subject to federal and state income taxes. Accordingly, at July 1, 2002 accounts receivable, net of accounts payable and accrued expenses of the Company, created a deferred liability for the income taxes that will be due when the accounts receivable are collected. A deferred tax provision amounting to approximately $102,000 for such liability has been recorded in the accompanying financial statements for the year ended June 30, 2003.

GLOBAL SECURE TRAINING CORP.
(formerly HazTrain, Inc.)
NOTES TO FINANCIAL STATEMENTS
December 18, 2003 and June 30, 2003 and 2002 — (Continued)
Note F — Income Taxes (continued)
      Provision (benefit) for income taxes consists of the following:

	July 1, 2003
	to	Year Ended June 30,
	December 18,
	2003	2003	2002

Current:
Federal	$	$14,318	$
State and local		2,105

		16,423

Deferred:
Federal	(67,994)	89,140
State and local	(9,999)	13,325

	(77,993)	102,465

Provision (benefit) for income taxes	$(77,993)	$118,888	$

      The net deferred tax liability relates to the following:

	December 18,	June 30,
	2003	2003

Deferred tax asset:
NOL carryforwards	$58,836	$36,218
Accounts payable and accrued expenses	125,538	81,174
Employee Stock Owner Plan	14,833	10,310

	199,207	127,702
Deferred tax liability:
Accounts receivable	(230,735)	(242,176)

Net deferred tax liability	$(31,528)	$(114,474)

      The net deferred tax liability is classified as a current liability or a non-current asset in the accompanying balance sheets consistent with the classification of the related assets and liabilities.
Note G — Significant Customers
      GSTC’s contracts with the Department of Defense (“DOD”), under which it provides hazardous materials management services for the United States Navy, generated 57%, 48% and 47% of the Company’s services income in the period ended December 18, 2003 and the years ended June 30, 2003 and 2002, respectively.
Note H — Concentration of Credit Risk
      At December 18, 2003 and June 30, 2003 the DOD accounted for 73% and 16%, respectively, of accounts receivable.

GLOBAL SECURE TRAINING CORP.
(formerly HazTrain, Inc.)
NOTES TO FINANCIAL STATEMENTS
December 18, 2003 and June 30, 2003 and 2002 — (Continued)
Note I — Employee Pension Plan
      The Company has a 401(k) plan that allows eligible employees to contribute up to 15% of their salary. The Company has total discretion about whether to make an employer contribution to the plan and the amount of the employer contribution. During the period ended December 18, 2003 and years ended June 30, 2003 and 2002, no contributions were made by the Company.
Note J — Pro Forma Presentation (Unaudited)
      Prior to July 1, 2002, the Company had elected to be taxed as an S-Corporation for federal and state tax purposes and accordingly no provision for such taxes are included in the financial statements. Pro forma information is presented on the accompanying statements of operations as if the Company were taxable as a C-Corporation as of July 1, 2001 and provided for federal and state income taxes.
Note K — Subsequent Events
      In December 2003, all of the Company’s outstanding common stock was acquired by Global Secure Corp (formerly GlobalSecure Holdings, Inc.) (“GSC”) in exchange for consideration of approximately $2,942,000.
      In December 2003, contemporaneously with the transaction described above, the note payable to the financial institution was refinanced by the Company with the same lender. The new loan, in the principal amount of $1,306,500, bears interest at the prime rate plus 1% and provides for monthly principal payments of $21,775 plus interest. The new note is guaranteed by GSC. Further, GSC has deposited $500,000 with the lender in a 12-month renewable certificate of deposit, which is pledged as collateral.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
Global Secure Safety (Filtered Air) Corp.
      We have audited the accompanying consolidated balance sheet of Global Secure Safety (Filtered Air) Corp. and subsidiaries (formerly Neoterik Health Technologies, Inc.) as of April 15, 2003 and the related consolidated statements of operations, changes in capital deficit and cash flows for the period June 1, 2002 to April 15, 2003 and for the year ended May 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Global Secure Safety (Filtered Air) Corp. and subsidiaries as of April 15, 2003 and the consolidated results of their operations and their consolidated cash flows for the period June 1, 2002 to April 15, 2003 and for the year ended May 31, 2002, in conformity with U.S. generally accepted accounting principles.
Eisner LLP
New York, New York
July 19, 2005

GLOBAL SECURE SAFETY (FILTERED AIR) CORP. AND SUBSIDIARIES
(formerly Neoterik Health Technologies, Inc.)
CONSOLIDATED BALANCE SHEET
April 15, 2003

ASSETS
Current assets:
Cash and cash equivalents	$75,561
Accounts receivable trade, less allowance for doubtful accounts of $10,659	46,607
Inventory	206,393
Prepaid expenses	32,520

Total current assets	361,081
Property and equipment, net	54,018
Deposits	3,065

Total assets	$418,164

LIABILITIES AND CAPITAL DEFICIT
Current liabilities:
Accounts payable	$138,523
Accrued expenses	40,565
Current maturities of notes payable	163,364
Current maturity of capital lease obligation	1,961

Total current liabilities	344,413

Long-term liabilities:
Notes payable, principally to officers and stockholders, less current maturities	1,511,607
Capital lease obligation, less current maturity	6,879

Total long-term liabilities	1,518,486

Commitments and contingencies

CAPITAL DEFICIT
Preferred stock, par value $0.015, authorized 750,000 shares, none issued and outstanding
Common stock, par value $0.015, authorized 19,250,000 shares, 1,754,765 shares issued and outstanding	26,322
Additional paid-in capital	5,143,014
Accumulated deficit	(6,614,071)

Total capital deficit	(1,444,735)

Total liabilities and capital deficit	$418,164

See notes to consolidated financial statements

GLOBAL SECURE SAFETY (FILTERED AIR) CORP. AND SUBSIDIARIES
(formerly Neoterik Health Technologies, Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Period
	June 1, 2002
	to	Year Ended
	April 15, 2003	May 31, 2002

Net sales	$1,114,907	$1,529,908
Cost of goods sold	627,219	724,673

Gross profit	487,688	805,235
Selling, general and administrative expenses	491,802	541,004

(Loss) income before interest expense	(4,114)	264,231
Interest expense	(62,875)	(74,440)

Net (loss) income	$(66,989)	$189,791

See notes to consolidated financial statements

GLOBAL SECURE SAFETY (FILTERED AIR) CORP. AND SUBSIDIARIES
(formerly Neoterik Health Technologies, Inc.)
CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL DEFICIT
For the Period June 1, 2002 to April 15, 2003 and for the Year Ended May 31, 2002

	Common Stock		Additional
			Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, June, 1, 2001	1,754,765	$26,322	$5,143,014	$(6,736,873)	$(1,567,537)
Net income				189,791	189,791

Balance, May 31, 2002	1,754,765	26,322	5,143,014	(6,547,082)	(1,377,746)
Net loss				(66,989)	(66,989)

Balance, April 15, 2003	1,754,765	$26,322	$5,143,014	$(6,614,071)	$(1,444,735)

See notes to consolidated financial statements

GLOBAL SECURE SAFETY (FILTERED AIR) CORP. AND SUBSIDIARIES
(formerly Neoterik Health Technologies, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Period
	June 1, 2002
	to	Year Ended
	April 15, 2003	May 31, 2002

Cash flows from operating activities:
Net (loss) income	$(66,989)	$189,791
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	15,455	13,562
Decrease (increase) in operating assets:
Accrued interest	60,657	69,596
Accounts receivable	(12,904)	15,599
Inventory	41,823	(132,209)
Deposits		348
Prepaid expenses	(20,205)	807
Increase (decrease) in operating liabilities:
Accounts payable	15,439	(64,732)
Accrued expenses	19,882	(6,547)

Net cash provided by operating activities	53,158	86,215

Cash flows from investing activities:
Purchases of property and equipment	(8,475)	(5,939)

Cash flows from financing activities:
Reduction in bank overdraft		(2,784)
Repayment of capital lease obligation	(1,907)	(1,303)
Repayment of notes payable		(698)
Borrowings (repayments) of notes payable to officers	6,829	(49,535)

Net cash provided by (used in) financing activities	4,922	(54,320)

Net increase in cash	49,605	25,956
Cash and cash equivalents, beginning of year	25,956

Cash and cash equivalents, end of year	$75,561	$25,956

Supplemental disclosure of cash flow information:
Interest paid	$1,879	$5,028

See notes to consolidated financial statements

GLOBAL SECURE SAFETY (FILTERED AIR) CORP. AND SUBSIDIARIES
(formerly Neoterik Health Technologies, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Period June 1, 2002 to April 15, 2003 and Year Ended May 31, 2002
Note A — The Company and its Significant Accounting Policies

[1] The Company and basis of presentation:
      Global Secure Safety (Filtered Air) Corp. (the “Company” or “GSSC”) (formerly Neoterik Health Technologies, Inc.), a Maryland company incorporated on July 2, 1981, is a manufacturer of respirators and other personal protection equipment. The Company owns 100% of the outstanding common stock of Neoterik Liaison Corporation (“NLC”) and Homeland Gas Masks, Inc. (“HGM”), both inactive companies.
      Through a series of transactions described below which commenced on April 15, 2003, Global Secure Corp. (“GSC”) (formerly GlobalSecure Holdings, Ltd.), a Delaware company, acquired approximately 91% of the outstanding common stock of the Company. On April 15, 2003, GSC purchased from an individual who is a director of GSC and Sky Capital Enterprises, Inc. (“SCE”) and also a stockholder of the Company $1,361,450 of debt owed by the Company to such related party. As consideration, GSC transferred 500,000 shares of common stock of SCE valued at $640,000 ($1.28 per share) and issued 250,000 shares of GSC common stock valued at $6,250 ($0.025 per share) to such individual. Additionally, GSC purchased from the Company’s Chief Executive Officer and President $113,447 and $24,470 of amounts owed by the Company for 1,134,474 and 244,702 shares, respectively, of GSC’s common stock valued at $34,750 ($0.025 per share). The Company then issued to GSC 14,993,670 shares of its common stock in exchange for the acquired obligations ($0.10 per share). GSC also agreed under a Stock Purchase Agreement (the “Agreement”) with the Company to purchase up to 5,000,000 shares of common stock of the Company prior to September 30, 2003 for a price of up to $500,000. In accordance with the Agreement, in April 2003, GSC purchased 2,500,000 shares of common stock of the Company for a cash payment of $250,000. In July 2003 and August 2003, GSC made additional investments of $125,000 each, and acquired an additional 1,565 shares of common stock of the Company representing the remaining number of authorized and unissued shares and increasing its ownership of the Company to approximately 91%.
      The accompanying consolidated financial statements reflect all activity to April 15, 2003, except for the exchange of debt for equity and GSC’s purchase of 2,500,000 shares of Company common stock described above.
      The following unaudited pro-forma balance sheet information reflects the effects of the adjustments related to exchange of debt for equity and of proceeds received from the issuance of 2,500,000 shares of common stock to GSC.

Current assets	$611,081

Total assets	$668,164

Current liabilities	$206,496

Long-term debt	$157,036

Stockholders’ equity	$304,632

[2] Use of estimates:
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of

GLOBAL SECURE SAFETY (FILTERED AIR) CORP. AND SUBSIDIARIES
(formerly Neoterik Health Technologies, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Period June 1, 2002 to April 15, 2003 and Year Ended May 31, 2002
Note A — The Company and its Significant Accounting Policies (continued)
the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Such estimates include the allowance for doubtful accounts and inventory obsolescence.

[3] Principles of consolidation:
      The consolidated financial statements include the accounts of GSSC and its wholly owned subsidiaries, NLC and HGM. All significant intercompany accounts and transactions are eliminated in consolidation.

[4] Revenue recognition:
      Revenue from product sales is recognized after the products are shipped and title has transferred, provided that a purchase order has been received, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable.

[5] Cash and cash equivalents:
      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in accounts with federally chartered financial institutions which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

[6] Inventories:
      Inventories, which consist principally of raw materials, are valued at the lower of cost (determined by first-in, first-out method) or market.

[7] Property and equipment:
      Property and equipment (including equipment held under capital leases) are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets as follows:

Building and improvements	20 years
Production equipment	5 years
Office furniture and equipment	3-5 years

[8] Income taxes:
      Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Any resulting net deferred tax asset is evaluated for recoverability and, accordingly, a valuation allowance may be established.

GLOBAL SECURE SAFETY (FILTERED AIR) CORP. AND SUBSIDIARIES
(formerly Neoterik Health Technologies, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Period June 1, 2002 to April 15, 2003 and Year Ended May 31, 2002
Note A — The Company and its Significant Accounting Policies (continued)

[9] Accounts receivable:
      Management regularly evaluates the credit worthiness of its customers by reviewing accounts receivable agings and the past payment history of its customers. Based on this review, the Company records a specific bad debt reserve.

[10] Stock-based compensation:
      The Company has a stock-based compensation plan, which is described more fully in Note F.
      The Company accounts for its stock options and other equity instruments under APB Opinion 25, “Accounting for Stock Issued to Employees,” and has adopted the disclosure-only provisions of SFAS No. 123. Under APB 25, no compensation cost is recognized when the exercise price is equal to or greater than the fair value of the common stock on the date of grant. Under SFAS No. 123, if a company does not record compensation expense for stock options issued to employees pursuant to APB No. 25, the company must also disclose the effects on its results of operations as if an estimate of the value of stock-based compensation at the date of grant had been recorded as an expense. The following table illustrates the effect on net (loss) income if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Period	Year
	Ended	Ended
	April 15,	May 31,
	2003	2002

Net (loss) income, as reported	$(66,989)	$189,791
Add: stock-based employee compensation expense included in report net (loss) income	—	—
Deduct: stock-based employee compensation expense determined under fair value method for all awards	(4,500)	(10,981)

	$(71,489)	$178,810

      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123R, “Share-Based Payment” (“SFAS 123R”), which requires companies to measure and recognize compensation expense for all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair value. Pro forma disclosure will not be an alternative. That cost will be recognized as compensation expense over the service period, which would normally be the vesting period. SFAS 123R will be effective for the Company beginning June 1, 2006. As permitted under SFAS No. 123, the Company currently accounts for share-based payments to employees using the APB Opinion No. 25 intrinsic value method. Accordingly, the adoption of SFAS No. 123R’s fair value method could have a significant impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position. The impact of adoption of SFAS No. 123R cannot be predicted at this time because it will depend on levels of share-based payments in the future.

[11] Concentrations:
      In 2002, one customer accounted for 12% of net sales. At April 15, 2003, three customers accounted for 53%, 25% and 12% of accounts receivable.

GLOBAL SECURE SAFETY (FILTERED AIR) CORP. AND SUBSIDIARIES
(formerly Neoterik Health Technologies, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Period June 1, 2002 to April 15, 2003 and Year Ended May 31, 2002
Note B — Property and Equipment, Net
      Property and equipment consist of the following:

April 15,
2003

Land	$10,500
Building and improvements	183,033
Production equipment	104,216
Office furniture and equipment	90,427
Capital lease equipment	12,050

400,226
Accumulated depreciation	(346,208)

$54,018

      Depreciation expense for the period June 1, 2002 through April 15, 2003 and for the year ended May 31, 2002 was $15,455 and $13,562, respectively.
Note C — Debt
      Long-term debt consists of the following:

April 15,
2003

Unsecured 12% demand note payable to a stockholder of the Company, including accrued interest of $824,088, settled through the issuance of common stock of the Company in April 2003 (see Note A[1])	$1,361,450
Unsecured 12% demand note payable to an individual lender, including accrued interest of $78,397	128,397
Unsecured demand notes payable to officers; $137,917 settled in April 2003 through the issuance of common stock of the Company (see Note A[1]); $22,727 paid in May 2003; $24,480 due in 24 equal monthly installments of $1,020 beginning May 2003	185,124

Total	1,674,971
Less current maturities	163,364

Long-term portion of notes payable	$1,511,607

      Future principal maturities of all debt excluding $1,499,367 exchanged for equity (see Note A[1]) are as follows:

Years Ended
May 31,

2003	$152,144
2004	23,460

$175,604

GLOBAL SECURE SAFETY (FILTERED AIR) CORP. AND SUBSIDIARIES
(formerly Neoterik Health Technologies, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Period June 1, 2002 to April 15, 2003 and Year Ended May 31, 2002
Note C — Debt (continued)
      On April 15, 2003, demand notes and accrued interest aggregating $1,499,367 were exchanged for 14,993,677 shares of the Company’s common stock. Such obligation has been presented as a long-term liability in the consolidated balance sheet at April 15, 2003.
Note D — Capital Lease Obligation
      The Company leases office equipment pursuant to a lease agreement, which has been recorded as a capital lease. The cost of the leased equipment is $12,050 and has an effective interest rate of approximately 4%.
      Future minimum lease payments required under lease are as follows:

2004	$2,623
2005	2,623
2006	2,623
2007	1,530

Total minimum lease payments	9,399
Less amounts representing interest	(559)

Total obligation under capital lease	8,840
Less current maturity of capital lease obligation	1,961

Long-term capital lease obligation	$6,879

Note E — Income Taxes
      At April 15, 2003, the Company has net operating loss carryforwards of approximately $4,637,000, of which $2,900,000, $958,000, $336,000 and $226,000 expire in 2004, 2005, 2006 and 2007, respectively, and which $217,000 expires through 2023. The Company’s ability to use such carryforwards to reduce future taxable income is subject to limitations attributable to the equity transaction discussed in Note A[1] that has resulted in a change in ownership as defined in Internal Revenue Code Section 382.

GLOBAL SECURE SAFETY (FILTERED AIR) CORP. AND SUBSIDIARIES
(formerly Neoterik Health Technologies, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Period June 1, 2002 to April 15, 2003 and Year Ended May 31, 2002
Note E — Income Taxes (continued)
      The Company is subject to a combined statutory federal and state income tax rate of approximately 39%. Deferred income taxes at April 15, 2003 consist of the following:

Net deferred tax asset

Tax benefit of temporary differences related to current assets and liabilities:
Inventory	$14,000
Allowance for doubtful accounts	4,000

18,000
Deferred tax assets not related to assets or liabilities for financial reporting:
Tax benefit of operating loss carryforwards	1,809,000

1,827,000

Deferred tax asset valuation allowance	(1,827,000)

Net deferred tax asset	$0

Net deferred tax liability	$0

      A reconciliation between the Company’s effective rate and the federal statutory rate is as follows:

	Period
	June 1, 2002
	to	Year Ended
	April 15, 2003	May 31, 2002

Expected federal (benefit) provision	$(22,776)	$64,529
State taxes net of federal effect	(3,349)	9,490
Utilization of net operating loss carryforward for which no benefit was previously recognized		(74,019)
Unrecognized net operating losses	26,125

	$0	$0

      During 2003, the valuation allowance increased approximately $26,000.
Note F — Stock-Based Compensation
      The Company maintains a stock option plan for certain employees providing for the granting of stock options to purchase shares of common stock of the Company. Stock options are exercisable for a period of ten years after the grant date.

GLOBAL SECURE SAFETY (FILTERED AIR) CORP. AND SUBSIDIARIES
(formerly Neoterik Health Technologies, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Period June 1, 2002 to April 15, 2003 and Year Ended May 31, 2002
Note F — Stock-Based Compensation (continued)
      A summary of the Company’s plan as of April 15, 2003 and May 31, 2002, and changes during the period ended April 15, 2003 and the year ended May 31, 2002 is as follows:

	April 15,		May 31,
	2003		2002

		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Beginning outstanding balance	550,939	$0.40	516,939	$0.40
Options granted	75,000	0.10	34,000	0.40
Options exercised
Options canceled or expired

Ending outstanding balance	625,939	$0.19	550,939	$0.40

Options exercisable	625,939	$0.19	550,939	$0.40

Weighted average fair value of options granted during the period		$0.06		$0.32

      The fair value of each option grant was estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

	Period Ended	Year Ended
	April 15, 2003	May 31, 2002

Risk-free interest rates	2.96%	4.84%
Expected lives	5 years	10 years
Expected volatility	73%	73%
Expected dividend yields	0%	0%
      Summarized information about the Company’s stock options outstanding at April 15, 2003 is as follows:

	Options Outstanding			Options Exercisable

		Weighted-
		Average
		Remaining	Weighted-		Weighted-
		Contractual	Average		Average
Exercise	Number	Life	Exercise	Number	Exercised
Price	Outstanding	(In Years)	Price	Exercisable	Price

$0.10	75,000	5.00	$0.10	75,000	$0.10
$0.40	550,939	3.67	$0.40	550,939	$0.40

	625,939		$0.36	625,939	$0.36

      In connection with the transaction described in Note A[1], 519,439 options with an exercise price of $.40 were cancelled.
      In connection with the merger discussed in Note G, the remaining 106,500 options under the Plan were cancelled.

GLOBAL SECURE SAFETY (FILTERED AIR) CORP. AND SUBSIDIARIES
(formerly Neoterik Health Technologies, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Period June 1, 2002 to April 15, 2003 and Year Ended May 31, 2002
Note G — Subsequent Event
      Beginning May 1, 2003, the Company entered into a one-year agreement with GSC to receive general corporate services for an annual fixed fee of $90,000 payable in advance in equal monthly installments of $7,500.
      On April 15, 2005, a wholly owned subsidiary of GSC was merged with and into the Company, pursuant to which each share of the Company’s common stock was converted into the right to receive $.08 in cash. The Company thereby became a wholly owned subsidiary of GSC.

      Until                     , 2005 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
                                    Shares
Common Stock

PROSPECTUS

Morgan Keegan & Company, Inc.	Jefferies & Company, Inc.
Thomas Weisel Partners LLC
                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee, the Nasdaq National Market fee and the NASD filing fee.

Amount

SEC registration fee		$11,700
NASD filing fee		10,500
Nasdaq National Market fee		*
Accounting fees and expenses		*
Blue sky qualification fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*

Total	$

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers
      As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and second amended and restated bylaws which will become effective upon the completion of this offering will provide that: (1) we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (2) we may, in our discretion, indemnify our other officers, employees and agents as set forth in the Delaware General Corporation Law; (3) we are required to advance all expenses incurred by our directors and executive officers in connection with certain legal proceedings; (4) the rights conferred in the bylaws are not exclusive; and (5) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.
      We intend to enter into agreements with our directors and Section 16 officers prior to the completion of this offering that will require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also will set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
      We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

Item 15.	Recent Sales of Unregistered Securities
      During the last three years, we have issued unregistered securities in the transactions described below. As described more specifically below, these securities were issued by us in reliance upon the exemptions under Section 4(2) of the Securities Act relating to sales not involving any public offering, Rule 506 of the Securities Act relating to sales to accredited investors and Rule 701 of the Securities Act relating to shares issued pursuant to compensatory benefit plans. No underwriters were involved in any of the securities transactions described below. All of the securities issued in the transactions described below are deemed restricted securities for purposes of the Securities Act.
      Shares of Common Stock and Series A Preferred Stock Issued in Connection with our Formation. In April and May 2003, in connection with our formation, we issued an aggregate of 12,997,588 shares of our common stock to our founders in exchange for common stock of Sky Capital Enterprises, and we issued 5,000,000 shares of Series A Preferred Stock to one of our founders, Sky Capital Enterprises, for an aggregate cash payment of $1,000,000. In April 2003, in connection with our merger with USASecure Corp., we issued 3,900,000 shares of our common stock as merger consideration to the USASecure’s sole stockholder, who was one of our founders. As we issued the foregoing shares of common stock and Series A Preferred Stock to our founders in transactions not involving a public offering, our issuances were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering.
      Shares of Common Stock Issued in Connection with Acquisitions. In April 2003, in connection with our acquisition of a majority of the outstanding common stock of Neoterik, we issued an aggregate of 1,629,176 shares of our common stock to three holders of Neoterik promissory notes in exchange for assignments of such notes. In August 2003, in connection with our acquisition of certain assets of Cairns, we issued 160,000 shares of our common stock to a corporation holding certain Cairns debt and security instruments, among other things, in exchange for an assignment of such debt and security instruments. In December 2003, in connection with our acquisition of HazTrain in a merger transaction, we issued an aggregate of 300,000 shares of our common stock to a stockholder of HazTrain as part of the merger consideration. In February 2005, in connection with our acquisition of Virtual Alert in a stock purchase transaction, we issued an aggregate of 5,333,333 shares of our common stock to eight stockholder of Virtual Alert, among other non-stock consideration, in exchange for the transfer to us of their shares of Virtual Alert stock. Each of the foregoing acquisition transactions involved the issuance of stock to one or a small number of persons, and our issuances were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D under the Securities Act) for transactions by an issuer not involving a public offering.
      Shares of Common Stock Issued in Private Placement Transaction. Between June 2003 and September 2004, inclusive, we conducted a private placement offering in which we issued an aggregate of 22,974,763 shares of our common stock to investors in exchange for aggregate cash consideration of $27,742,248. We issued these shares pursuant to customary subscription agreements between us and each of the investors, and the transaction did not involve a public offering. These issuances were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D under the Securities Act) for transactions by an issuer not involving a public offering.
      Shares of Common Stock and Options Issued Under Our Stock Plan. In April and May 2003 and in March 2004, we issued an aggregate of 400,000 shares of our common stock to two of our officers and a consultant in consideration of their services to us. On various dates between April 2003 and August 2005, we issued options to various employees, directors and consultants to purchase up to an aggregate of 7,180,000 shares of our common stock, at exercise prices ranging from $0.01 to $2.00 per share, in consideration of their services to us. In August 2003, we issued 25,000 shares of our common stock to an employee upon the exercise of an option issued under our Stock Plan in accordance with the terms of the option grant. In August 2005, we issued 3,500 shares of our common stock to a former employee upon the exercise of an option issued under our Stock Plan in accordance with the terms of the option grant. All of the foregoing stock and option issuances were made under the terms of our Stock Plan, and were made in reliance upon the exemption from registration provided by Rule 701 under the Securities Act for transactions pursuant to a compensatory benefit plan (or written compensation contract) and/or by

Section 4(2) of the Securities Act (and/or Regulation D under the Securities Act) for transactions by an issuer not involving a public offering.
      Shares of Common Stock and Options Issued Outside of Our Stock Plan. On various dates between March and December 2003, inclusive, we issued an aggregate of 1,136,500 shares of our common stock to certain employees, officers, directors and consultants, in consideration of services provided to us. In August 2004, we issued our directors options to purchase up to an aggregate of 3,600,000 shares of our common stock at exercise prices of $1.22 in consideration of their services to us. In September 2004, we issued a consultant 449,680 shares of our common stock in consideration of services provided to us. In May 2005, we issued certain of our officers and directors, a consultant and a former employee options to purchase up to an aggregate of 2,775,000 shares of our common stock at exercise prices of $2.00 per share, in consideration of their services to us. All of the foregoing stock and option issuances were made in reliance upon the exemption from registration provided by Rule 701 under the Securities Act for transactions pursuant to a compensatory benefit plan (or written compensation contract) and/or by Section 4(2) of the Securities Act (and/or Regulation D under the Securities Act) for transactions by an issuer not involving a public offering.
      Shares Issued Upon Conversion of Promissory Note. In April 2003, we issued Sky Capital Enterprises a convertible promissory note in the principal amount of $375,000, in consideration of the transfer to us of 250,000 common shares of Sky Capital Enterprises. In August 2003, the principal amount of such note, together with the accrued interest thereon, was converted into 254,618 shares of our common stock, which we issued at a conversion price of $1.50 per share. The foregoing issuances were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D under the Securities Act) for transactions by an issuer not involving a public offering.
      Warrants Issued to Consultants. In August 2004, in consideration of services provided to us, we issued to Morgan Keegan & Company, Inc. a warrant to purchase 674,520 shares of our common stock at an exercise price of $1.50 per share. In September 2004, in consideration of services provided to us, we issued Sky Capital UK a warrant to purchase of 147,667 shares of our common stock and Sky Capital LLC a warrant to purchase 2,149,810 shares of our common stock, in each case at an exercise price of $1.50 per share. The foregoing issuances were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D under the Securities Act) for transactions by an issuer not involving a public offering.

Item 16.	Exhibits and Financial Statement Schedules
      (a) Exhibits. The exhibits are as set forth in the Exhibit Index.
      (b) Financial Statement Schedules
      All schedules have been omitted because they are not required or are not applicable or the required information is shown in the financial statements or notes thereto. For a complete list of financial statements, please see page F-1 of the prospectus which forms a part of this Registration Statement.

Item 17.	Undertakings
      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding)

is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes that:
      (1) For purposes of any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia on September 23, 2005.

GLOBAL SECURE CORP.

By:	/s/ CRAIG R. BANDES

Craig R. Bandes
Chief Executive Officer
SIGNATURES AND POWER OF ATTORNEY
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities indicated on September 23, 2005:

Signatures	Title

/s/ CRAIG R. BANDES Craig R. Bandes	President and Chief Executive Officer, Director (Principal Executive Officer)

* Charles A. Hasper	Chief Financial Officer and Director (Principal Financial and Accounting Officer)

* Gene W. Ray, Ph.D	Director

* John A. Moore, Jr.	Director

* Michael E. Recca	Director

* Anthony C. Warren, Ph.D.	Director

* Signed by attorney-in-fact

/s/ Craig R. Bandes Craig R. Bandes, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Document

1	.1*	Form of Underwriting Agreement
3	.1**	Certificate of Incorporation of the Company, as amended
3	.2**	Form of Amended and Restated Certificate of Incorporation of the Company, to be effective upon the closing of the offering to which this Registration Statement relates
3	.3**	Amended and Restated Bylaws of the Company
3	.4**	Form of Second Amended and Restated Bylaws of the Company, to be effective upon completion of the offering to which this Registration Statement relates
4	.1**	Specimen Common Stock Certificate
5	.1*	Opinion of DLA Piper Rudnick Gray Cary US LLP
10	.1**	Subcontract No. S2040823-1, dated as of August 23, 2004, between A-Tek, Inc. and Virtual Alert, Inc., as modified by Modification No. 01, dated as of October 29, 2004, Modification No. 02, dated as of November 15, 2004 and Modification No. 03, dated as of November 24, 2004†
10	.2**	Contract No. N00421-03-D-0001, dated as of September 27, 2002, between Naval Air Warfare Center and HazTrain, Inc.†
10	.3**	Global Secure 2003 Stock Incentive Plan
10	.4**	Global Secure 2005 Stock Incentive Plan
10	.5**	Form of ISO Agreement under 2005 Stock Incentive Plan
10	.6**	Form of NSO Agreement under 2005 Stock Incentive Plan
10	.7**	Option Agreement, dated April 15, 2003, between Global Secure Corp. and Craig R. Bandes
10	.8**	Option Agreement, dated March 1, 2004, between Global Secure Corp. and Craig R. Bandes
10	.9**	Option Agreement, dated April 1, 2004, between Global Secure Corp. and Craig R. Bandes
10	.10**	Option Agreement, dated August 24, 2004, between Global Secure Corp. and Craig R. Bandes
10	.11**	Option Agreement, dated May 6, 2005, between Global Secure Corp. and Craig R. Bandes
10	.12**	Option Agreement, dated August 24, 2004, between Global Secure Corp. and Michael E. Recca
10	.13**	Option Agreement, dated May 6, 2005, between Global Secure Corp. and Michael E. Recca
10	.14**	Option Agreement, dated August 24, 2004, between Global Secure Corp. and Gary Fromm
10	.15**	Option Agreement, dated May 6, 2005, between Global Secure Corp. and Gary Fromm
10	.16**	Option Agreement, dated August 24, 2004, between Global Secure Corp. and Stephen Shea
10	.17**	Option Agreement, dated May 6, 2005, between Global Secure Corp. and Stephen Shea
10	.18**	Option Agreement, dated August 24, 2004, between Global Secure Corp. and Ross Mandell
10	.19**	Option Agreement, dated May 6, 2005, between Global Secure Corp. and Ross Mandell
10	.20*	Employment Agreement between Global Secure Corp. and Craig R. Bandes
10	.21**	Employment Agreement, dated as of July 26, 2005, between Global Secure Corp. and Charles A. Hasper
10	.22*	Employment Agreement between Global Secure Corp. and Eric Galler
10	.23**	Employment Agreement, dated as of April 27, 2005, between HazTrain, Inc. and Tim Czysz
10	.24**	Employee Non-Disclosure and Proprietary Information Agreement, dated as of April 29, 2005, between HazTrain, Inc. and Tim Czysz
10	.25**	Employee Invention Agreement, dated as of April 29, 2005, between HazTrain, Inc. and Tim Czysz
10	.26**	Employment Agreement, dated as of February 28, 2005, between Virtual Alert, Inc. and Eric Shaffer

Exhibit
Number		Description of Document

10	.27**	Indemnification Agreement dated as of February 28, 2005 by and among Virtual Alert, Inc., Chris Popov, Daniel Desmond and Eric Shaffer
10	.28**	Offer letter addressed to Gene Ray from Global Secure Corp., dated July 26, 2005
10	.29**	Offer letter addressed to John Moore from Global Secure Corp., dated June 28, 2005
10	.30**	Offer letter addressed to Wayne M. Rehberger from Global Secure Corp., dated June 28, 2005
10	.31**	Offer letter addressed to Anthony Warren from Global Secure Corp., dated July 8, 2005
10.32		Form of indemnification agreement for directors and Section 16 executive officers
10	.33**	Services Agreement, dated April 15, 2003, between Global Secure Corp. and Sky Venture Capital, Inc.
10	.34**	Sales Agency Agreement, dated June 1, 2003, between Global Secure Corp. and Sky Capital, LLC
10	.35**	Warrant dated February 28, 2005 for 147,667 shares of common stock issued by Global Secure Corp. To Sky Capital UK Ltd.
10	.36**	Warrant dated August 8, 2005 for 824,700 shares of common stock issued by Global Secure Corp. To Sky Capital LLC
10	.37**	Consulting Agreement, dated February 23, 2004, between Global Secure Corp. and C. Thomas McMillen
10	.38**	Indemnification Agreement, dated February 23, 2004, between Global Secure Corp. and C. Thomas McMillen
10	.39**	Mutual General Release, dated February 23, 2004, between C. Thomas McMillen and Global Secure Corp.
10	.40**	Office Lease dated May 7, 2004 between TrizecHahn Watergate Office/ Retail/ Land LLC and Global Secure Corp.
10	.41**	Sublease Agreement dated June 2, 2005 between Schmeltzer, Aptaker & Shepard P.C. and Global Secure Corp.
10	.42**	Lease Agreement, dated October 14, 2004 between McClellan Business Park LLC and Virtual Alert, Inc.
10	.43**	Lease Agreement dated September 1, 2004 between Harry C Attick, Sr., Lucille M. Attick and HazTrain, Inc.
10	.44**	Stock Purchase Agreement dated as of February 28, 2005 between GlobalSecure Holdings, Ltd., Virtual Alert, Inc. and the stockholders of Virtual Alert, Inc.
10	.45**	Stock Purchase Agreement dated April 10, 2003 by and among GlobalSecure, Ltd., Neoterik Health Technologies, Inc. and principals of Neoterik Health Technologies, Inc.
10	.46**	Agreement and Plan of Merger dated as of December 15, 2003 by and among GlobalSecure Holdings, Ltd., GlobalSecure Merger Sub, Inc., HazTrain, Inc., Jerry L. Smith, Ph.D. and HazTrain Employee Stock Ownership Plan
10	.47**	Agreement and Plan of Merger dated April 1, 2003 by and among USA Secure Corp., GlobalSecure Ltd. and C. Thomas McMillen
10	.48**	Registration Rights Agreement, dated as of August 10, 2005, between Global Secure Corp. and C. Thomas McMillen
10	.49**	Lock-up Agreement, dated August , 2005, among Morgan Keegan & Company, Inc., Jefferies & Company, Inc. and C. Thomas McMillen
10	.50***	Investor Rights Agreement, dated as of August 9, 2005, between Global Secure Corp. and Sky Capital Enterprises Inc.
10	.51****	Registration Rights Agreement, dated as of August 9, 2005, between Global Secure Corp. and Sky Capital Enterprises, Inc.
10	.52*****	Registration Rights Agreement, dated as of August 9, 2005, between Global Secure Corp. and Ross H. Mandell

Exhibit
Number		Description of Document

10.53		Lease Agreement dated August 4, 2005 between American Physical Therapy Properties, Inc. and Global Secure Corp.
10.54		Correction to stock option, dated September 20, 2005, between Global Secure Corp. and Michael E. Recca
10.55		Correction to stock option, dated September 21, 2005, between Global Secure Corp. and Gary Fromm
10.56		Correction to stock option, dated September 20, 2005, between Global Secure Corp. and Stephen Shea
10.57		Correction to stock option, dated September 20, 2005, between Global Secure Corp. and Ross Mandell
21	.1**	Subsidiaries of Global Secure Corp.
23	.1*	Consent of DLA Piper Rudnick Gray Cary US LLP (contained in its opinion filed as Exhibit 5.1)
23.2		Consent of Independent Registered Public Accounting Firm
24	.1**	Power of Attorney (see signature page)

*	To be filed by amendment

**	Previously filed

***	Previously filed as Exhibit 4.2

****	Previously filed as Exhibit 4.3

*****	Previously filed as Exhibit 4.4

†	Confidential treatment has been requested for portions of this exhibit.